As filed with the Securities and Exchange Commission on January 3, 2019

Registration No. 333-228987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6035	20-8447891
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristy Berner, Esq.

Executive Vice President, General Counsel and Corporate Secretary

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Robert M. Mahoney President and Chief Executive Officer BSB Bancorp, Inc. 2 Leonard Street Belmont, Massachusetts 02478 (617) 484-6700	John J. Gorman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	20,535,504(1)	N/A	$306,184,364.64(2)	$37,109.55(3)(4)

(1)

Represents the maximum number of shares of People’s United Financial, Inc. (“People’s United”) common stock, par value $0.01 per share (“People’s United common stock”), estimated to be issuable upon completion of the merger described herein, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 26, 2018, by and between BSB Bancorp, Inc. (“BSB Bancorp”) and People’s United, which is attached to the proxy statement/prospectus as Annex A (the “merger agreement”). This number is based on the product of (i) an exchange ratio of 2.0 shares of People’s United common stock for each share of BSB Bancorp common stock, par value $0.01 per share (“BSB Bancorp common stock”), and (ii) the sum of (A) 9,776,429, the aggregate number of shares of BSB Bancorp common stock outstanding as of December 17, 2018, which number includes 439,663 shares of BSB Bancorp common stock granted in respect of BSB Bancorp restricted stock awards outstanding as of December 17, 2018 and that may be granted after such date and prior to the completion of the merger and 447,904, the aggregate number of shares of BSB Bancorp common stock held by the Belmont Savings Bank Employee Stock Ownership Plan, as of December 17, 2018, plus (B) 491,323, the aggregate number of shares of BSB Bancorp common stock reserved for issuance upon the exercise of BSB Bancorp stock options outstanding as of December 17, 2018 and that may be granted after such date and prior to the completion of the merger.

(2)

The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of BSB Bancorp common stock in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (i) the product of (A) $29.82, the average of the high and low prices per share of BSB Bancorp common stock as reported on the NASDAQ Capital Market on December 17, 2018, and (B) 10,267,752, the estimated maximum number of shares of BSB Bancorp common stock that may be exchanged for the merger consideration (calculated as shown in note (1) above).

(3)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act based on a rate of $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

(4)

Amount previously paid in connection with the filing of People’s United’s Registration Statement on Form S-4 (No. 333-228987), which was filed with the Securities and Exchange Commission on December 21, 2018.

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of People’s United common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 3, 2019

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

January [●], 2019

Dear Stockholder:

On November 26, 2018, BSB Bancorp, Inc. (which we refer to as “BSB Bancorp”) entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with People’s United Financial, Inc. (which we refer to as “People’s United”). Under the merger agreement, BSB Bancorp will merge with and into People’s United, with People’s United as the surviving corporation, in a transaction that we refer to as the “merger.” Immediately following the merger or at such later time as People’s United may determine, BSB Bancorp’s wholly-owned subsidiary, Belmont Savings Bank, will merge with and into People’s United’s wholly-owned subsidiary, People’s United Bank, National Association, with People’s United Bank, National Association as the surviving bank.

Under the terms and conditions of the merger agreement, each outstanding share of BSB Bancorp common stock, par value $0.01 per share (which we refer to as “BSB Bancorp common stock”), held immediately prior to the effective time of the merger, except for specified shares of BSB Bancorp common stock owned by BSB Bancorp or People’s United (which will be cancelled), will be converted into the right to receive 2.0 shares (which we refer to as the “merger consideration”) of People’s United common stock, par value $0.01 per share (which we refer to as “People’s United common stock”). The value of the merger consideration will depend on the market price of People’s United common stock on the effective date of the merger.

Shares of People’s United common stock are listed on the NASDAQ Global Select Market under the symbol “PBCT.” Shares of BSB Bancorp common stock are listed on the NASDAQ Capital Market (which we refer to, together with the NASDAQ Global Select Market, as “NASDAQ”) under the symbol “BLMT.” Based on the closing price of People’s United common stock on NASDAQ on November 26, 2018, the last trading day before public announcement of the merger, the value of the per share merger consideration payable to holders of BSB Bancorp common stock would be $32.42. Based on the closing price of People’s United common stock on NASDAQ on December 31, 2018, the last practicable trading date before the date of the attached proxy statement/prospectus, the value of the per share merger consideration payable to holders of BSB Bancorp common stock would be $28.86. You should obtain current market quotations for both People’s United common stock and BSB Bancorp common stock. Based on the number of shares of BSB Bancorp common stock outstanding and the number of shares of BSB Bancorp common stock issuable pursuant to outstanding BSB Bancorp stock options and other BSB Bancorp equity awards, in each case as of December 31, 2018, the total number of shares of People’s United common stock expected to be issued in connection with the merger is approximately 20,535,504. In addition, based on the number of issued and outstanding shares of People’s United common stock and BSB Bancorp common stock on December 31, 2018, and based on the exchange ratio of 2.0, holders of shares of BSB Bancorp common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 5.16% of the issued and outstanding shares of People’s United common stock immediately following the closing of the merger (without giving effect to any People’s United common stock held by BSB Bancorp’s stockholders prior to the merger).

BSB Bancorp will hold a special meeting of its stockholders (which we refer to as the “special meeting”) in connection with the merger. BSB Bancorp’s stockholders will be asked to vote to approve the merger, as described in the attached proxy statement/prospectus. The merger cannot be completed unless, among other things, the holders of a majority of the outstanding shares of BSB Bancorp common stock vote to approve the merger. At the special meeting, BSB Bancorp’s stockholders will also be asked to vote on (i) the non-binding, advisory proposal to approve the compensation that certain named executive officers of BSB Bancorp may receive that is based on or otherwise relates to the merger and (ii) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal. The special meeting of stockholders of BSB Bancorp will be held in the Cambridge Room at the Westin Waltham, 70 Third Avenue, Waltham, Massachusetts 02451 on February 27, 2019 at 10:00 a.m., local time. BSB Bancorp’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the approval of the merger, and “FOR” the other matters to be considered at the special meeting.

The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting of the stockholders of BSB Bancorp and the prospectus for the shares of People’s United common stock to be issued in the merger, includes detailed information about the special meeting, the merger and the documents related to the merger. We urge you to read the entire proxy statement/prospectus carefully, including the discussion of the risks related to the merger and owning People’s United common stock after the merger in the section titled “Risk Factors” beginning on page 27. You can also obtain information about BSB Bancorp and People’s United from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.

Your vote is very important. To ensure your representation at the special meeting, please promptly complete sign, date and return the enclosed proxy card to BSB Bancorp in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Sincerely,

Robert M. Mahoney

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of People’s United common stock to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated January [●], 2019, and is first being mailed to BSB Bancorp’s stockholders on or about January [●], 2019.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates by reference important business and financial information about People’s United Financial, Inc. (which we refer to as “People’s United”) and BSB Bancorp, Inc. (which we refer to as “BSB Bancorp”) from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with the proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by People’s United or BSB Bancorp at no cost from the SEC’s website at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from People’s United at www.peoples.com (“Investor Relations” tab under the heading “Financial Information” and under the subheading “Regulatory Filings”) or from BSB Bancorp at www.belmontsavings.com (“Investor Relations” tab under the heading “SEC Filings” and subheading “Documents”). Additionally, you may also request copies of these documents, including documents incorporated by reference into the proxy statement/prospectus, at no cost upon written or oral request by contacting the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc. 850 Main Street Bridgeport, Connecticut 06604 Attention: Investor Relations Telephone: (203) 338-4581	BSB Bancorp, Inc. 2 Leonard Street Belmont, Massachusetts 02478 Attention: Investor Relations Telephone: (617) 484-0613

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that BSB Bancorp’s stockholders requesting documents must do so by February 20, 2019, in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference into the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information,” beginning on page 107 of the accompanying proxy statement/prospectus. The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety.

If you have any questions concerning the merger, the other matters to be considered at the special meeting or the accompanying proxy statement/prospectus or need assistance voting your shares of BSB Bancorp common stock, please contact BSB Bancorp’s proxy solicitor at the address or telephone number listed below:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and brokers should call: (516) 933-3100	Stockholders should call: (888) 742-1305

Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

You should rely only on the information contained in, or incorporated by reference into, the proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the proxy statement/prospectus. The proxy statement/prospectus is dated January [●], 2019, and you should assume that the information in the proxy statement/prospectus is accurate only as of such date unless the information specifically indicates that another date applies.

The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

January [●], 2019

To the stockholders of BSB Bancorp, Inc.:

Notice is hereby given that a special meeting of stockholders (which we refer to as the “special meeting”) of BSB Bancorp, Inc., a Maryland corporation (which we refer to as “BSB Bancorp”), will be held in the Cambridge Room at the Westin Waltham, 70 Third Avenue, Waltham, Massachusetts 02451 on February 27, 2019 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

•

the approval of the merger of BSB Bancorp with and into People’s United Financial, Inc. (which we refer to as “People’s United”), with People’s United as the surviving corporation (we refer to such proposal as the “merger proposal”), pursuant to the Agreement and Plan of Merger, dated as of November 26, 2018, by and between BSB Bancorp and People’s United (which we refer to as the “merger agreement”);

•

the approval, on a non-binding, advisory basis, of the compensation that certain executive officers of BSB Bancorp may receive that is based on or otherwise relates to the merger (we refer to such proposal as the “compensation proposal”); and

•

the approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (we refer to such proposal as the “adjournment proposal”).

BSB Bancorp will transact no other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof.

BSB Bancorp’s board of directors has fixed the close of business on December 31, 2018 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting, and only stockholders of record on said date will be entitled to receive notice of and to vote at said meeting.

The affirmative vote of the holders of a majority of the outstanding shares of BSB Bancorp common stock is required to approve the merger proposal. Assuming a quorum is present, the affirmative vote of the holders of a majority of the votes cast at the special meeting is required to approve the compensation proposal and a majority of the votes present in person or by proxy is required to approve the adjournment proposal.

BSB Bancorp’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to BSB Bancorp in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of BSB Bancorp common stock are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. The failure to vote by not submitting your proxy or not attending the special meeting and voting in person will have the same effect as a vote against the merger proposal. Submitting a proxy now will NOT prevent you from being able to vote in person at the special meeting. If you hold your shares of BSB Bancorp common stock in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.

By Order of the Board of Directors,

John A. Citrano

Corporate Secretary

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.

Q:	What is the merger?

A:

BSB Bancorp, Inc. (which we refer to as “BSB Bancorp”) and People’s United Financial, Inc. (which we refer to as “People’s United”) have entered into an Agreement and Plan of Merger, dated as of November 26, 2018 (which we refer to as the “merger agreement”), pursuant to which BSB Bancorp will merge with and into People’s United, with People’s United as the surviving corporation (which we refer to as the “merger”). Immediately following the merger or at such later time as People’s United may determine, Belmont Savings Bank, a Massachusetts-chartered savings bank, will merge with and into People’s United Bank, National Association (which we refer to as “People’s United Bank”), with People’s United Bank as the surviving bank (which we refer to as the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Q:	Why am I receiving this proxy statement/prospectus?

A:

In order to complete the merger, BSB Bancorp’s stockholders must vote to approve the merger (we refer to such proposal as the “merger proposal”). BSB Bancorp will hold a special meeting of its stockholders to obtain this approval. We are delivering this proxy statement/prospectus to you as both a proxy statement of BSB Bancorp and a prospectus of People’s United. It is a proxy statement because BSB Bancorp’s board of directors is soliciting proxies from its stockholders to vote on the approval of the merger and related matters at a special meeting of stockholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because People’s United will issue People’s United common stock, par value $0.01 per share (which we refer to as “People’s United common stock”), to BSB Bancorp’s stockholders, and this prospectus contains information about that common stock.

This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of BSB Bancorp’s stockholders and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of BSB Bancorp common stock, par value $0.01 per share (which we refer to as “BSB Bancorp common stock”), without attending the special meeting in person. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What am I being asked to vote on?

A:	BSB Bancorp’s stockholders are being asked to vote on the following proposals:

•	the approval of the merger proposal;

•

the approval, on a non-binding, advisory basis, of the compensation that certain executive officers of BSB Bancorp may receive that is based on or otherwise relates to the merger (we refer to such proposal as the “compensation proposal”); and

•

the approval of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal (we refer to such proposal as the “adjournment proposal”).

Q:	What will I receive in the merger?

A:

If the merger is completed, each outstanding share of BSB Bancorp common stock held immediately prior to the effective time of the merger, except for specified shares of BSB Bancorp common stock owned by BSB Bancorp or People’s United (which will be cancelled), will be converted into the right to receive 2.0 shares of People’s United common stock (which we refer to as the “merger consideration”). People’s United will not issue any fractional shares of People’s United common stock in the merger. Instead, a stockholder of BSB Bancorp who otherwise would have received a fraction of a share of People’s United common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of People’s United common stock which such stockholder of BSB Bancorp (taking into account all fractional share interests to be received by such stockholder) would otherwise be entitled to receive.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the merger consideration is fixed, the value of the merger consideration is dependent upon the value of People’s United common stock and therefore will fluctuate with the market price of People’s United common stock. Accordingly, any change in the price of People’s United common stock prior to the merger will affect the market value of the merger consideration that BSB Bancorp’s stockholders will receive as a result of the merger.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of shares of BSB Bancorp common stock?

A:

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of People’s United and BSB Bancorp to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of BSB Bancorp common stock generally will not recognize gain or loss on the receipt of People’s United common stock in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of People’s United common stock. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 68.

Q:	What will happen to shares of People’s United common stock in the merger?

A:	Nothing. Each share of People’s United common stock outstanding will remain outstanding as a share of People’s United common stock following the effective time of the merger.

Q:	What are the conditions to completion of the merger?

A:

The obligations of People’s United and BSB Bancorp to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger proposal by BSB Bancorp’s stockholders. For more information, see “The Merger Agreement—Conditions to Complete the Merger,” beginning on page 86.

Q:	When do you expect the merger to be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the merger proposal by BSB Bancorp’s stockholders. While we expect the merger to be completed by the second quarter of 2019, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	When and where is the special meeting?

A:

The special meeting of stockholders of BSB Bancorp will be held in the Cambridge Room at the Westin Waltham, 70 Third Avenue, Waltham, Massachusetts 02451 on February 27, 2019 at 10:00 a.m., local time.

Q:	Who is entitled to vote at the special meeting?

A:

All holders of BSB Bancorp common stock who held shares at the close of business on the record date (December 31, 2018) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:

Stockholders representing a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BSB Bancorp common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Adjournment proposal:

•

Standard: Assuming a quorum is present, approval of the adjournment proposal, if necessary or required, requires the affirmative vote of the holders of a majority of the votes present in person or by proxy at the special meeting and entitled to vote thereon. If a quorum is not present, the adjournment proposal may nevertheless be approved by the affirmative vote of the holders of a majority in voting power of the BSB Bancorp common stock held by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

BSB Bancorp’s stockholders must approve the merger proposal in order for the merger to occur. BSB Bancorp’s stockholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If BSB Bancorp’s stockholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Q:	How does BSB Bancorp’s board of directors recommend that I vote?

A:

After careful consideration, BSB Bancorp’s board of directors unanimously recommends that BSB Bancorp’s stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors,” beginning on page 27.

Q:	What do I need to do now? How do I vote my shares of BSB Bancorp common stock?

A:

You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, People’s United and BSB Bancorp. If you are a stockholder of record as of the record date, you can ensure that your shares of BSB Bancorp common stock are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it to BSB Bancorp using the enclosed postage-paid envelope;

•	telephone, by calling toll free 1-800-652-8683 and following the recorded instructions; or

•	the Internet, by accessing the website www.investorvote.com/BLMT and following the instructions on the website.

If you intend to submit your proxy through the Internet or by telephone, you must do so by 11:59 P.M. Eastern Time on February 26, 2019, the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If you hold your shares of BSB Bancorp common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

If you are a participant in the Belmont Savings Bank Employee Stock Ownership Plan (which we refer to as the “ESOP”), you will have received voting instruction forms that reflect all shares of BSB Bancorp common stock for which you may direct the voting under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares of BSB Bancorp common stock held by the ESOP, but each ESOP participant may provide instructions to the trustee on how to vote the shares of BSB Bancorp common stock allocated to his or her plan account. The ESOP trustee will vote your shares of BSB Bancorp common stock in accordance with your instructions and, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares and allocated shares of BSB Bancorp common stock held by the ESOP for which no voting instructions were received in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is 5:00 p.m. Eastern Time on February 20, 2019.

Q:	Can I attend the special meeting and vote my shares of BSB Bancorp common stock in person?

A:

Yes. Although BSB Bancorp’s board of directors requests that you promptly return the proxy card accompanying this proxy statement/prospectus, all of BSB Bancorp’s stockholders who are holders of record as of the record date are invited to attend the special meeting. If you return the proxy card accompanying this proxy statement/prospectus, you may still attend the special meeting and vote your shares of BSB Bancorp common stock in person. If your shares of BSB Bancorp common stock are held in “street name,” you must obtain a “legal proxy,” executed in your favor, from the record holder of your shares of BSB Bancorp common stock, such as a bank, broker or other nominee, to vote your shares of BSB Bancorp common stock in person at the special meeting. If you plan to attend the special meeting, you must hold your shares of BSB Bancorp common stock in your own name or have a letter from the record holder of your shares of BSB Bancorp common stock confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. BSB Bancorp reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to BSB Bancorp in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described in the enclosed instructions as soon as possible. If you are then present and wish to vote your shares of BSB Bancorp common stock in person, your original proxy may be revoked by attending and voting at the special meeting.

Q:

If my shares of BSB Bancorp common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares of BSB Bancorp common stock for me?

A:

No. Your bank, broker or other nominee cannot vote your shares of BSB Bancorp common stock unless you provide instructions to your bank, broker or other nominee on how to vote. If your shares of BSB Bancorp common stock are held in “street name” through a bank, broker or other nominee, you must provide such bank, broker or other nominee with instructions on how to vote the shares. Please follow the instructions in the voting instruction form provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to BSB Bancorp, or by voting in person at the BSB Bancorp special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of BSB Bancorp common stock on behalf of their customers may not give a proxy to BSB Bancorp to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q:	Can I change my vote after I have submitted my signed proxy card?

A:

Yes. If you are a holder of record of BSB Bancorp common stock and you have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•

delivering a written notice bearing a date later than the date of your proxy card to the corporate secretary of BSB Bancorp, stating that you revoke your proxy, which notice must be received by BSB Bancorp prior to the beginning of the special meeting;

•

completing, signing, dating and returning to the corporate secretary of BSB Bancorp a new proxy card relating to the same shares of BSB Bancorp common stock and bearing a later date, which new proxy card must be received by BSB Bancorp prior to the beginning of the special meeting;

•	casting a new vote through the Internet or by telephone at any time before 11:59 P.M. Eastern Time on February 26, 2019, the day before the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or any duly executed new proxy, as the case may be, to BSB Bancorp at the following address:

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

Attn: John A. Citrano, Corporate Secretary

If you hold your shares of BSB Bancorp common stock in “street name” through a bank, broker or other nominee, you must contact your record holder to change your vote.

Q:	What happens if I sell my shares of BSB Bancorp common stock after the record date but before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of BSB Bancorp common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by BSB Bancorp’s stockholders pursuant to the merger. In order to receive the merger consideration, you must hold your shares of BSB Bancorp common stock through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

BSB Bancorp’s stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of BSB Bancorp common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares of BSB Bancorp common stock are voted.

Q:	Are BSB Bancorp’s stockholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the merger proposal?

A:

No. Stockholders of a Maryland corporation are not entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law (which we refer to as the “MGCL”) if the corporation’s stock is listed on a national securities exchange. BSB Bancorp’s stock is listed on the NASDAQ Capital Market. Furthermore, under BSB Bancorp’s articles of incorporation (which we refer to as the “articles of incorporation of BSB Bancorp” or “BSB Bancorp’s articles of incorporation”), BSB Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under the MGCL, unless BSB Bancorp’s board of directors determines that such rights apply with respect to a transaction. The board of directors has not made such a determination with respect to the merger. Accordingly, the stockholders of BSB Bancorp do not have appraisal or dissenters’ rights with respect to the merger.

Q:	What are the interests of BSB Bancorp’s executive officers and directors in the merger, if any?

A:

Some of the directors and executive officers of BSB Bancorp have financial interests in the merger that are different from, or in addition to, the interests of BSB Bancorp’s other stockholders generally. These interests include rights of executive officers under their existing severance agreements; rights of certain executive officers to enhanced benefits under a supplemental executive retirement plan; rights under BSB Bancorp’s equity-based benefit programs and awards, including the acceleration of vesting of restricted stock awards, and with respect to one director, stock options, and with respect to another director, phantom stock awards; rights of all eligible employees under the ESOP and with respect to BSB Bancorp’s annual cash bonus and cash incentive plans; and rights to continued indemnification and insurance coverage by People’s United after the merger for acts and omissions occurring on or before completion of the merger. The boards of directors of BSB Bancorp and People’s United were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, BSB Bancorp’s stockholders will not receive any consideration for their shares of BSB Bancorp common stock in connection with the merger. Instead, BSB Bancorp will remain an independent, public company, and BSB Bancorp common stock will continue to be listed and traded on the NASDAQ Capital Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by BSB Bancorp. For a complete discussion of the circumstances under which a termination fee will be required to be paid, see “The Merger Agreement—Termination Fee,” beginning on page 88.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is complete, you will receive separate written instructions for surrendering your shares of BSB Bancorp common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card. If your shares of BSB Bancorp common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the completion of the merger, shares of BSB Bancorp common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:	Where can I find more information about the companies?

A:	You can find more information about People’s United and BSB Bancorp from the various sources described under “Where You Can Find More Information,” beginning on page 107.

Q:	Will a proxy solicitor be used?

A:

Yes. BSB Bancorp has engaged Laurel Hill Advisory Group, LLC (which we refer to as “Laurel Hill”) to assist in the solicitation of proxies for the special meeting, and BSB Bancorp estimates it will pay Laurel Hill a fee of approximately $6,000 plus certain expenses. BSB Bancorp has also agreed to indemnify Laurel Hill against certain losses. In addition, BSB Bancorp and its officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (which we refer to as the “SEC”) permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholders provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of BSB Bancorp common stock held through brokerage firms. If your family has multiple accounts holding BSB Bancorp common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Whom should I call with questions?

A:

You may contact People’s United or BSB Bancorp at the telephone numbers listed under “Where You Can Find More Information,” beginning on page 107. In each case, please ask to speak with a representative in the departments identified in that section. You may also contact Laurel Hill, BSB Bancorp’s proxy solicitor. Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. For more information, see “Where You Can Find More Information,” beginning on page 107. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies (page 44)

People’s United

People’s United is the holding company of People’s United Bank. At September 30, 2018, People’s United had total consolidated assets of $44.1 billion, approximately 400 branches across six states and approximately 600 ATMs. A diversified financial services company founded in 1842, People’s United provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers. The address of People’s United’s principal executive offices is 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171.

BSB Bancorp

BSB Bancorp is the holding company for Belmont Savings Bank. Belmont Savings Bank is a Massachusetts savings bank dedicated to quality, convenience, and personalized service. Belmont Savings Bank builds on a proud history of financial strength and a tradition of active involvement in the community. Belmont Savings Bank provides a full range of banking services for professional commercial real estate investors, developers and managers as well as individuals and local small business owners through two full-service offices in Belmont, one full-service office in Watertown, and three Star Market branches in Waltham, Newton and Cambridge.

At September 30, 2018, BSB Bancorp, on a consolidated basis, had total assets of $2.97 billion, total deposits of $1.95 billion and stockholders’ equity of $198 million. The address of BSB Bancorp’s principal executive offices is 2 Leonard Street, Belmont, Massachusetts 02478, and its telephone number is (617) 484-6700.

The Merger (page 45)

BSB Bancorp and People’s United have entered into the merger agreement, pursuant to which BSB Bancorp will merge with and into People’s United, with People’s United as the surviving corporation in the merger. The merger agreement is attached to this proxy statement/prospectus as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

What BSB Bancorp’s Stockholders Will Receive in the Merger

If the merger is completed, each outstanding share of BSB Bancorp common stock, held immediately prior to the effective time of the merger, except for shares of BSB Bancorp common stock owned by BSB Bancorp as treasury stock or otherwise owned by BSB Bancorp or People’s United (in each case other than shares of BSB Bancorp common stock (1) held in any BSB Bancorp benefit plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (2) held, directly or indirectly, in respect of debts previously contracted) (which will be cancelled), will be converted into the right to receive 2.0 shares of People’s United common stock.

Based on the $14.43 closing price of People’s United common stock on the NASDAQ Global Select Market (which we refer to, together with the NASDAQ Capital Market, as “NASDAQ”) on December 31, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, BSB Bancorp’s stockholders will receive shares of People’s United common stock having a value of approximately $28.86 for each share of BSB Bancorp common stock that is exchanged for People’s United common stock.

What Holders of BSB Bancorp Equity Awards Will Receive in the Merger

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each option to purchase shares of BSB Bancorp common stock, whether vested or unvested, outstanding and unexercised immediately prior to the effective time (which we refer to as a “BSB Bancorp stock option”), will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the quotient of (A) the product of (x) the number of shares of BSB Bancorp common stock subject to such BSB Bancorp stock option and (y) the excess, if any, of the per share stock consideration over the exercise price per share of BSB Bancorp common stock subject to such BSB Bancorp stock option, divided by (B) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger, with cash payable in lieu of any fractional shares. The “per share stock consideration” means the exchange ratio of 2.0 times the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger. The consideration payable in respect of BSB Bancorp stock options will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each other BSB Bancorp equity award (which we refer to as an “other BSB Bancorp equity award”) that is outstanding immediately prior to the effective time (whether vested or unvested), will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (A) the number of shares of BSB Bancorp common stock subject to such other BSB Bancorp equity award and (B) the exchange ratio of 2.0, with cash payable in lieu of fractional shares. The consideration payable in respect of other BSB Bancorp equity awards will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

At the effective time of the merger, subject to the terms and conditions of the merger agreement, each BSB Bancorp phantom stock award (which we refer to as a “BSB Bancorp phantom stock award”) that is outstanding immediately prior to the effective time (whether vested or unvested), will be cancelled and converted automatically into the right to receive an amount in cash (rounded down to the nearest cent) equal to the per share stock consideration in respect of each share of BSB Bancorp common stock underlying such BSB Bancorp phantom stock award. The consideration payable in respect of BSB Bancorp phantom stock awards will be paid together with any accrued but unpaid dividend equivalents corresponding to such BSB Bancorp phantom stock awards.

Accounting Treatment of the Merger (page 70)

People’s United will account for the merger as a purchase for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 68)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of People’s United and BSB

Bancorp to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of BSB Bancorp common stock generally will not recognize gain or loss with respect to People’s United common stock received in the merger, but will recognize gain or loss with respect to any cash received in lieu of fractional shares of People’s United common stock.

For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 68.

Opinion of BSB Bancorp’s Financial Advisor (page 51)

At the meeting of BSB Bancorp’s board of directors on November 26, 2018, at which BSB Bancorp’s board of directors considered the merger agreement, J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) rendered its oral opinion to BSB Bancorp’s board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions, considerations, qualifications and limitations set forth in such opinion, the consideration to be paid to the holders of BSB Bancorp common stock in the merger was fair, from a financial point of view, to such holders.

The J.P. Morgan written opinion, dated November 26, 2018, is sometimes referred to herein as the J.P. Morgan opinion. The full text of the J.P. Morgan opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. BSB Bancorp stockholders should read the J.P. Morgan opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to BSB Bancorp’s board of directors, is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of BSB Bancorp common stock in the merger and does not constitute a recommendation to any holder of shares of BSB Bancorp common stock as to how such stockholder should vote with respect to the merger or any other matter, or whether to take any other action with respect to the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to BSB Bancorp’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger. The consideration to be paid to the holders of shares of BSB Bancorp common stock was determined in negotiations between People’s United and BSB Bancorp, and the decision to approve and recommend the transactions contemplated by the merger agreement to BSB Bancorp’s stockholders was made independently by BSB Bancorp’s board of directors. J.P. Morgan’s opinion and financial analyses were among the many factors considered by BSB Bancorp’s board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of BSB Bancorp’s board of directors or BSB Bancorp’s management with respect to the consideration or the transactions contemplated by the merger agreement.

For more information, see the section entitled “The Merger—Opinion of BSB Bancorp’s Financial Advisor” on page 51 of this proxy statement/prospectus and the copy of the J.P. Morgan opinion included in this proxy statement/prospectus as Annex B.

Recommendation of BSB Bancorp’s Board of Directors (page 36)

BSB Bancorp’s board of directors has determined that the merger is advisable, fair to and in the best interests of BSB Bancorp and its stockholders. BSB Bancorp’s board of directors unanimously recommends that BSB Bancorp’s stockholders vote “FOR” the approval of the merger proposal and “FOR” the other matters to be considered at the special meeting.

Interests of BSB Bancorp’s Directors and Executive Officers in the Merger (page 60)

In considering the recommendation of BSB Bancorp’s board of directors with respect to the merger, BSB Bancorp’s stockholders should be aware that the directors and executive officers of BSB Bancorp have certain interests in the merger that may be different from, or in addition to, the interests of BSB Bancorp’s stockholders generally. BSB Bancorp’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that BSB Bancorp’s stockholders vote to approve the merger proposal.

These interests include:

•

BSB Bancorp stock options (including those held by the directors and executive officers), whether vested or unvested, will be cancelled and converted automatically into the right to receive shares of common stock of People’s United with a value equal to the difference between the merger consideration and the applicable exercise price, less applicable withholding obligations;

•

Other BSB Bancorp equity awards (including shares of restricted stock and including those held by the directors and executive officers), whether vested or unvested, will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the product of (i) the number of shares of BSB Bancorp’s common stock subject to such other BSB Bancorp equity award and (ii) the exchange ratio of 2.0, less applicable withholding obligations;

•

Any BSB Bancorp phantom stock awards (including those held by the directors) will vest and be paid out upon certain qualifying terminations of service at or following a change in control, including the merger;

•

Certain of BSB Bancorp’s executive officers are party to severance agreements that provide for severance benefits upon certain qualifying terminations of employment at or following a change in control, including the merger;

•

Certain of BSB Bancorp’s executive officers participate in the Belmont Savings Bank Supplemental Executive Retirement Plan (which we refer to as the “SERP”), which provides for additional credited years of service upon certain qualifying terminations of employment for use in the calculation of benefits due thereunder, which benefits may be accelerated and distributed to the extent that the SERP is terminated in connection with the merger;

•

The merger agreement provides that, for the calendar year in which the effective time of the merger occurs, People’s United (or People’s United Bank) will pay to continuing employees (including executive officers) an annual cash bonus or annual cash incentive award which, subject to an employee’s continued employment through the payment date, will be in an amount that is not less than the amount calculated under the applicable BSB Bancorp bonus or incentive plan, based on actual performance of BSB Bancorp through the effective time of the merger (assuming target levels are achieved for individual weighting under the applicable plan), prorated for the portion of the calendar year in which the effective time of the merger occurs between January of that year and the effective time of the merger;

•

BSB Bancorp’s Chief Executive Officer, Mr. Robert Mahoney, has entered into a non-competition agreement with People’s United Bank, effective as of the effective time of the merger, pursuant to which Mr. Mahoney has agreed to certain covenants of non-competition and non-solicitation of employees and customers for specified periods following the effective time of the merger, and pursuant to which Mr. Mahoney receives certain federal tax-related benefits based on the value of the non-competition covenant as well as office space and secretarial support for a period of time following the effective time of the merger; and

•	BSB Bancorp’s directors and executive officers are entitled to continued indemnification and professional insurance coverage under the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger” beginning on page 60.

People’s United’s Board of Directors After the Merger (page 67)

People’s United’s board of directors will not change in connection with the merger and the other transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers (page 86)

BSB Bancorp has agreed not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, engage or participate in any negotiations concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any proposals from third parties regarding acquiring BSB Bancorp or its businesses (except to seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party or to notify a person that has made or, to the knowledge of BSB Bancorp, is considering making an acquisition proposal, of the existence of these restrictions). However, if BSB Bancorp receives an unsolicited bona fide written acquisition proposal from a third party prior to the approval of the merger proposal by BSB Bancorp’s stockholders, BSB Bancorp may furnish or cause to be furnished nonpublic information or data to such third party and participate in negotiations or discussions with such third party if, among other steps, BSB Bancorp’s board of directors concludes in good faith that failure to take such actions would violate its fiduciary duties under applicable law and prior to providing any such nonpublic information, BSB Bancorp will have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between BSB Bancorp and People’s United and which shall not provide such third party with any exclusive right to negotiate with BSB Bancorp. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 86.

Regulatory Approvals Required for the Merger (page 70)

Subject to the terms of the merger agreement, both BSB Bancorp and People’s United have agreed to use their reasonable best efforts to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, and comply with the terms and conditions of such approvals. These approvals include approvals from (or waivers of such approvals by) the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), the Office of the Comptroller of the Currency (which we refer to as the “OCC”) and the Commonwealth of Massachusetts Division of Banks (which we refer to as the “Massachusetts DOB”). Notifications regarding, and/or applications requesting approval for, the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations, including the Massachusetts Housing Partnership Fund. People’s United has filed applications to obtain the necessary regulatory approvals or waivers of such approvals. People’s United received a determination, dated December 19, 2018, from the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the Bank Holding Company Act of 1956 (which we refer to as the “BHC Act”) for the transactions contemplated by the merger agreement. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although People’s United does not know of any reason why it would not be able to obtain the necessary regulatory approvals in a timely manner, People’s United cannot be certain when or if it will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to People’s United or its subsidiaries after the completion of the merger, or will contain any condition or restriction that would reasonably be expected to have a material adverse effect on People’s United and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to BSB Bancorp and its subsidiaries, taken as a whole) (which we refer to as a “materially burdensome regulatory condition”). For more information regarding the regulatory approvals to which completion of the merger and bank merger are subject, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 70.

Conditions to Complete the Merger (page 86)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (i) the approval of the merger proposal by the requisite vote of BSB Bancorp’s stockholders; (ii) the authorization for listing on NASDAQ of the shares of People’s United common stock to be issued pursuant to the merger; (iii) the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of a materially burdensome regulatory condition; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the People’s United common stock to be issued upon the consummation of the merger; (v) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (vi) subject to certain exceptions and materiality standards provided in the merger agreement, the accuracy of the representations and warranties of each of People’s United and BSB Bancorp; (vii) performance in all material respects by each of People’s United and BSB Bancorp of its respective obligations under the merger agreement; and (viii) receipt by each of People’s United and BSB Bancorp of an opinion from its respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither BSB Bancorp nor People’s United can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement—Conditions to Complete the Merger,” beginning on page 86.

Termination of the Merger Agreement (page 87)

The merger agreement may be terminated at any time by People’s United or BSB Bancorp prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of People’s United and BSB Bancorp;

•

by either People’s United or BSB Bancorp, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either People’s United or BSB Bancorp, if the merger is not consummated by November 26, 2019 (which we refer to as the “termination date”), unless the failure of the merger to be consummated by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•

by either People’s United or BSB Bancorp, if there is a breach by the other party of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) of such other party set forth in the merger agreement that would, individually or in the aggregate with other breaches by such party, result in failure of the conditions to the terminating party’s obligations to complete the merger to be satisfied, unless the breach is cured by the earlier of the termination date and 45 days following written notice of the breach (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such terminating party set forth in the merger agreement); and

•

by People’s United, if (i) prior to the approval by BSB Bancorp’s stockholders of the merger agreement, BSB Bancorp or its board of directors (A) submits the merger agreement to the BSB Bancorp stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or publicly discloses an intention to do so), or recommends to its stockholders an acquisition proposal other than the merger, or (B) breaches its obligation to call and hold the special meeting of BSB Bancorp’s stockholders (which we refer to as the “special meeting”) for the purpose of voting on the merger proposal or materially breaches its obligation not to solicit other offers or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of BSB Bancorp common stock is commenced (other than by People’s United or its subsidiaries) and BSB Bancorp’s board of directors recommends that BSB Bancorp’s stockholders tender or exchange their shares (or fails to recommend a rejection of such tender or exchange offer within 10 business days).

For more information, see “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 87.

Termination Fee (page 88)

If the merger agreement is terminated under certain circumstances, BSB Bancorp may be required to pay to People’s United a termination fee equal to $12.5 million (which we refer to as the “termination fee”). This termination fee could discourage other companies from seeking to acquire or merge with BSB Bancorp. For more information, see “The Merger Agreement—Termination Fee,” beginning on page 88.

Amendment, Waiver and Extension of the Merger Agreement (page 89)

People’s United and BSB Bancorp may jointly amend the merger agreement, and each of People’s United and BSB Bancorp may waive its right to require the other party to comply with particular provisions of the merger agreement. However, People’s United and BSB Bancorp may not amend the merger agreement after BSB Bancorp’s stockholders have approved the merger if the amendment would legally require further approval by BSB Bancorp’s stockholders without first obtaining such further approval.

For more information, see “The Merger Agreement—Amendment, Waiver and Extension of the Merger Agreement,” beginning on page 89.

The Special Meeting of BSB Bancorp’s Stockholders (page 36)

BSB Bancorp will hold its special meeting of stockholders in the Cambridge Room at the Westin Waltham, 70 Third Avenue, Waltham, Massachusetts 02451 on February 27, 2019 at 10:00 a.m., local time. At the special meeting you will be asked to vote upon the following matters (each as described in more detail in “The Proposals” beginning on page 42):

•	the merger proposal;

•	the compensation proposal; and

•	the adjournment proposal.

You can vote at the BSB Bancorp special meeting of stockholders if you owned BSB Bancorp common stock at the close of business on December 31, 2018 (which we refer to as the “record date”). As of that date, there were approximately 9,776,429 shares of BSB Bancorp common stock outstanding and entitled to vote, approximately 1,083,917 of which, or 11.09%, were owned beneficially or of record by directors and officers of BSB Bancorp. You can cast one vote for each share of BSB Bancorp common stock that you owned on that date.

Stockholders representing a majority of the shares entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, for there to be a quorum at the special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of BSB Bancorp common stock is required to approve the merger proposal. Assuming a quorum is present, the affirmative vote of the holders of a majority of the votes cast at the special meeting is required to approve the compensation proposal and a majority of the votes present in person or by proxy is required to approve the adjournment proposal.

BSB Bancorp’s stockholders must approve the merger proposal in order for the merger to occur. BSB Bancorp’s stockholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If BSB Bancorp’s stockholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

No Appraisal Rights (page 74)

Stockholders of a Maryland corporation are not entitled to exercise any rights of an objecting stockholder under the MGCL if the corporation’s stock is listed on a national securities exchange. BSB Bancorp’s stock is listed on NASDAQ. Furthermore, under BSB Bancorp’s articles of incorporation, BSB Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under the MGCL, unless BSB Bancorp’s board of directors determines that such rights apply with respect to a transaction. The board of directors has not made such a determination with respect to the merger. Accordingly, the BSB Bancorp stockholders will not be entitled to assert any appraisal or dissenters’ rights with respect to their shares of BSB Bancorp common stock in connection with the merger. For additional information, see “The Merger—No Appraisal Rights,” beginning on page 74.

Comparison of Stockholder Rights (page 92)

The rights of BSB Bancorp stockholders will change as a result of the merger. The rights of BSB Bancorp stockholders are governed by Maryland law and by BSB Bancorp’s articles of incorporation and BSB Bancorp’s bylaws (which we refer to as the “bylaws of BSB Bancorp” or “BSB Bancorp’s bylaws”). Upon completion of the merger, BSB Bancorp’s stockholders will become People’s United stockholders, and their rights will be governed by Delaware law and People’s United’s third amended and restated certificate of incorporation (which we refer to as the “certificate of incorporation of People’s United” or “People’s United’s certificate of incorporation”) and People’s United’s amended eighth amended and restated bylaws (which we refer to as the “bylaws of People’s United” or “People’s United’s bylaws”). For additional information regarding the different rights of stockholders of People’s United than stockholders of BSB Bancorp, see “Comparison of Stockholder Rights,” beginning on page 92.

Risk Factors (page 27)

You should consider all of the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors,” beginning on page 27.

SELECTED HISTORICAL FINANCIAL DATA OF PEOPLE’S UNITED

People’s United is providing the following information to aid you in your analysis of the financial aspects of the merger. People’s United derived the financial information as of and for the fiscal years ended December 31, 2013 through December 31, 2017 from its historical audited financial statements for these fiscal years. People’s United derived the financial information as of and for the nine months ended September 30, 2018 and 2017 from its unaudited financial statements, which financial statements include, in the opinion of People’s United management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of those results.

The results for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2018. This information is only a summary, and you should read it in conjunction with People’s United’s consolidated financial statements and the related notes contained in People’s United’s periodic reports filed with the SEC that have been incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

	As of and for the Nine Months Ended September 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in millions, except per common share data)
Selected Financial Condition Data:
Total assets	$44,133	$43,998	$44,453	$40,610	$38,947	$36,022	$33,219
Loans	32,199	32,384	32,575	29,745	28,411	26,592	24,390
Securities	7,385	6,914	7,043	6,738	6,449	5,012	5,033
Short-term investments(1)	128	303	378	182	380	769	124
Allowance for loan losses	238	233	234	229	211	198	188
Goodwill and other acquisition-related intangible assets	2,569	2,568	2,560	2,142	2,088	2,103	2,127
Deposits	33,210	32,547	33,056	29,861	28,417	26,138	22,557
Borrowings	3,392	4,144	4,104	4,057	4,307	3,692	5,057
Notes and debentures	886	906	902	1,030	1,033	1,027	636
Stockholders’ equity	5,959	5,746	5,820	5,142	4,732	4,633	4,568
Non-performing assets(2)	173	191	168	167	182	224	248

Financial Results:
Net interest income—FTE(3)	$922.9	$839.1	$1,143.2	$1,004.5	$957.3	$931.1	$905.8
Provision for loan losses	20.1	18.5	26.0	36.6	33.4	40.6	43.7
Net security gains (losses)(4)	0.2	(15.6)	(25.4)	(5.9)	—	3.0	—
All other non-interest income(5)	277.4	281.2	378.3	348.6	352.4	347.8	341.7
Non-interest expense(6)	733.4	720.5	960.3	868.8	860.6	841.5	839.0
Income from continuing operations	335.1	230.9	337.2	281.0	260.1	251.7	232.4
Net income	335.1	230.9	337.2	281.0	260.1	251.7	232.4
Net income available to common stockholders	324.6	220.4	323.1	279.2	260.1	251.7	232.4

	As of and for the Nine Months Ended September 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets(7)	1.01%	0.73%	0.79%	0.71%	0.71%	0.75%	0.75%
Return on average common equity(8)	7.7	5.6	6.0	5.8	5.5	5.4	4.9
Return on average tangible common equity(8)	14.1	10.0	11.0	10.2	10.0	10.0	8.9
Net interest margin(9)	3.10	2.94	2.98	2.80	2.88	3.09	3.31
Net interest rate spread	3.05	2.92	2.95	2.78	2.86	3.07	3.28
Efficiency ratio	58.2	58.3	57.7	60.5	61.5	62.1	62.3
Average interest-earning assets to average interest-bearing liabilities	134.25	131.63	132.04	127.94	128.07	129.27	131.55

Common Share Data:
Basic earnings per common share	$0.95	$0.67	$0.98	$0.92	$0.86	$0.84	$0.74
Diluted earnings per common share	0.94	0.67	0.97	0.92	0.86	0.84	0.74
Dividends paid per common share	0.5225	0.5150	0.6875	0.6775	0.6675	0.6575	0.6475
Book value per common share (end of period)	16.69	16.29	16.40	15.85	15.62	15.44	15.28
Tangible book value per common share (end of period)(10)	9.19	8.68	8.87	8.92	8.73	8.43	8.17
Common dividend payout ratio	55.1%	76.8%	70.6%	73.7%	77.3%	78.2%	88.1%

Capital Ratios:
Average stockholders’ equity to average total assets	13.3%	13.1%	13.1%	12.2%	12.7%	13.7%	15.3%
Stockholders’ equity to total assets	13.5	13.1	13.1	12.7	12.1	12.9	13.8
Tangible common equity to tangible assets(10)	7.6	7.1	7.2	7.2	7.2	7.5	7.9

Regulatory Capital Ratios(11):
Leverage (core) capital	8.7%	8.3%	8.3%	8.4%	8.0%	7.9%	8.3%
Tier 1 risk-based capital	11.0	10.2	10.4	10.7	9.8	9.8	10.2
Total risk-based capital	12.8	12.0	12.2	12.5	11.7	12.2	11.3

	As of and for the Nine Months Ended September 30,		As of and for the Fiscal Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Asset Quality Ratios:
Originated non-performing loans to originated loans(12)	0.53%	0.59%	0.49%	0.51%	0.58%	0.77%	0.95%
Non-performing assets to:
Originated loans, REO and repossessed assets(12)	0.57	0.64	0.56	0.57	0.66	0.88	1.08
Tangible stockholders’ equity and originated allowance for loan losses	4.78	5.60	4.81	5.19	6.38	8.24	9.47
Net loan charge-offs to average total loans(9)	0.07	0.06	0.07	0.06	0.08	0.12	0.19
Originated allowance for loan losses to:
Originated non-performing loans(12)	147.9	131.6	155.2	150.6	127.3	95.5	81.9
Originated loans(12)	0.78	0.77	0.77	0.77	0.73	0.74	0.78

(1)	Includes securities purchased under agreements to resell.
(2)

Excludes “acquired” loans (see note 12 below) that meet People’s United’s definition of a non-performing loan, but for which the risk of credit loss has been considered by virtue of People’s United’s estimate of acquisition-date fair value and/or the existence of an FDIC loss-share agreement.

(3)	Fully taxable equivalent basis.
(4)

Includes $10.0 million in security losses (considered non-operating) for the fiscal year ended December 31, 2017 incurred as a tax planning strategy in response to tax reform enacted on December 22, 2017.

(5)	Includes $9.2 million and $20.6 million of non-operating income for the fiscal years ended December 31, 2015 and 2014, respectively.
(6)

Includes $3.4 million and $29.0 million of non-operating expenses for the nine months ended September 30, 2018 and 2017, respectively. Includes $30.6 million, $4.7 million, $12.9 million, $9.5 million and $12.7 million of non-operating expenses for the fiscal years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

(7)	Calculated based on net income for all periods. Nine month ratios are presented on an annualized basis.
(8)	Calculated based on net income available to common stockholders for all periods. Nine month ratios are presented on an annualized basis.
(9)	Nine month ratios are presented on an annualized basis.
(10)

The tangible common equity ratio is the ratio of (i) tangible common equity (total stockholders’ equity less preferred stock, goodwill and other acquisition-related intangible assets) (the numerator) to (ii) tangible assets (total assets less goodwill and other acquisition-related intangible assets) (the denominator). Tangible book value per common share is calculated by dividing tangible common equity by common shares (total common shares issued, less common shares classified as treasury shares and unallocated People’s United Employee Stock Ownership Plan common shares).

(11)	Effective January 1, 2015, all regulatory capital ratios are calculated in accordance with BASEL III capital rules.
(12)

Calculations exclude “acquired” loans, which represent the acquisition-date portfolios in People’s United’s acquisitions that are accounted for as loan pools. “Originated” loans represent all loans other than acquired loans. Including acquired loans and acquired non-performing loans at September 30, 2018, non-performing loans were 0.59% of total loans and non-performing assets were 0.64% of total loans, REO and repossessed assets.

SELECTED HISTORICAL FINANCIAL DATA OF BSB BANCORP

The following selected consolidated financial information for the fiscal years ended December 31, 2013 through December 31, 2017 is derived from audited financial statements of BSB Bancorp. The financial information as of and for the nine months ended September 30, 2018 and 2017 are derived from unaudited financial statements, which financial statements include, in the opinion of BSB Bancorp’s management, all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of those results. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018, and you should not assume the results of operations for any past periods indicate results for any future period. This information is only a summary, and you should read it in conjunction with BSB Bancorp’s consolidated financial statements and the related notes contained in BSB Bancorp’s periodic reports filed with the SEC that have been incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in thousands)
Selected Financial Condition Data:
Total assets	$2,971,807	$2,499,698	$2,676,565	$2,158,704	$1,812,916	$1,425,550	$1,054,619
Cash and cash equivalents	133,621	76,446	110,888	58,876	51,261	51,767	38,042
Investment securities—available for sale	4,035	22,108	16,921	22,048	21,876	22,079	21,921
Investment securities—held to maturity	150,981	139,291	160,090	130,197	137,119	118,528	119,776
Loans receivable, net	2,570,105	2,172,099	2,296,958	1,866,035	1,534,957	1,179,399	839,013
Federal Home Loan Bank stock	37,412	28,317	32,382	25,071	18,309	13,712	7,712
Bank-owned life insurance	37,770	36,681	36,967	35,842	29,787	23,888	13,325
Deposits	1,948,328	1,714,763	1,751,251	1,469,422	1,269,519	984,562	764,753
Federal Home Loan Bank advances	794,250	587,250	723,150	508,850	374,000	285,100	142,100
Securities sold under agreements to repurchase	2,254	1,861	3,268	1,985	3,695	1,392	2,127
Other borrowed funds	—	—	—	—	1,020	1,067	1,113
Total stockholders’ equity	197,950	175,561	178,029	160,921	146,203	137,010	130,421

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
(dollars in thousands)
Selected Operating Data:
Interest and dividend income	$71,945	$56,028	$77,143	$61,621	$48,406	$38,652	$30,968
Interest expense	26,295	14,640	21,054	14,231	10,194	7,051	4,987

Net interest and dividend income	45,650	41,388	56,089	47,390	38,212	31,601	25,981
Provision for loan losses	1,192	2,070	2,762	2,385	2,317	1,552	1,498

Net interest and dividend income after provision for loan losses	44,458	39,318	53,327	45,005	35,895	30,049	24,483
Noninterest income	3,742	2,509	3,627	2,750	3,165	3,294	3,610
Noninterest expense	23,305	23,049	30,686	28,349	27,824	26,490	25,091

Income before income tax expense	24,895	18,778	26,268	19,406	11,236	6,853	3,002
Income tax expense	6,589	6,500	11,882	7,425	4,322	2,562	1,042

Net income	$18,306	$12,278	$14,386	$11,981	$6,914	$4,291	$1,960

Selected Financial Ratios and Other Data(1):
Performance Ratios:
Return on average assets	0.87%	0.71%	0.61%	0.61%	0.44%	0.35%	0.21%
Return on average stockholders’ equity	12.96	9.74	8.40	7.78	4.87	3.20	1.50
Interest rate spread(2)	1.99	2.27	2.24	2.32	2.33	2.47	2.69
Net interest margin(3)	2.17	2.41	2.38	2.45	2.48	2.64	2.89
Efficiency ratio(4)	47.18	52.51	51.39	56.54	67.25	75.91	84.79
Noninterest expense to average total assets	1.11	1.33	1.29	1.44	1.77	2.16	2.72
Average interest-earning assets to average interest-bearing liabilities	114.09	116.13	115.96	118.26	122.46	128.79	137.34
Average stockholders’ equity to average total assets	6.72	7.28	7.21	7.83	9.01	10.91	14.11

Asset Quality Ratios:
Non-performing assets to total assets	0.04%	0.07%	0.05%	0.08%	0.20%	0.20%	0.39%
Non-performing loans to total loans	0.05	0.07	0.06	0.10	0.24	0.23	0.49
Allowance for loan losses to non-performing loans	1464.07	960.64	1185.47	746.84	309.56	320.59	193.39
Allowance for loan losses to total loans	0.68	0.72	0.71	0.73	0.73	0.75	0.95

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Capital Ratios(5):
Total capital to risk-weighted assets	11.69%	11.53%	11.30%	11.72%	12.22%	12.99%	16.30%
Tier 1 capital to risk-weighted assets	10.74	10.59	10.35	10.80	11.34	12.19	15.35
Common Equity Tier 1 Capital to risk-weighted assets	10.74	10.59	10.35	10.80	11.34	N/A	N/A
Tier 1 capital to average assets	6.76	7.28	6.97	7.63	8.37	10.05	12.59

Other Data:
Number of full service offices	6	6	6	6	6	6	7
Full time equivalent employees	136	122	123	122	129	126	123

(1)	Ratios for nine month periods have been annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense as a percentage of the sum of net interest income and noninterest income.
(5)	Capital ratios are for BSB Bancorp.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth the basic earnings, diluted earnings, cash dividend and book value per share of common stock data for People’s United and BSB Bancorp on a historical basis and on a pro forma combined basis, for the nine months ended September 30, 2018, and for the year ended December 31, 2017. The unaudited pro forma data was derived by combining the historical financial information of People’s United and BSB Bancorp using the acquisition method of accounting for business combinations, assumes the transaction is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transaction had become effective on January 1, 2017, in the case of the earnings per share and dividends declared data. The pro forma financial adjustments record the assets and liabilities of BSB Bancorp at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The unaudited pro forma data below is presented for illustrative purposes only. You should not rely on the unaudited pro forma data or equivalent amounts presented below as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United and BSB Bancorp, which are incorporated into this document by reference. For more information, see “Selected Historical Financial Data of People’s United” and “Selected Historical Financial Data of BSB Bancorp,” beginning on pages 17 and 20, respectively.

	People’s United as Reported	BSB Bancorp as Reported	Pro Forma Combined People’s United(1)	Pro Forma Equivalent Per Share Information(2)
For the nine months ended September 30, 2018:
Basic earnings per share of common stock from continuing operations	$0.95	$2.05	$0.96	$1.92
Diluted earnings per share of common stock from continuing operations	0.94	1.95	0.94	1.88
Cash dividends(3)	0.5225	—	0.5225	1.05
Book value at September 30, 2018(4)	16.69	20.29	16.72	33.44

For the year ended December 31, 2017:
Basic earnings per share of common stock from continuing operations	$0.98	$1.63	$0.97	$1.94
Diluted earnings per share of common stock from continuing operations	0.97	1.55	0.96	1.92
Cash dividends(3)	0.6875	—	0.6875	1.375
Book value at December 31, 2017(4)	16.40	18.34	16.52	33.04

(1)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined weighted-average common shares outstanding for the period.

(2)	Pro forma equivalent per share information is calculated based on the pro forma combined multiplied by the applicable exchange ratio of 2.0.
(3)	Pro forma dividends per share represent People’s United’s historical dividends per share of common stock.
(4)	Pro forma combined People’s United book value per common share is calculated based on pro forma combined equity and pro forma combined shares of common stock outstanding at the end of the period.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

People’s United common stock is listed and traded on NASDAQ under the symbol “PBCT.” BSB Bancorp common stock is listed and traded on NASDAQ under the symbol “BLMT.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of People’s United common stock and of BSB Bancorp common stock, as reported on NASDAQ. In addition, the table also sets forth the quarterly cash dividends per share declared by People’s United and BSB Bancorp with respect to their common stock. On December 31, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus, there were 377,514,026 shares of People’s United common stock issued and outstanding and approximately 17,895 registered holders of People’s United common stock, and 9,776,429 shares of BSB Bancorp common stock issued and outstanding and approximately 266 registered holders of BSB Bancorp common stock.

	People’s United			BSB Bancorp
	High	Low	Dividend	High	Low	Dividend
2016
First Quarter	$16.27	$13.62	$0.1675	$23.24	$20.72	$—
Second Quarter	$16.68	$13.80	$0.17	$23.98	$21.51	$—
Third Quarter	$16.40	$14.22	$0.17	$25.18	$22.51	$—
Fourth Quarter	$20.13	$15.28	$0.17	$30.05	$23.09	$—
2017
First Quarter	$19.85	$17.47	$0.17	$29.40	$26.65	$—
Second Quarter	$18.21	$16.44	$0.1725	$30.75	$27.80	$—
Third Quarter	$18.26	$15.965	$0.1725	$30.35	$27.25	$—
Fourth Quarter	$19.495	$17.58	$0.1725	$32.15	$27.75	$—
2018
First Quarter	$20.26	$18.185	$0.1725	$31.75	$28.275	$—
Second Quarter	$19.37	$18.00	$0.175	$36.50	$30.25	$—
Third Quarter	$19.00	$16.95	$0.175	$36.10	$32.55	$—
Fourth Quarter	$17.46	$13.66	$0.175	$33.165	$26.64	$—

The following table presents:

•	the closing sale price of a share of BSB Bancorp common stock, as reported on NASDAQ; and

•	the closing sale price of a share of People’s United common stock, as reported on NASDAQ;

in each case, on November 26, 2018, the last full trading day prior to the public announcement of the merger, and on December 31, 2018, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the implied per share value of the People’s United common stock that BSB Bancorp’s stockholders would receive for each share of their BSB Bancorp common stock if the merger was completed on those dates:

	BSB Bancorp Common Stock	People’s United Common Stock	Implied Value Per Share of BSB Bancorp Common Stock(1)
November 26, 2018	$26.86	$16.21	$32.42
December 31, 2018	$28.06	$14.43	$28.86

(1)	Calculated by multiplying the closing price of People’s United common stock as of the specified date by the exchange ratio of 2.0.

The market value of the People’s United common stock to be issued in exchange for shares of BSB Bancorp common stock upon the completion of the merger will not be known at the time of the BSB Bancorp special meeting. The above tables show only historical comparisons. Because the market prices of People’s United common stock and BSB Bancorp common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to BSB Bancorp’s stockholders in determining whether to approve the merger proposal. Stockholders are encouraged to obtain current market quotations for both People’s United common stock and BSB Bancorp common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

The holders of People’s United common stock receive dividends as and when declared by People’s United’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by People’s United’s board of directors, People’s United expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of People’s United common stock is $0.6975 per share.

RISK FACTORS

In addition to the general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements,” beginning on page 34, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

Risks Related to the Merger and People’s United’s Business upon Completion of the Merger

Because the market price of People’s United common stock will fluctuate, BSB Bancorp’s stockholders cannot be certain of the market value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of BSB Bancorp common stock held immediately prior to the effective time of the merger, except for specified shares of BSB Bancorp common stock owned by BSB Bancorp or People’s United (which will be cancelled), will be converted into the right to receive 2.0 shares of People’s United common stock. The market value of the People’s United common stock to be issued in the merger will depend upon the market price of People’s United common stock and of BSB Bancorp common stock. The market value of People’s United common stock and BSB Bancorp common stock at the effective time of the merger may vary significantly from their respective values on the date the merger was announced or at other dates, including on the date that this proxy statement/prospectus was mailed to BSB Bancorp’s stockholders and on the date of the BSB Bancorp special meeting. There will be no adjustment to the merger consideration for changes in the market price of either shares of People’s United common stock or BSB Bancorp common stock.

The market price of People’s United common stock and BSB Bancorp common stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding People’s United’s and BSB Bancorp’s operations or business prospects, including market sentiment regarding People’s United’s and/or BSB Bancorp’s entry into the merger agreement. These risks may also be affected by:

•	operating results that vary from the expectations of People’s United’s and/or BSB Bancorp’s management or of securities analysts and investors;

•	developments in People’s United’s and/or BSB Bancorp’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting the banking industry generally or People’s United’s and/or BSB Bancorp’s business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to People’s United and/or BSB Bancorp;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by People’s United or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are outside the control of People’s United and BSB Bancorp. Accordingly, at the time of the BSB Bancorp special meeting, BSB Bancorp’s stockholders will not necessarily know or be able to calculate the value of the merger consideration they would be entitled to receive upon completion of the merger. You should obtain current market quotations for both People’s United common stock and BSB Bancorp common stock.

The market price of People’s United common stock after the merger may be affected by factors different from those affecting the shares of People’s United or BSB Bancorp currently.

The businesses of People’s United and BSB Bancorp differ, and accordingly, the results of operations of the combined company and the market price of the shares of People’s United’s common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of People’s United and BSB Bancorp. For a discussion of the businesses of People’s United and BSB Bancorp and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information,” beginning on page 107.

The success of the merger and integration of People’s United and BSB Bancorp will depend on a number of uncertain factors.

The success of the merger will depend on a number of factors, including:

•	People’s United’s ability to integrate the branches acquired from BSB Bancorp in the merger (which we refer to as the “acquired branches”) into People’s United’s current operations;

•

People’s United’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

•	People’s United’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•	People’s United’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

•	People’s United’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert People’s United’s management’s attention and resources. No assurance can be given that People’s United will be able to integrate the acquired branches successfully. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect People’s United’s existing profitability, that People’s United will be able to achieve results in the future similar to those achieved by its existing banking business or that People’s United will be able to manage any growth resulting from the merger effectively.

Regulatory approvals may not be received, may take longer than expected, may delay the date of completion of the merger or may impose conditions that are not presently anticipated or cannot be met and that could have an adverse effect on People’s United.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties, the effect of the merger on competition, and the factors described in the section of this proxy statement/prospectus entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 70. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals. The Federal Reserve Board has stated that if supervisory issues arise during the processing of an application for approval of a merger transaction, a banking organization will be expected to withdraw its application pending resolution of such supervisory concerns. No assurance can be given that the OCC or the Massachusetts DOB would not also require a similar withdrawal of an application if supervisory issues arise during processing of an application for approval of a bank merger transaction. Accordingly, if there is an adverse development in either party’s regulatory standing, People’s United or People’s United Bank may be required to withdraw its application for approval of the proposed merger and bank merger, as applicable, and, if possible, resubmit such application after the applicable supervisory concerns have been resolved.

The terms of the approvals that are granted may impose conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. Nor can there be any assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

People’s United and BSB Bancorp believe that the proposed transactions should not raise significant regulatory concerns and that People’s United will be able to obtain all requisite regulatory approvals in a timely manner. However, the processing time for obtaining regulatory approvals for mergers of banking institutions, particularly for larger institutions, has increased since the financial crisis of 2007-2008. In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, People’s United will not be required and BSB Bancorp will not be permitted to take actions that would reasonably be expected to have a material adverse effect on People’s United and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to BSB Bancorp and its subsidiaries, taken as a whole). See “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 70.

Combining People’s United and BSB Bancorp may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

People’s United and BSB Bancorp have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on People’s United’s ability to successfully combine and integrate the businesses of People’s United and BSB Bancorp in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect People’s United’s ability to successfully conduct its business, which could have an adverse effect on People’s United’s financial results and the value of its common stock. People’s United may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. If People’s United experiences difficulties with the integration process and attendant systems conversion, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause People’s United and/or BSB Bancorp to lose customers or cause customers to remove their accounts from People’s United and/or BSB Bancorp and move their business to competing financial institutions. Integration efforts between the two companies may also divert management’s attention and resources. These integration matters could have an adverse effect on each of People’s United and BSB Bancorp during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated or could take longer to anticipate than expected.

The combined company may be unable to retain People’s United and/or BSB Bancorp personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by People’s United and BSB Bancorp. It is possible that these employees may decide not to remain with People’s United or BSB Bancorp, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating BSB Bancorp to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, People’s United and BSB Bancorp may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

The merger agreement limits BSB Bancorp’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for BSB Bancorp to sell its business to a party other than People’s United. These provisions include a general prohibition on BSB Bancorp’s solicitation of, or, subject to certain exceptions relating to the exercise of fiduciary duties by BSB Bancorp’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offer for a competing transaction, the requirement that BSB Bancorp pay the $12.5 million termination fee if the merger agreement is terminated in certain circumstances and the requirement that BSB Bancorp submit the merger proposal to a vote of BSB Bancorp’s stockholders even if BSB Bancorp’s board of directors changes its recommendation in favor of the merger proposal in a manner adverse to People’s United. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers,” “The Merger Agreement—Termination Fee” and “The Merger Agreement—Stockholder Meeting of BSB Bancorp and Recommendation of BSB Bancorp’s Board of Directors,” beginning on pages 86, 88 and 85, respectively.

These provisions might discourage a third party that might have an interest in acquiring all or a significant part of BSB Bancorp from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the proposed merger consideration. Furthermore, a potential competing acquiror may propose to pay a lower per share price to BSB Bancorp’s stockholders than it might otherwise have proposed to pay because of BSB Bancorp’s obligation, in connection with termination of the merger agreement under certain circumstances, to pay People’s United the termination fee.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions, which must be fulfilled in order to complete the merger. Those conditions include: (i) the approval of the merger proposal by the requisite vote of BSB Bancorp’s stockholders; (ii) the authorization for listing on NASDAQ of the shares of People’s United common stock to be issued pursuant to the merger; (iii) the receipt of all required regulatory approvals which are necessary to consummate the transactions contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of a materially burdensome regulatory condition; (iv) the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the People’s United common stock to be issued upon the consummation of the merger; (v) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (vi) subject to certain exceptions and materiality standards provided in the merger agreement, the accuracy of the representations and warranties of each of People’s United and BSB Bancorp; (vii) performance in all material respects by each of People’s United and BSB Bancorp of its respective obligations under the merger agreement;

and (viii) the receipt by each of People’s United and BSB Bancorp of an opinion from its respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed.

In addition, the parties may mutually decide to terminate the agreement at any time, before or after the approval of the merger proposal by the BSB Bancorp stockholders, or People’s United or BSB Bancorp may choose to terminate the merger agreement in certain other circumstances. For a more complete discussion of the circumstances under which the merger agreement could be terminated, see “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 87.

Lawsuits challenging the merger may be filed against BSB Bancorp and People’s United, and an adverse judgment in any such lawsuit or any future similar lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Stockholders of BSB Bancorp may file lawsuits against BSB Bancorp, People’s United and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting BSB Bancorp or People’s United defendants from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to BSB Bancorp and/or People’s United, including any cost associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect People’s United’s business, financial condition, results of operations and cash flow.

BSB Bancorp’s stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

BSB Bancorp’s stockholders currently have the right to vote in the election of BSB Bancorp’s board of directors and on other matters affecting BSB Bancorp requiring stockholder approval under Maryland law and BSB Bancorp’s articles of incorporation and bylaws. Upon the completion of the merger, each of BSB Bancorp’s stockholders that receives shares of People’s United common stock will become a stockholder of People’s United with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of BSB Bancorp. Based on the number of shares issued and outstanding on December 31, 2018, the latest practicable date before the filing of this proxy statement/prospectus, and based on the exchange ratio of 2.0, it is expected that BSB Bancorp’s former stockholders as a group will receive shares in the merger constituting approximately 5.16% of the outstanding shares of People’s United common stock immediately after the merger. Because of this, BSB Bancorp’s stockholders as a group will have significantly less influence on the management and policies of People’s United than they now have on the management and policies of BSB Bancorp.

BSB Bancorp’s stockholders will not have dissenters’ or appraisal rights in the merger.

Dissenters’ and appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Stockholders of a Maryland corporation are not entitled to exercise any rights of an objecting stockholder under the MGCL if the corporation’s stock is listed on a national securities exchange. BSB Bancorp’s stock is listed on NASDAQ. Furthermore, under BSB Bancorp’s articles of incorporation, BSB Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under the MGCL, unless BSB Bancorp’s board of directors determines that such rights apply with respect to a transaction. The board of directors has not made such a determination with respect to the merger. Accordingly, the BSB Bancorp stockholders will not be entitled to assert any appraisal or dissenters’ rights with respect to their shares of BSB Bancorp common stock in connection with the merger.

Certain of BSB Bancorp’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of BSB Bancorp’s stockholders generally.

In considering the information contained in this proxy statement/prospectus, you should be aware that some of BSB Bancorp’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of BSB Bancorp’s stockholders generally. These interests include the vesting in full of certain outstanding BSB Bancorp equity compensation awards and rights to continued indemnification and insurance coverage by People’s United after the merger for acts or omissions occurring before the merger. These interests and arrangements may create potential conflicts of interest. BSB Bancorp’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and in recommending that BSB Bancorp’s stockholders vote in favor of the merger proposal.

For a more complete discussion of these interests, see “The Merger—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger,” beginning on page 60.

The fairness opinion delivered by BSB Bancorp’s financial advisor to BSB Bancorp’s board of directors prior to the execution of the merger agreement will not reflect changes in circumstances subsequent to the date of the fairness opinion.

J.P. Morgan, BSB Bancorp’s financial advisor in connection with the merger, delivered its fairness opinion to BSB Bancorp’s board of directors on November 26, 2018. The opinion of J.P. Morgan speaks only as of such date and does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of People’s United or BSB Bancorp, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of People’s United and BSB Bancorp.

BSB Bancorp and People’s United will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on BSB Bancorp or People’s United. These uncertainties may impair BSB Bancorp’s or People’s United’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with BSB Bancorp or People’s United to seek to change existing business relationships with BSB Bancorp or People’s United. Retention of certain employees by BSB Bancorp or People’s United may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with BSB Bancorp or People’s United, BSB Bancorp’s business or People’s United’s business could be harmed. In addition, subject to certain exceptions, BSB Bancorp has agreed to operate its business in the ordinary course prior to closing, and People’s United is also subject to certain restrictions on the conduct of its business prior to closing. For more information, see “The Merger Agreement—Covenants and Agreements,” beginning on page 79.

Failure to complete the merger could negatively impact the stock prices, future businesses and financial results of People’s United and BSB Bancorp.

If the merger is not completed, the ongoing businesses of People’s United and BSB Bancorp may be adversely affected, and People’s United and BSB Bancorp will be subject to several risks, including the following:

•	BSB Bancorp may be required, under certain circumstances, to pay People’s United a termination fee of $12.5 million under the merger agreement;

•	People’s United and BSB Bancorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, People’s United and BSB Bancorp are subject to certain restrictions on the conduct of their business prior to completing the merger, which may adversely affect their ability to execute certain of their business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by People’s United and BSB Bancorp management, which could otherwise have been devoted to other opportunities that may have been beneficial to People’s United and BSB Bancorp as independent companies, as the case may be.

In addition, if the merger is not completed, People’s United and/or BSB Bancorp may experience negative reactions from the financial markets and from their respective customers and employees. For example, People’s United’s and BSB Bancorp’s businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. The market price of People’s United’s or BSB Bancorp’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. People’s United and/or BSB Bancorp also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against People’s United or BSB Bancorp to perform their respective obligations under the merger agreement. If the merger is not completed, People’s United and BSB Bancorp cannot assure their respective stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of People’s United and/or BSB Bancorp.

If the merger is not completed, People’s United and BSB Bancorp will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of People’s United and BSB Bancorp has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, People’s United and BSB Bancorp would have to recognize these expenses without realizing the expected benefits of the merger.

The shares of People’s United common stock to be received by BSB Bancorp’s stockholders as a result of the merger will have different rights from shares of BSB Bancorp common stock.

Following completion of the merger, BSB Bancorp’s stockholders will become stockholders of People’s United, and their rights as stockholders will be governed by the Delaware General Corporation Law (which we refer to as the “DGCL”) and People’s United’s certificate of incorporation and bylaws. There will be important differences between your current rights as a stockholder of BSB Bancorp and the rights to which you will be entitled as a stockholder of People’s United. For a discussion of the different rights associated with People’s United common stock and BSB Bancorp common stock, see “Comparison of Stockholder Rights,” beginning on page 92.

Risks Related to People’s United’s Business

You should read and consider risk factors specific to People’s United’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in People’s United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

Risks Related to BSB Bancorp’s Business

You should read and consider risk factors specific to BSB Bancorp’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in BSB Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference into this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between People’s United and BSB Bancorp, including People’s United’s and/or BSB Bancorp’s expectations or predictions of future financial or business performance or conditions; statements about People’s United’s and BSB Bancorp’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made, and People’s United and BSB Bancorp assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in People’s United’s and BSB Bancorp’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•

ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by BSB Bancorp’s stockholders on the expected terms and schedule, and including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated;

•	delay in closing the merger and the bank merger;

•	difficulties and delays in integrating the People’s United and BSB Bancorp businesses or fully realizing cost savings and other benefits;

•	business disruptions resulting from or following the merger;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in capital markets and interest rates;

•	inflation;

•	customer acceptance of People’s United’s and BSB Bancorp’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures;

•	economic conditions;

•	the impact, extent and timing of technological changes;

•	capital management activities;

•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the “Dodd-Frank Act”), and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•	changes in accounting principles, policies, practices or guidelines;

•	the potential impact of the announcement or consummation of the merger with BSB Bancorp on relationships with third parties, including customers, employees and competitors;

•	People’s United’s potential exposure to unknown or contingent liabilities of BSB Bancorp;

•	challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•	changes in People’s United’s stock price before closing, including as a result of the financial performance of BSB Bancorp prior to closing;

•	natural disasters, war or terrorist activities; and

•	other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Additional factors that could cause People’s United’s and BSB Bancorp’s results to differ materially from those described in the forward-looking statements can be found in People’s United’s and BSB Bancorp’s filings with the SEC, including People’s United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and BSB Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to People’s United or BSB Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, People’s United and BSB Bancorp undertake no obligation to update these forward-looking statements to reflect facts, assumptions, events or circumstances that occur after the date on which such forward-looking statement was made.

THE SPECIAL MEETING OF BSB BANCORP’S STOCKHOLDERS

This section contains information for BSB Bancorp’s stockholders about the special meeting that BSB Bancorp has called to allow its stockholders to consider and vote on the merger proposal and other matters as described below. On or about January [●], 2019, this proxy statement/prospectus was mailed to holders of BSB Bancorp common stock entitled to vote at the special meeting. This proxy statement/prospectus is accompanied by a notice of the special meeting of BSB Bancorp’s stockholders and a form of proxy card that BSB Bancorp’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of BSB Bancorp will be held in the Cambridge Room at the Westin Waltham, 70 Third Avenue, Waltham, Massachusetts 02451 on February 27, 2019 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, BSB Bancorp’s stockholders as of the record date will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the compensation proposal; and

•	the adjournment proposal.

Recommendation of BSB Bancorp’s Board of Directors

BSB Bancorp’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date, Outstanding Shares, Shares Entitled to Vote and Quorum

BSB Bancorp’s board of directors has fixed the close of business on December 31, 2018 as the record date for determining the holders of BSB Bancorp common stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 9,776,429 shares of BSB Bancorp common stock outstanding and entitled to vote at the special meeting, held by 266 holders of record. Each stockholder of record on that date is entitled to one vote for each share held on each proposal to be considered at the special meeting.

The presence (in person or by proxy) of holders of a majority of the shares entitled to vote at the special meeting constitutes a quorum for transacting business at the special meeting. All shares of BSB Bancorp common stock present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present and entitled to vote for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.

Vote Required, Treatment of Abstentions and Failure to Vote

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BSB Bancorp common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Compensation proposal:

•	Standard: Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Adjournment proposal:

•

Standard: Assuming a quorum is present, approval of the adjournment proposal, if necessary or required, requires the affirmative vote of the holders of a majority of the votes present in person or by proxy at the special meeting and entitled to vote thereon. If a quorum is not present, the adjournment proposal may nevertheless be approved by the affirmative vote of the holders of a majority in voting power of the BSB Bancorp common stock held by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

BSB Bancorp’s stockholders must approve the merger proposal in order for the merger to occur. BSB Bancorp’s stockholders are not, however, required to approve the compensation proposal or the adjournment proposal in order for the merger to occur. If BSB Bancorp’s stockholders fail to approve the compensation proposal or the adjournment proposal, but approve the merger proposal, the merger may nonetheless occur.

Shares Held by BSB Bancorp’s Executive Officers and Directors

As of the record date, the directors and executive officers of BSB Bancorp and their affiliates collectively owned, and were entitled to vote, 1,083,917 shares of BSB Bancorp common stock, representing approximately 11.09% of BSB Bancorp’s outstanding shares on that date. BSB Bancorp currently expects that each of its directors and executive officers and their affiliates will vote their shares of BSB Bancorp common stock “FOR” the approval of the merger proposal, although none of them has entered into an agreement requiring them to do so.

When considering the recommendation of BSB Bancorp’s board of directors that you vote in favor of the merger proposal, BSB Bancorp’s stockholders should be aware that certain of the directors and executive officers of BSB Bancorp have certain interests in the merger that may be different from, or in addition to, the interests of BSB Bancorp’s stockholders generally. BSB Bancorp’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that BSB Bancorp’s stockholders vote to approve the merger proposal. For more information, see “The Merger—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger,” beginning on page 60.

Voting of Proxies and Incomplete Proxies

A stockholder of BSB Bancorp may vote by proxy or in person at the special meeting. If you hold your shares of BSB Bancorp common stock in your name as a stockholder of record, you may authorize the persons named in the enclosed proxy card to vote your shares of BSB Bancorp common stock at the special meeting in the manner you direct by using one of the following methods:

•

By telephone: by calling toll free 1-800-652-8683 (which can also be found on your proxy card) and following the recorded instructions. Please have your proxy card or voting instruction form and your social security number or tax identification number available when you call. Voting by telephone is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on February 26, 2019, the day before the special meeting.

•

Through the Internet: by accessing the website www.investorvote.com/BLMT (which can also be found on your proxy card) and following the instructions on the website. Please have your proxy card or voting instruction form and your social security number or tax identification number available when you access this voting site. Voting through the Internet is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time on February 26, 2019, the day before the special meeting.

•	By completing and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

BSB Bancorp’s board of directors requests that you vote by completing, signing, dating and returning the enclosed proxy card to BSB Bancorp in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. If you intend to submit your proxy through the Internet or by telephone, you must do so by 11:59 P.M. Eastern Time on February 26, 2019, the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares of BSB Bancorp common stock will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal; however, for those shares of BSB Bancorp common stock held in the ESOP, if no instructions are given, such shares of BSB Bancorp common stock will be voted in the same proportion as votes received from other participants in the ESOP.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing, dating and returning the enclosed proxy card to BSB Bancorp in the enclosed postage-paid envelope or by submitting a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible to make sure your shares of BSB Bancorp common stock are represented at the special meeting. Submitting a proxy now will NOT prevent you from being able to attend and vote in person at the special meeting. Please vote, using one of the available methods described above, as soon as possible.

If you hold shares of BSB Bancorp common stock in “street name” through a bank, broker or other nominee, you should check the voting form provided to you by such bank, broker or other nominee to determine whether you may vote through the Internet or by telephone.

Shares Held in Street Name and Broker Non-Votes

If your shares of BSB Bancorp common stock are held in “street name” through a bank, broker or other nominee, meaning in the name of a bank, broker or other nominee who is the record holder, you must provide such record holder of your shares of BSB Bancorp common stock with instructions on how to vote your shares of BSB Bancorp common stock. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote your shares of BSB Bancorp common stock held in street name by returning a proxy card directly to BSB Bancorp or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of BSB Bancorp common stock on behalf of their customers may not give a proxy to BSB Bancorp to vote those shares of BSB Bancorp common stock with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the proposals.

How to Revoke Your Proxy

If you are a holder of record of BSB Bancorp common stock and have previously submitted your proxy, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•

delivering a written notice bearing a date later than the date of your proxy card to the corporate secretary of BSB Bancorp, stating that you revoke your proxy, which notice must be received by BSB Bancorp prior to the beginning of the special meeting;

•

completing, signing, dating and returning to the corporate secretary of BSB Bancorp a new proxy card relating to the same shares of BSB Bancorp common stock and bearing a later date, which new proxy card must be received by BSB Bancorp prior to the beginning of the special meeting;

•

casting a new vote through the Internet or by telephone at any time before the closure of the Internet and telephone voting facilities at 11:59 P.M. Eastern Time on February 26, 2019, the day before the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any written notice of revocation or duly executed new proxy card, as the case may be, to BSB Bancorp at the following address:

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

Attn: John A. Citrano, Corporate Secretary

If you hold your shares of BSB Bancorp common stock in “street name” through a bank, broker or other nominee, you must contact your record holder to change your vote.

Voting in Person

If you are a stockholder of record of BSB Bancorp on December 31, 2018, the record date, you may attend the special meeting and vote in person. Please note, however, that if your shares of BSB Bancorp common stock are held of record by a bank, broker or other nominee and you wish to vote at the special meeting, you must obtain a “legal proxy,” executed in your favor from such bank, broker or other nominee who is the holder of record of your shares of BSB Bancorp common stock in order to vote your shares of BSB Bancorp common stock in person at the special meeting.

If you plan to attend the special meeting, you must hold your shares of BSB Bancorp common stock in your own name or have a letter from the record holder of your shares of BSB Bancorp common stock confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. BSB Bancorp reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to BSB Bancorp in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described on the enclosed instructions as soon as possible. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. If you are then present at the special meeting and wish to vote your shares of BSB Bancorp common stock in person, your original proxy may be revoked by voting at the special meeting.

Participants in the ESOP

If you own shares of BSB Bancorp common stock in the ESOP, your shares will be voted solely by the trustee of the ESOP pursuant to the terms of the ESOP and the instructions received by the trustee from the plan participants. The plan trustee will not disclose the confidential voting directions of any individual participant to BSB Bancorp. If you own shares of BSB Bancorp common stock in the ESOP, you will receive a separate letter explaining the voting process with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares.

Proxy Solicitation

The enclosed proxy is solicited by and on behalf of BSB Bancorp’s board of directors. BSB Bancorp will pay the expenses of soliciting proxies to be voted at the special meeting, except that BSB Bancorp and People’s United have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys’ and accountants’ fees, which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, BSB Bancorp and its officers and employees may also solicit proxies by mail, telephone, facsimile, electronic mail or in person. No additional compensation will be paid to directors, officers or other employees of BSB Bancorp for making these solicitations.

BSB Bancorp has retained a proxy solicitation firm, Laurel Hill, to aid it in the solicitation process. BSB Bancorp estimates it will pay Laurel Hill a fee of approximately $6,000 plus certain expenses and has agreed to indemnify Laurel Hill against certain losses. BSB Bancorp intends to reimburse persons who hold BSB Bancorp common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares of BSB Bancorp common stock.

If you are a participant in the ESOP, you will have received voting instruction forms that reflect all shares of BSB Bancorp common stock for which you may direct the voting under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares of BSB Bancorp common stock held by the ESOP, but each ESOP participant may provide instructions to the trustee on how to vote the shares of BSB Bancorp common stock allocated to his or her plan account. The ESOP trustee will vote your shares of BSB Bancorp common stock in accordance with your instructions and, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares and allocated shares of BSB Bancorp common stock held by the ESOP for which no voting instructions were received in the same proportion as the instructions received from participants. The deadline for returning your voting instructions is 5:00 p.m. Eastern Time on February 20, 2019.

Stock Certificates

If you are a stockholder of BSB Bancorp, you should not send in any certificates representing BSB Bancorp common stock at this time. Following the completion of the merger, you will receive separate instructions for the exchange of your certificates representing BSB Bancorp common stock for merger consideration. If your shares of BSB Bancorp common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the completion of the merger, shares of BSB Bancorp common stock held in book-entry form will automatically be exchanged for the merger consideration.

Delivery of Proxy Materials to Stockholders Sharing an Address

Only one proxy statement/prospectus is delivered to two or more of BSB Bancorp stockholders who share an address unless BSB Bancorp or its agent has received contrary instructions from one or more of the stockholders. BSB Bancorp will deliver promptly upon written or oral request a separate copy of these documents to BSB Bancorp’s stockholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, BSB Bancorp’s stockholders can contact BSB Bancorp’s proxy solicitor, Laurel Hill by mail at 2 Robbins Lane, Suite 201, Jericho, New York 11753 or by telephone at (516) 933-3100, for banks and brokers, and all others can call, toll-free, (888) 742-1305. You may also contact BSB Bancorp’s proxy solicitor if you received multiple copies of a proxy statement of BSB Bancorp and would prefer to receive a single copy in the future.

Assistance

If you need assistance in completing your proxy card, have questions regarding BSB Bancorp’s special meeting or would like additional copies of this proxy statement/prospectus, please contact BSB Bancorp Investor Relations at (617) 484-0613 or BSB Bancorp’s proxy solicitor, Laurel Hill, at (516) 933-3100, for banks and brokers, and all others can call, toll-free, (888) 742-1305.

THE PROPOSALS

PROPOSAL NO. 1: THE MERGER PROPOSAL

As discussed elsewhere in this proxy statement/prospectus, the holders of BSB Bancorp common stock will consider and vote on the merger proposal. The holders of BSB Bancorp common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Required Vote

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BSB Bancorp common stock entitled to vote on the proposal. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Vote Recommendation

BSB Bancorp’s board of directors unanimously recommends a vote “FOR” the merger proposal. The merger cannot be completed unless BSB Bancorp’s stockholders approve the merger proposal. For a more detailed discussion of BSB Bancorp’s board of directors’ recommendation, see “The Merger—BSB Bancorp’s Reasons for the Merger; Recommendation of BSB Bancorp’s Board of Directors,” beginning on page 48.

PROPOSAL NO. 2: THE COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Act and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), BSB Bancorp is seeking non-binding, advisory approval from its stockholders of the compensation of BSB Bancorp’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “The Merger—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger,” beginning on page 65. The proposal gives BSB Bancorp’s stockholders the opportunity to express their views on the merger-related compensation of BSB Bancorp’s named executive officers. Accordingly, BSB Bancorp is requesting its stockholders to approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to BSB Bancorp’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger,” are hereby APPROVED on a non-binding, advisory basis.”

The vote on this proposal is a vote separate and apart from the vote of the BSB Bancorp stockholders to approve the merger proposal and approval of this proposal is not a condition to completion of the merger. Accordingly, a holder of BSB Bancorp common stock may vote to not approve this compensation proposal and vote to approve the merger proposal or vice versa. The vote with respect to this proposal is advisory only and will not be binding on People’s United or BSB Bancorp, regardless of whether the other proposals are approved. If the merger is completed, the merger-related compensation may be paid to BSB Bancorp’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if BSB Bancorp’s stockholders fail to approve this compensation proposal.

Required Vote

Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Vote Recommendation

BSB Bancorp’s board of directors unanimously recommends a vote “FOR” the compensation proposal.

PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of BSB Bancorp common stock present or represented and voting in favor of the merger proposal is insufficient to approve such merger proposal, BSB Bancorp may move to adjourn the special meeting in order to enable BSB Bancorp’s board of directors to solicit additional proxies in favor of the merger proposal. In this proposal, BSB Bancorp is asking its stockholders to authorize the holder of any proxy solicited by BSB Bancorp’s board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from BSB Bancorp’s stockholders who have previously voted. BSB Bancorp does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger proposal is approved at the special meeting. Pursuant to the merger agreement, BSB Bancorp is required to adjourn or postpone the special meeting to solicit additional proxies if it has not received proxies representing a sufficient number of votes for the stockholder approvals needed to complete the merger.

Required Vote

Assuming a quorum is present, approval of the adjournment proposal, if necessary or required, requires the affirmative vote of the holders of a majority of the votes present in person or by proxy at the special meeting and entitled to vote thereon. If a quorum is not present, the adjournment proposal may nevertheless be approved by the affirmative vote of the holders of a majority in voting power of the BSB Bancorp common stock held by the stockholders present in person or by proxy at the special meeting and entitled to vote thereon. If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal, and it will have no effect on the proposal.

Vote Recommendation

BSB Bancorp’s board of directors unanimously recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT THE COMPANIES

People’s United Financial, Inc.

People’s United is a bank holding company and a financial holding company registered under the BHC Act, and is incorporated under the state laws of Delaware. People’s United is the holding company for People’s United Bank, a national banking association headquartered in Bridgeport, Connecticut.

The principal business of People’s United is to provide, through People’s United Bank and its subsidiaries, commercial banking, retail banking and wealth management services to individual, corporate and municipal customers. Traditional banking activities are conducted primarily within New England and southeastern New York and include extending secured and unsecured commercial and consumer loans, originating mortgage loans secured by residential and commercial properties and accepting consumer, commercial and municipal deposits.

In addition to traditional banking activities, People’s United Bank provides specialized financial services tailored to specific markets including: personal, institutional and employee benefit trust; cash management; and municipal banking. Through its non-banking subsidiaries, People’s United Bank offers: brokerage and life insurance through People’s Securities, Inc.; financial advisory services and investment management services through People’s United Advisors, Inc.; equipment financing through People’s Capital and Leasing Corp. (which we refer to as “PCLC”), People’s United Equipment Finance Corp. (which we refer to as “PUEFC”) and LEAF Commercial Capital, Inc. (which we refer to as “LEAF”); and other insurance services through People’s United Insurance Agency, Inc.

This full range of financial services is delivered through a network of over 400 branches located in Connecticut, southeastern New York, Massachusetts, Vermont, New Hampshire and Maine, including 85 full-service Stop & Shop supermarket branches throughout Connecticut and 63 in southeastern New York that provide customers with seven-day-a-week banking. People’s United Bank’s distribution network includes investment and brokerage offices, commercial banking offices, online banking and investment trading, a 24-hour telephone banking service and participation in a worldwide ATM network. PCLC, PUEFC and LEAF maintain a sales presence in 17 states to support equipment financing operations throughout the United States. People’s United Bank maintains a mortgage warehouse lending group located in Kentucky and a national credits group that has participations in commercial loans and commercial real estate loans to borrowers in various industries on a national scale.

At September 30, 2018, People’s United had total consolidated assets of $44.1 billion, loans of $31.9 billion, deposits of $33.2 billion and stockholders’ equity of $5.9 billion.

The address of People’s United’s principal executive offices is 850 Main Street, Bridgeport, Connecticut 06604, and its telephone number is (203) 338-7171. For additional information about People’s United, see “Where You Can Find More Information,” beginning on page 107.

BSB Bancorp, Inc.

BSB Bancorp is the holding company for Belmont Savings Bank. Belmont Savings Bank is a Massachusetts savings bank dedicated to quality, convenience, and personalized service. Belmont Savings Bank builds on a proud history of financial strength and a tradition of active involvement in the community. Belmont Savings Bank provides a full range of banking services for professional commercial real estate investors, developers and managers as well as individuals and local small business owners through two full-service offices in Belmont, one full-service office in Watertown, and three Star Market branches in Waltham, Newton and Cambridge.

At September 30, 2018, BSB Bancorp, on a consolidated basis, had total assets of $2.97 billion, total deposits of $1.95 billion and stockholders’ equity of $198 million. The address of BSB Bancorp’s principal executive offices is 2 Leonard Street, Belmont, Massachusetts 02478, and its telephone number is (617) 484-6700. For additional information about BSB Bancorp, see “Where You Can Find More Information,” beginning on page 107.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

On November 15, 2018, People’s United’s board of directors, and on November 26, 2018, BSB Bancorp’s board of directors, each approved and adopted the merger agreement and the transactions contemplated thereby. The merger agreement provides for the acquisition by People’s United of BSB Bancorp through a merger of BSB Bancorp with and into People’s United, with People’s United as the surviving corporation. Immediately following the merger or at such later time as People’s United may determine, Belmont Savings Bank will be merged with and into People’s United Bank, with People’s United Bank as the surviving entity.

Upon completion of the merger, each outstanding share of BSB Bancorp common stock held immediately prior to the effective time of the merger, except for shares of BSB Bancorp common stock owned by BSB Bancorp as treasury stock or otherwise owned by BSB Bancorp or People’s United (in each case other than shares of BSB Bancorp common stock (1) held in any BSB Bancorp benefit plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (2) held, directly or indirectly, in respect of debts previously contracted) (which will be cancelled), will be converted into the right to receive 2.0 shares of People’s United common stock. The value of the merger consideration is dependent upon the value of People’s United common stock and therefore will fluctuate with the market price of People’s United common stock.

For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see “The Merger Agreement,” beginning on page 75.

Background of the Merger

BSB Bancorp’s predecessor mutual holding company converted from a mutual holding company structure in October 2011, which resulted in BSB Bancorp becoming the publicly traded holding company for Belmont Saving Bank. Over the course of the six years following the conversion, BSB Bancorp deployed the capital raised in the transaction through organic loan and deposit growth. Loans increased from $510.0 million at December 31, 2011 to $2.3 billion at December 31, 2017, representing a compounded annual growth rate of 28.5% during that time-period. Total assets grew from $669.0 million at December 31, 2011 to $2.7 billion at December 31, 2017. Commensurate with loan and asset growth, earnings also increased significantly. Earnings per diluted share for the year ended December 31, 2017 were $1.55, compared to $0.16 per diluted share for the year ended December 31, 2012, BSB Bancorp’s first full year as a publicly traded company. As the result of the growth during the six-plus years following the conversion transaction, BSB Bancorp’s ratio of tangible capital to average assets declined from 20.1% at December 31, 2011 to 7.0% at December 31, 2017.

As BSB Bancorp entered 2018, management discussed with BSB Bancorp’s board of directors the challenges it faced in terms of continuing BSB Bancorp’s loan and earnings growth, which challenges included but were not limited to the need for additional capital to sustain growth, the increasingly competitive landscape for loans and deposits, BSB Bancorp’s loan to deposit ratio, and the increasingly difficult interest rate environment, in particular the flattening of the yield curve, which put pressure on BSB Bancorp’s cost of funds and earnings as its balance sheet was liability sensitive. Management discussed with BSB Bancorp’s board of directors the need to consider strategic opportunities that could further enhance stockholder value, including the acquisition of another financial institution or seeking a larger financial institution as a strategic acquirer. As a result of these discussions, in May 2018 Mr. Mahoney asked representatives of J.P. Morgan to identify larger, out of state companies that could be interested in establishing a presence in the greater-Boston market through an acquisition of BSB Bancorp. In addition, BSB Bancorp’s board of directors authorized Mr. Mahoney to approach institutions with an established presence in Massachusetts about a possible strategic acquisition of BSB Bancorp, and to inquire with a smaller, but similarly sized institution in Massachusetts, as to its interest in being acquired by BSB Bancorp (which we refer to as “Company A”).

At a regularly scheduled board meeting on June 13, 2018, Mr. Mahoney reported to BSB Bancorp’s board of directors that J.P. Morgan had identified one larger, out of state regional bank holding company as a possible strategic acquirer (which we refer to as “Company B”). This company did not have operations in Massachusetts. Moreover, Mr. Mahoney advised BSB Bancorp’s board of directors that he had met with the chief executive officer of Company A and that there was no interest in being acquired by BSB Bancorp.

On June 19, Mr. Mahoney telephoned Jack Barnes, President and Chief Executive Officer of People’s United, to congratulate him on the announcement of the proposed acquisition of First Connecticut Bancorp. During the conversation, Mr. Mahoney mentioned that BSB Bancorp was at a point in its development where it was also reviewing strategic options for moving forward. Mr. Barnes suggested that he and Mr. Mahoney get together in the weeks ahead.

On June 27, 2018, Mr. Mahoney reported his telephone conversation with Mr. Barnes to the executive committee of BSB Bancorp’s board of directors (Directors Morrissey, Whittemore and Farrell) (which we refer to as the “Executive Committee”).

Following this telephone call, Kirk Walters, senior executive vice president, corporate development & strategic planning for People’s United, telephoned Hal Tovin, executive vice president and chief operating officer of BSB Bancorp, and stated that he was planning to be in Boston and would like to meet for lunch. Mr. Tovin and Mr. Walters had known each other through business for many years. On July 10, 2018 Messrs. Tovin and Walters had lunch in Cambridge, Massachusetts. Mr. Walters and Mr. Tovin had a discussion of the banking environment in general and in particular, the challenges and opportunities facing the two institutions. During this discussion, Mr. Tovin commented that BSB Bancorp was at a strategic crossroads given developments in the marketplace. The meeting concluded with Mr. Walters and Mr. Tovin agreeing that the two chief executive officers should meet. Following this meeting, Mr. Barnes called Mr. Mahoney and arranged for a meeting on August 20, 2018.

Also, in July 2018, Mr. Mahoney met with the chief executive officer of a larger bank holding company based in Massachusetts, which company had been an active acquirer in the past (which we refer to as “Company C”). Mr. Mahoney had met with this chief executive officer from time to time over the years. The two chief executive officers discussed their respective companies’ business and the industry outlook in general. During this meeting, Mr. Mahoney indicated that BSB Bancorp was at a point in its development of considering its strategic options. The chief executive officer of Company C indicated that that he would contact Mr. Mahoney to follow up on the meeting.

In early August 2018, Mr. Mahoney met with the chief executive officer of Company B, who indicated that they were not interested in exploring a combination with BSB Bancorp.

On August 20, 2018, Mr. Mahoney and Mr. Barnes met and discussed their respective businesses, operations, and prospects. Mr. Mahoney indicated that one of the alternatives being explored by BSB Bancorp’s board of directors was a strategic acquisition by a larger financial institution such as People’s United. They talked about the possible strategic advantages of a combination of the two entities. At the end of the meeting, Mr. Barnes informed Mr. Mahoney that People’s United would further investigate a possible acquisition of BSB Bancorp and would get back to him. During the next several weeks, representatives of People’s United contacted representatives of J.P. Morgan to discuss the financial aspects of a prospective combination of the two entities.

At a regularly scheduled meeting of BSB Bancorp’s board of directors on September 12, 2018, Mr. Mahoney provided BSB Bancorp’s board of directors with an update on his discussions with People’s United.

On September 19, 2018, Jack Barnes called Bob Mahoney and indicated that People’s United would have an interest in an all stock acquisition of BSB Bancorp at an exchange ratio of between 1.95-2.0 shares of People’s United common stock for each share of BSB Bancorp common stock, subject to due diligence and related negotiations. A special meeting of BSB Bancorp’s board of directors was called for September 21, 2018 to discuss the People’s United proposal.

On September 20, 2018, Company C announced that it had entered into a merger agreement for the acquisition of another Massachusetts based institution.

In attendance at the September 21, 2018 meeting of BSB Bancorp’s board of directors were representatives of BSB Bancorp’s legal advisor, Luse Gorman, PC (which we refer to as “Luse Gorman”) and its financial advisor, J.P. Morgan. Mr. Mahoney summarized BSB Bancorp’s board of directors’ discussions and considerations that had led to the exploration of an acquisition by a larger financial institution as a strategic alternative for delivering value to stockholders. He again updated BSB Bancorp’s board of directors on the various developments with respect to Peoples United. Luse Gorman discussed BSB Bancorp’s board of directors’ fiduciary duties in general and in connection with a merger and acquisition transaction. Luse Gorman indicated that the next steps would be to enter into a confidentiality agreement with People’s United, which would allow for due diligence to proceed, and to formally engage J.P. Morgan. Luse Gorman further indicated that following due diligence, People’s United could propose that the parties enter into a letter of intent or could proceed directly to the negotiation of a merger agreement. Representatives of J.P. Morgan reviewed and discussed its preliminary financial analyses of BSB Bancorp’s business with BSB Bancorp’s board of directors. BSB Bancorp’s board of directors engaged in discussion and asked questions regarding the preliminary financial analyses presented. Representatives of J.P. Morgan also discussed with BSB Bancorp’s board of directors certain other topics based on publicly available information including the macroeconomic environment for banking, the merger market in general, the proposal received from People’s United and other potential merger partners. Following the presentations and discussion, BSB Bancorp’s board of directors discussed J.P. Morgan’s qualifications and experience, as well as J.P. Morgan’s historical relationships with People’s United. Following that discussion, BSB Bancorp’s board of directors: approved moving forward with a possible transaction with People’s United provided that the exchange ratio is increased to at least 2:1; authorized the engagement of J.P. Morgan; and authorized the Executive Committee to oversee negotiations with People’s United and to approve such further actions as appropriate or needed in connection with proceedings related to the transaction.

Following the special meeting of BSB Bancorp’s board of directors on September 21, 2018, and at the direction of BSB Bancorp’s board of directors, representatives of J.P. Morgan informed People’s United that BSB Bancorp was prepared to move forward with a possible transaction on the basis of an exchange ratio of at least 2:1. Mr. Barnes telephoned Mr. Mahoney on September 28, 2018 and agreed to the 2:1 exchange ratio. On October 1, 2018 BSB Bancorp entered into a confidentiality agreement with People’s United and thereafter began populating a data room with due diligence documentation and information. On October 18, 2018 the Executive Committee reviewed and approved the engagement agreement with J.P. Morgan, and Mr. Mahoney provided an update as to the execution of the confidentiality agreement and the status of People’s United’s due diligence.

On October 25, 2018, representatives of People’s United and BSB Bancorp met in Boston, Massachusetts as part of People’s United’s continued due diligence of BSB Bancorp.

On November 1, 2018, People’s United submitted a non-binding letter of intent, outlining a proposal to acquire BSB Bancorp in an all-stock transaction at an exchange ratio of 2 shares of People’s United common stock for each share of BSB Bancorp common stock. Included with the letter of intent was a proposed draft of a definitive merger agreement. The letter of intent outlined the terms of the proposal and included a 45-day exclusivity period during which time BSB Bancorp could not solicit or have discussions or negotiations with any other party regarding an acquisition of BSB Bancorp. On November 3, 2018 the Executive Committee met with Mr. Mahoney and BSB Bancorp’s legal and financial advisors to consider the letter of intent. Luse Gorman reviewed the proposed terms of the letter of intent, including the 45-day exclusivity provision, and indicated that the merger agreement presented was substantially the agreement that People’s United had utilized in the transaction that it announced earlier in the year. Representatives of J.P. Morgan reviewed and discussed its preliminary financial analyses, which had been previously discussed at the meeting of BSB Bancorp’s board of directors on September 21, 2018, and discussed with BSB Bancorp’s board of directors the proposal received from People’s United. BSB Bancorp’s board of directors engaged in a discussion and asked questions regarding the preliminary financial analyses and, with the assistance of representatives of J.P. Morgan and Luse Gorman, reviewed and discussed BSB Bancorp’s interactions with People’s United to date, including the October 25, 2018 onsite due diligence session with BSB Bancorp’s senior management. Following discussion, the Executive Committee authorized Mr. Mahoney to execute the letter of intent on behalf of BSB Bancorp. BSB Bancorp executed the letter of intent on November 5, 2018.

People’s United due diligence continued following the execution of the letter of intent, and Luse Gorman and Simpson Thacher & Bartlett LLP, counsel for People’s United (which we refer to as “Simpson Thacher”), negotiated the terms of the definitive merger agreement in consultation with their respective clients. On November 19, 2018 BSB Bancorp’s management together with representatives of its legal and financial advisers conducted due diligence interviews of senior management of People’s United.

A special meeting of BSB Bancorp’s board of directors was called and held on November 26, 2018. A draft of the definitive merger agreement was provided to BSB Bancorp’s board of directors on November 21, 2018. At the special meeting, Mr. Mahoney again summarized for BSB Bancorp’s board of directors the concerns and challenges that led to the consideration of a strategic combination with a larger financial institution as a means of delivering value to stockholders. He indicated that management and BSB Bancorp’s legal and financial advisers were satisfied with the due diligence investigation of People’s United and that a merger agreement substantially in the form provided to BSB Bancorp’s board of directors had been negotiated. Representatives of J.P. Morgan reviewed its financial analysis of BSB Bancorp and the consideration offered by People’s United and rendered to BSB Bancorp’s board of directors an oral opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the various factors, assumptions, considerations, qualifications and limitations set forth in such opinion, the consideration to be paid to the holders of BSB Bancorp common stock in the merger was fair, from a financial point of view, to such holders. Luse Gorman informed BSB Bancorp’s board of directors of its fiduciary duties in connection with the review of the merger agreement, including the board recommendation and no-shop covenants (and the “fiduciary exceptions” to those provisions) and the termination fee and the effect that it could have on other potential offers. Following review and discussion, BSB Bancorp’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby as advisable and in the best interests of BSB Bancorp and its stockholders, directed that the merger agreement be submitted for consideration at a special meeting of the stockholders and recommended stockholder approval of the merger agreement. The merger agreement was executed by the parties the evening of November 26, 2018 and was announced by means of a joint press release issued before the opening of the stock market on November 27, 2018.

BSB Bancorp’s Reasons for the Merger; Recommendation of BSB Bancorp’s Board of Directors

In reaching its unanimous decision to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement, and to recommend that BSB Bancorp’s stockholders approve the merger, BSB Bancorp’s board of directors evaluated the merger in consultation with BSB Bancorp’s management, as well as BSB Bancorp’s outside financial and legal advisors, and considered a number of factors, including the following factors:

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a review of BSB Bancorp’s business, operations, properties, assets, financial condition, operating results and prospects, and BSB Bancorp’s board of directors’ and senior management’s understanding of People’s United’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, including information obtained through due diligence;

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a review of the risks and prospects of BSB Bancorp remaining independent, including the challenges of the current financial, operating, regulatory and interest rate environment, generally; the increasing costs associated with banking regulation, compliance and technology, generally; and the anticipated costs of continuing to develop and enhance BSB Bancorp’s business capabilities;

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BSB Bancorp’s board of directors’ review, with the assistance of BSB Bancorp’s management and legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent and the additional capital needed to support a growth rate similar to BSB Bancorp’s historical growth rate;

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the fact that the implied value of the merger consideration as of November 26, 2018, the last trading day before public announcement of the merger, of approximately $32.42 for each share of BSB Bancorp common stock, based on People’s United’s closing stock price of $16.21 per share on such date, represented an 20.7% premium over the closing price of BSB Bancorp’s common stock of $26.86 per share on such date;

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the fact that the consideration that BSB Bancorp stockholders will receive in the merger is in the form of People’s United common stock and the potential for BSB Bancorp stockholders to participate in the future earnings and growth of the combined company;

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the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, on both BSB Bancorp stockholders and People’s United stockholders, especially the fact that the transaction is expected to be immediately accretive to the combined company;

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the soundness of People’s United’s business, financial condition, results of operations and management, and the performance and greater liquidity of People’s United’s common stock on both a historical and prospective basis;

•	People’s United’s successful track record in executing mergers and the likelihood of receiving the required regulatory and stockholder approvals and completing the merger in a timely manner;

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the written opinion of J.P. Morgan, BSB Bancorp’s financial advisor, dated as of November 26, 2018, delivered to BSB Bancorp’s board of directors to the effect that, as of such date and based on and subject to the various factors, assumptions, considerations, qualifications and limitations set forth in the opinion, the consideration to be paid to the holders of BSB Bancorp common stock in the merger was fair, from a financial point of view, to such holders, as more fully described below under “—Opinion of BSB Bancorp’s Financial Advisor,” beginning on page 51;

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the fact that the exchange ratio is fixed, which BSB Bancorp’s board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	BSB Bancorp’s and People’s United’s shared corporate values and commitment to serve their clients and communities, and the effects of the merger on Belmont Savings Bank’s customers;

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BSB Bancorp’s board of directors’ expectation that the combined company will have a strong capital position upon completion of the transaction, including with respect to maintenance of People’s United’s dividend;

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the geographic and strategic fit of the branch networks of the combined company and the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

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the impact of the merger on employees, customers and communities served by BSB Bancorp and the expectation that the combined company will continue to provide high quality service to the communities and customers currently served by BSB Bancorp;

•	the fact that, following the effective time of the merger, the Belmont Savings Foundation will remain independent and continue to operate;

•	the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes;

•	certain structural protections included in the merger agreement, including:

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the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to BSB Bancorp and that, under certain circumstances more fully described under “The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 86, BSB Bancorp may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal; and

•	both parties’ covenant to use their reasonable best efforts to obtain the required regulatory approvals for the merger; and

•	BSB Bancorp’s board of directors’ review with BSB Bancorp’s outside legal counsel of the terms of the merger agreement.

BSB Bancorp’s board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the merger, including, without limitation, the following:

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the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•	the possibility of disruption to BSB Bancorp’s business that could result from the announcement of the merger on BSB Bancorp’s operations or stock price;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on BSB Bancorp’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring BSB Bancorp to conduct its business in the ordinary course and the other restrictions on the conduct of BSB Bancorp’s business prior to completion of the merger, which may delay or prevent BSB Bancorp from undertaking business opportunities that may arise pending completion of the merger;

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with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to BSB Bancorp’s stockholders could be adversely affected by a decrease in the trading price of People’s United common stock prior to the closing of the merger;

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the possibility that the expected benefits and synergies sought in the merger, including cost savings and People’s United’s ability to successfully market its financial products to BSB Bancorp’s customers, may not be realized or may not be realized within the expected time period;

•	the challenges of integrating the businesses, operations and employees of BSB Bancorp and People’s United;

•	certain provisions of the merger agreement that prohibit BSB Bancorp from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•	the risk of litigation arising from stockholders in respect of the merger agreement or transactions contemplated thereby;

•	the fact that BSB Bancorp stockholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

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BSB Bancorp’s obligation to pay People’s United a termination fee of $12.5 million in certain circumstances, as described under “The Merger Agreement—Termination Fee,” beginning on page 88, which may deter others from proposing an alternative transaction that may be more advantageous to BSB Bancorp’s stockholders;

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that BSB Bancorp’s directors and executive officers may have interests in the merger that are different from or in addition to those of BSB Bancorp’s stockholders generally, as described under “—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger,” beginning on page 60;

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the fact that, while the merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived (if applicable), and as a result, it is possible that the merger may not be completed, and the fact that, if the merger is not completed, (i) BSB Bancorp will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on BSB Bancorp’s business and client relationships, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the trading price of BSB Bancorp common stock will decline, potentially significantly and (iii) the market’s perception of BSB Bancorp’s prospects could be adversely affected; and

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the other risks described under “Risk Factors,” beginning on page 27, and the risks of investing in People’s United common stock identified in the “Risk Factors” sections of People’s United’s periodic reports filed with the SEC and incorporated by reference herein.

In reaching its decision to recommend approval of the compensation proposal to BSB Bancorp’s stockholders, BSB Bancorp’s board of directors considered, among other things, (1) that the various plans and arrangements pursuant to which change of control, equity acceleration and other payments are required by their terms to be made, have previously formed part of BSB Bancorp’s overall compensation program for its named executive officers, which program has been disclosed to BSB Bancorp’s stockholders as required by the rules of the SEC in the “Compensation Discussion and Analysis” and related sections of BSB Bancorp’s annual proxy statements and which received non-binding stockholder approval at BSB Bancorp’s annual meetings in 2017 and 2018, and (2) the necessity of preserving BSB Bancorp’s business prior to the closing of the merger and in the event the merger is not completed.

The foregoing discussion of the information and factors considered by BSB Bancorp’s board of directors is not exhaustive, but includes the material factors considered by BSB Bancorp’s board of directors. The above factors are not presented in any order of priority. In view of the wide variety of factors considered by BSB Bancorp’s board of directors in connection with its evaluation of the merger and the complexity of these matters, BSB Bancorp’s board of directors did not attempt to quantify, rank or otherwise assign relative weights to specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of BSB Bancorp’s board of directors may have given different weights to different factors.

BSB Bancorp’s board of directors evaluated the factors described above and reached the unanimous decision that the merger is advisable, fair to and in the best interests of BSB Bancorp and its stockholders. BSB Bancorp’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, BSB Bancorp’s board of directors concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of BSB Bancorp’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Information Regarding Forward-Looking Statements,” beginning on page 34.

On the basis of these considerations, BSB Bancorp’s board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby and recommends that BSB Bancorp’s stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the compensation proposal.

Opinion of BSB Bancorp’s Financial Advisor

Pursuant to an engagement letter dated November 5, 2018, BSB Bancorp’s board of directors retained J.P. Morgan as BSB Bancorp’s financial advisor in connection with the merger.

At the meeting of BSB Bancorp’s board of directors on November 26, 2018, at which BSB Bancorp’s board of directors considered the merger agreement, J.P. Morgan rendered its oral opinion to BSB Bancorp’s board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions, considerations, qualifications and limitations set forth in such opinion, the consideration to be paid to the holders of BSB Bancorp common stock in the merger was fair, from a financial point of view, to such holders. The J.P. Morgan written opinion, dated November 26, 2018, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the J.P. Morgan opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. BSB Bancorp stockholders should read the J.P. Morgan opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to BSB Bancorp’s board of directors, is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of BSB Bancorp common stock in the merger and does not constitute a recommendation to any holder of shares of BSB Bancorp common stock as to how such stockholder should vote with respect to the merger or any other matter, or whether to take any other action with respect to the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to BSB Bancorp’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger. The consideration to be paid to the holders of shares of BSB Bancorp common stock was determined in negotiations between People’s United and BSB Bancorp, and the decision to approve and recommend the transactions contemplated by the merger agreement to BSB Bancorp’s stockholders was made independently by BSB Bancorp’s board of directors. J.P. Morgan’s opinion and financial analyses were among the many factors considered by BSB Bancorp’s board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of BSB Bancorp’s board of directors or BSB Bancorp’s management with respect to the consideration or the transactions contemplated by the merger agreement.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated November 24, 2018 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning BSB Bancorp and People’s United and the industries in which they operate;

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compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

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compared the financial and operating performance of BSB Bancorp with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of BSB Bancorp common stock and People’s United common stock and certain publicly traded securities of such other companies;

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reviewed certain internal financial analyses and forecasts prepared by the management of BSB Bancorp relating to its business (which we refer to in this section as the “forecasts” as described in “Certain Financial Projections Utilized by BSB Bancorp’s Board of Directors and BSB Bancorp’s Financial Advisor” beginning on page 58); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan also held discussions with certain members of the management of BSB Bancorp and People’s United with respect to certain aspects of the merger, the past and current business operations of

BSB Bancorp and People’s United, the financial condition, future prospects and operations of BSB Bancorp and People’s United, the expected effects of the merger on the financial condition and future prospects of BSB Bancorp and People’s United, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by BSB Bancorp and People’s United or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness and, pursuant to its engagement letter with BSB Bancorp, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of BSB Bancorp or People’s United under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by BSB Bancorp management as to the expected future results of operations and financial condition of BSB Bancorp and People’s United to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the definitive merger agreement would not differ in any material respects from the draft furnished to J.P. Morgan, that the representations and warranties made by BSB Bancorp and People’s United in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis, and that the covenants and agreements contained in the merger agreement will be performed in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to BSB Bancorp with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on BSB Bancorp or People’s United or on the contemplated benefits of the merger.

The J.P. Morgan opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect the J.P. Morgan opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of BSB Bancorp common stock in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of BSB Bancorp or as to the underlying decision by BSB Bancorp to engage in the merger.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of BSB Bancorp or any other alternative transaction.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between BSB Bancorp and People’s United, and the decision to enter into the merger agreement was solely that of BSB Bancorp’s board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by BSB Bancorp’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of BSB Bancorp’s board of directors or BSB Bancorp management with respect to the merger or the consideration to be paid pursuant thereto.

Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of BSB Bancorp common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the BSB Bancorp common stock or the People’s United common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to BSB Bancorp’s board of directors on November 26, 2018, and contained in the oral presentation delivered to BSB Bancorp’s board of directors on such date. The following is a summary of material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Certain of the financial analyses are presented on an equity value per share basis. In arriving at equity value per share for BSB Bancorp, the share count in all cases when J.P. Morgan derived an equity value per share was based, in the case of BSB Bancorp, on BSB Bancorp management’s estimate of BSB Bancorp’s fully diluted shares of common stock outstanding as of September 30, 2018 of approximately 10.1 million shares, with the diluted share count calculated using the treasury stock method of net share settlement for outstanding options.

BSB Bancorp Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial and market data of BSB Bancorp with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to BSB Bancorp’s business, including the following selected companies (which we refer to as the “selected companies”):

•	Meridian Bancorp, Inc.

•	Northfield Bancorp, Inc.

•	Lakeland Bancorp, Inc.

•	Bridge Bancorp, Inc.

•	The First of Long Island Corporation

•	BCB Bancorp, Inc.

Multiples were based on closing stock prices on November 23, 2018, which was the last practicable day prior to the delivery of the J.P. Morgan opinion. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems for consensus estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information as of September 30, 2018.

None of the selected companies reviewed is identical to BSB Bancorp. Certain of these companies may have characteristics that are materially different from those of BSB Bancorp. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect BSB Bancorp. However, the companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of BSB Bancorp.

For each selected company, publicly available financial performance for the three months ended September 30, 2018 was measured. With respect to the selected companies, the information J.P. Morgan presented included:

•

multiple of price to estimated earnings per share adjusted for excess capital above a 11.0% tier 1 common equity target (which we refer to as “CET1”) per BSB Bancorp’s management’s guidance and assuming a 2.5% pre-tax opportunity cost of excess capital per BSB Bancorp management (which we refer to as “P / FY 2019E Core EPS”);

•

J.P. Morgan also performed a regression analysis to review, for the selected companies, the relationship between (i) price to core tangible book value (which we refer to as “P / Core TBV”) (which adjusted the multiple of price to tangible book value (which we refer to as “P / TBV”) by deducting, on a per share basis, excess capital above 11.0% CET1) and (ii) the FY 2019E core return on average tangible common equity (which we refer to as “FY 2019E Core ROATCE”) (which adjusted 2019 estimated return on average tangible common equity (which we refer to as “FY 2019E ROATCE”) by deducting excess capital above 11.0% CET1 from tangible common equity and reducing earnings by the 2.5% pre-tax opportunity cost of excess capital, per BSB Bancorp management, above 11.0% CET1) based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and BSB Bancorp management’s forecasts.

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected multiple reference ranges for BSB Bancorp as follows:

Range
P / FY 2019E Core EPS	9.5x – 12.5x
P / Core TBV	1.35x –1.56x

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 9.5x to 12.5x for P / FY 2019E Core EPS and 1.35x to 1.56x for P / Core TBV to BSB Bancorp management’s estimate of BSB Bancorp’s earnings per share for the fiscal year 2019 of $2.66 and BSB Bancorp’s core tangible book value per share of $20.29 as of September 30, 2018, respectively.

After applying these ranges to BSB Bancorp’s estimated 2019 earnings per share of $2.66, which was based on the forecasts and BSB Bancorp’s core tangible book value of $20.29 per share of BSB Bancorp common stock as of September 30, 2018, J.P. Morgan’s analysis indicated the following implied equity value per share ranges for the shares of BSB Bancorp common stock, rounded to the nearest $0.01 per share of BSB Bancorp common stock, as compared to the implied consideration of $31.80 per share of BSB Bancorp common stock (which we refer to as the “assumed consideration”), which was calculated based on the product of (x) the fixed exchange ratio provided in the merger agreement of 2.0 and (y) a closing stock price of People’s United common stock on November 23, 2018 of $15.90:

	Implied Equity Value Per Share
	Low	High
P / FY 2019E Core EPS	$25.31	$33.30
P / Core TBV (as of 9/30/18)	$27.43	$31.58

For each of the selected companies, J.P. Morgan also reviewed, only for reference and not for valuation purposes, (i) the unadjusted multiple of price to estimated earnings per share (which we refer to as “P / FY 2019E EPS”), (ii) the unadjusted multiple of P / TBV per share and (iii) the FY 2019E ROATCE.

The following tables represents the results of this analysis:

For Reference Only

Company	P / FY 2019E Core EPS	P / Core TBV	FY 2019E Core ROATCE	CET1	P / FY 2019E EPS	P / TBV	FY 2019E ROATCE
Meridian Bancorp, Inc.	12.5x	1.36x	10.0%	12.0%	13.1x	1.33x	9.4%
Northfield Bancorp, Inc.	12.3x	1.16x	8.8%	17.5%	16.7x	1.10x	6.2%
Lakeland Bancorp, Inc.	12.0x	1.64x	13.7%	10.6%	12.0x	1.64x	13.7%
Bridge Bancorp, Inc.	11.0x	1.77x	15.1%	10.3%	11.0x	1.77x	15.1%
The First of Long Island Corporation	10.1x	1.57x	14.2%	15.6%	12.3x	1.40x	10.6%
BCB Bancorp, Inc.	9.5x	0.96x	10.1%	8.7%	9.5x	1.07x	10.1%
Median	11.5x	1.46x	11.9%	11.3%	12.1x	1.36x	10.3%

J.P. Morgan’s BSB Bancorp Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for BSB Bancorp common stock by discounting to present value estimates of BSB Bancorp’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by BSB Bancorp management:

•	an estimated 10.1 million fully diluted shares of BSB Bancorp common stock outstanding;

•	a September 30, 2018 valuation date;

•

a terminal value based on 2024 net income, as provided by BSB Bancorp management in the forecasts, multiplied by a next twelve months price to earnings ratio (which we refer to as “NTM P/E”) multiple range of 10.0x to 12.0x, which range was selected by J.P. Morgan based on factors which J.P. Morgan considered appropriate based on its experience and judgment;

•	earnings and asset assumptions based on BSB Bancorp management’s long-term forecasts and extrapolations provided by BSB Bancorp management or directed growth rates thereafter;

•	a cost of excess capital of 2.5% (pre-tax), as provided by BSB Bancorp management;

•	a 62.0% risk weighted assets to assets ratio, as provided by BSB Bancorp management;

•	a 23.5% marginal tax rate, as provided by BSB Bancorp management;

•

discount rates from 8.0% to 9.5% representing BSB Bancorp’s cost of equity, which range was chosen by J.P. Morgan taking into account macroeconomic assumptions, estimates of risk, BSB Bancorp’s capital structure and other appropriate factors based on its experience and judgment;

•	a target Tier 1 common equity ratio of 11.0%, as provided by BSB Bancorp management; and

•	a mid-year convention.

Based on the forecasts and using a range of discount rates from 8.0% to 9.5%, reflecting estimates of BSB Bancorp’s cost of equity as described above, J.P. Morgan discounted the estimated dividend streams from BSB Bancorp for the period of 2018 through 2023 and the range of terminal values of approximately $351 million to approximately $416 million to derive present values, as of September 30, 2018, of BSB Bancorp.

This analysis implied an equity value per share of $26.59 to $33.01 per share of BSB Bancorp common stock as of September 30, 2018, based on the 10.1 million fully diluted shares of BSB Bancorp common stock outstanding (as provided by BSB Bancorp management) as compared to the assumed consideration of $31.80 per share of BSB Bancorp common stock, as illustrated by the following table:

Discount Rate	Terminal Multiple NTM P/E
	10.0x	11.0x	12.0x
8.00%	$28.43	$30.72	$33.01
8.75%	$27.49	$29.70	$31.91
9.50%	$26.59	$28.72	$30.85

Certain Other Information

J.P. Morgan also reviewed and presented other information, solely for reference purposes, including the following:

•

the historical trading prices of BSB Bancorp common stock during the one-year period ended November 23, 2018, noting that the low and high intraday prices during such period were $26.64 and $36.50, respectively;

•

a sensitivity analysis of the BSB Bancorp dividend discount analysis described above to variations in the target Tier 1 common equity ratio from 10.0% to 12.0%, noting that the high and low valuations based on this sensitivity analysis ranged from $25.51 to $33.83, as compared to the assumed consideration of $31.80 per share;

•

a contribution analysis in which J.P. Morgan analyzed the contribution of each of BSB Bancorp and People’s United to the pro forma combined company with respect to market capitalization, noting that the analyses yielded pro forma contributions to the combined company with percentage ownership of BSB Bancorp stockholders ranging from a low of 4.4% ownership to a high of 6.9% ownership, in each case compared to an estimated percentage ownership of 5.1% (based on the assumed consideration and assuming a value for the People’s United common stock equal to the closing stock price of People’s United common stock of $15.90 on November 23, 2018); and

•

a precedent transactions analysis in which J.P. Morgan reviewed a number of bank transactions with transaction values between $200 million and $1 billion between December 31, 2016 and September 30, 2018, and, based on this review, determining and applying a multiple reference range of 1.40x to 1.90x to BSB Bancorp management’s estimate of TBV of $20.29 and deriving a range of equity values per share of BSB Bancorp common stock from $28.41 to $38.56.

J.P. Morgan noted that these analyses were presented merely for informational purposes.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of BSB Bancorp or People’s United. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to BSB Bancorp or People’s United, and none of the selected transactions reviewed was identical to BSB Bancorp, People’s United or the merger, as the case may be. However, such selected companies were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of BSB Bancorp and People’s United, as applicable. The transactions selected were similarly chosen by J.P. Morgan because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to BSB Bancorp, People’s United or the transactions compared to the merger, as applicable.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise BSB Bancorp with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with BSB Bancorp, People’s United and the industries in which they operate.

For financial advisory services rendered in connection with the merger, BSB Bancorp has agreed to pay J.P. Morgan various fees, of which $1 million was payable at the time J.P. Morgan delivered its opinion to BSB Bancorp’s board of directors and the remainder of which will become payable if the merger is consummated, including a fee of 1.20% of the total consideration in the merger, at the consummation of the merger (based on the closing stock price of BSB Bancorp and People’s United shares of common stock on November 23, 2018, the J.P. Morgan fee would be approximately $4 million). In addition, BSB Bancorp has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement, including liabilities arising under the federal securities laws.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had no material financial advisory or material commercial or investment banking relationships with BSB Bancorp and have had, and continue to have, commercial or investment banking relationships with People’s United for which J.P. Morgan and such affiliates have received or may receive customary compensation. Such services during such period have included acting as financial advisor to People’s United in connection with acquisitions it made which closed in April 2017 and July 2017. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of BSB Bancorp and People’s United. During the two-year period preceding delivery of the J.P. Morgan opinion ending on November 26, 2018, the aggregate fees received by J.P. Morgan from People’s United were approximately $4,150,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or other financial instruments (including derivatives, bank loans or other obligations) of BSB Bancorp or People’s United for its or their own accounts or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Projections Utilized by BSB Bancorp’s Board of Directors and BSB Bancorp’s Financial Advisor

BSB Bancorp does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, the risk that they will prove incorrect and the inherent difficulty of accurately predicting financial performance for future periods. However, in connection with the merger, BSB Bancorp’s management provided its financial advisor, J.P. Morgan, with certain non-public unaudited financial forecasts regarding BSB Bancorp, on a stand-alone basis, prepared by BSB Bancorp’s management, that were considered by J.P. Morgan in preparing its fairness opinion to BSB Bancorp’s board of directors, as described in this proxy statement/prospectus under the heading “ —Opinion of BSB Bancorp’s Financial Advisor” beginning on page 51. These non-public unaudited financial forecasts were prepared as part of BSB Bancorp’s overall process of analyzing various strategic initiatives, and were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding projections, or generally accepted accounting principles.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions of BSB Bancorp’s management made at the time they were prepared, and assume execution of various strategic initiatives that BSB Bancorp is no longer pursuing in light of the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, the future interest rate environment and other economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which BSB Bancorp operates, and the risks and uncertainties described under “Risk Factors” beginning on page 27, and “Information Regarding Forward-Looking Statements” beginning on page 34, all of which are difficult to predict and many of which are outside the control of BSB Bancorp and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions and the financial forecasts may otherwise be affected by BSB Bancorp’s ability to achieve its strategic goals, objectives and targets over the applicable periods and do not include all potential actions that management could or might have taken during these time periods.

The financial forecasts summarized in this section were prepared by and are the responsibility of the management of BSB Bancorp. No independent registered public accounting firm, including for the avoidance of doubt BSB Bancorp’s independent registered public accounting firm, has examined, compiled, or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect to such information or its achievability and no independent registered public accounting firm assumes any responsibility for the financial forecasts. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

In light of the foregoing, and taking into account that the BSB Bancorp special meeting will be held several months after the unaudited financial forecasts were prepared, as well as the uncertainties inherent in any forecasted information, BSB Bancorp stockholders are strongly cautioned not to place unwarranted reliance on such information, and BSB Bancorp and People’s United urge all BSB Bancorp stockholders to review BSB Bancorp’s most recent SEC filings for a description of BSB Bancorp’s reported financial results. See “Where You Can Find More Information” beginning on page 107.

The following table presents select unaudited financial forecasts of BSB Bancorp on a stand-alone basis, for the years at or ending December 31, 2018 through 2024, that were prepared by BSB Bancorp’s management in November 2018, and provided to J.P. Morgan.

	At or For the Year Ended December 31,
	2018	2019	2020	2021	2022	2023	2024
Total Assets (in billions)	$3.0	$3.3	$3.6	$3.8	$4.0	$4.2	$4.4
Net Income (in millions)	24.5	26.9	29.4	31.5	33.3	34.7	36.2
Earnings Per Common Share	2.43	2.66	2.90	3.12	3.30	3.44	3.58
Return on Average Assets	0.86%	0.86%	0.86%	0.85%	0.85%	0.84%	0.85%

You are strongly cautioned not to place undue reliance on the financial forecasts set forth above. The inclusion in this proxy statement/prospectus of the non-public unaudited financial forecasts above should not be regarded as an indication that BSB Bancorp, People’s United or their respective affiliates, advisors or representatives considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. In addition, this information represents BSB Bancorp management’s evaluation at the time it was prepared of certain measures of BSB Bancorp’s expected future financial performance on a stand-alone basis, assuming execution of certain strategic initiatives. The unaudited financial forecasts do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either People’s United or BSB Bancorp, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed, or not taken in anticipation of the merger.

No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which People’s United would operate the BSB Bancorp business after the merger. BSB Bancorp, People’s United and their respective affiliates, advisors and representatives do not intend to, and each disclaims any obligation to, update or otherwise reconcile or revise the unaudited financial forecasts to reflect circumstances occurring since their preparation or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Further, the unaudited financial forecasts do not take into account the effect on BSB Bancorp of any possible failure of the merger to occur. None of BSB Bancorp, People’s United or their respective affiliates, advisors or representatives has made, makes, or is authorized in the future to make any representation to any stockholder of BSB Bancorp, or other person regarding the unaudited financial forecasts. The inclusion of the unaudited financial forecasts herein should not be deemed an admission or representation by People’s United or BSB Bancorp that they are viewed as material information of BSB Bancorp particularly in light of the inherent risks and uncertainties associated with such projections. The financial forecasts are not being included in this proxy statement/prospectus to influence any stockholder’s decision regarding how to vote on any given proposal to be voted on at the BSB Bancorp special meeting, but because the financial forecasts were provided to BSB Bancorp’s financial advisor for purposes of its financial analysis as referred to under the heading “—Opinion of BSB Bancorp’s Financial Advisor” beginning on page 51.

Interests of BSB Bancorp’s Directors and Executive Officers in the Merger

In considering the recommendation of BSB Bancorp’s board of directors with respect to the merger, BSB Bancorp’s stockholders should be aware that the directors and executive officers of BSB Bancorp have certain interests in the merger that may be different from, or in addition to, the interests of BSB Bancorp’s stockholders generally. BSB Bancorp’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that BSB Bancorp’s stockholders vote to adopt the merger proposal. These interests are described in further detail below.

Stock Options and Stock-Based Awards

As of November 26, 2018 (the date BSB Bancorp entered into the merger agreement), its directors and executive officers held options to purchase shares of BSB Bancorp common stock granted under the BSB Bancorp, Inc. 2012 Equity Incentive Plan (which we refer to as the “2012 Equity Plan”) and shares of restricted stock granted under the 2012 Equity Plan and the BSB Bancorp, Inc. 2017 Equity Incentive Plan (which we refer to as the “2017 Equity Plan”). Each of the 2012 Equity Plan and 2017 Equity Plan, including the number of shares of BSB Bancorp common stock reserved thereunder, has previously been approved by the stockholders of BSB Bancorp.

Pursuant to the merger agreement, at the effective time of the merger, each outstanding stock option granted under the 2012 Equity Plan, whether vested or unvested, will be canceled and converted into the right to receive a number of shares of People’s United common stock equal to the quotient of (1) the product of (x) the number of shares of BSB Bancorp common stock subject to the stock option, multiplied by (y) the excess, if any, of the (A) exchange ratio (as discussed below) multiplied by (B) the average of the closing-sale prices of shares of People’s United stock on NASDAQ as reported by the Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the closing date of the merger (we refer to such average as the “share closing price”) over the exercise price per share of BSB Bancorp common stock subject to the option, divided by (2) the share closing price, with cash payable in lieu of any fractional shares, less applicable federal and state tax withholdings. As of the date of the merger agreement, November 26, 2018, all but 2,000 stock options held by executive officers and directors were vested.

At the effective time, under the terms of the merger agreement, all outstanding shares of restricted stock will be canceled and converted to the right to receive a number of shares of People’s United common stock equal to the product of (x) the number of restricted shares of BSB Bancorp common stock subject to the restricted stock award multiplied by (y) the “exchange ratio”, which is equal to 2.0 shares of People’s United common stock for each share of BSB Bancorp common stock.

The following table reflects the number of equity awards held by each executive officer and director as of November 26, 2018, the date that the merger agreement was executed, without regard to any subsequent exercise of stock options and the vesting of any unvested awards pursuant to the terms of the awards, prior to the effective date of the merger. The estimated aggregate value of the awards is based on a share closing price of the average closing market price of People’s United common stock over the first five (5) business days following the first public announcement of the transaction (i.e., the five (5) business day-period beginning on November 27, 2018) multiplied by the exchange ratio, for a per share merger consideration value of $33.03 for each share of BSB Bancorp common stock, net of the applicable exercise price (for stock options), multiplied by the total number of shares subject to each applicable award.

Executive Officer/Director of BSB Bancorp	BSB Bancorp Stock Options (#)	Weighted Average Exercise Price ($)	Aggregate Stock Option Value ($)	Unvested Restricted Stock Awards (#)	Aggregate Restricted Stock Award Value ($)	Value of Total Equity Awards Outstanding ($)
Robert M. Mahoney	25,684	$12.04	$539,107	87,696	$2,896,599	$3,435,706
John A. Citrano	18,346	12.04	385,083	21,924	724,150	1,109,233
Christopher Y. Downs	3,669	12.04	77,012	21,924	724,150	801,162
Hal R. Tovin	11,007	12.04	231,037	30,693	1,013,790	1,244,827
Carroll M. Lowenstein, Jr.	18,346	12.04	385,083	21,924	724,150	1,109,233
John A. Borelli	11,933	12.04	250,474	5,845	193,060	443,534
M. Patricia Brusch	—	—	—	—	—	—
S. Warren Farrell	45,864	12.04	962,685	21,924	724,150	1,686,835
Richard J. Fougere	21,610	12.04	453,594	13,154	434,477	888,071
John W. Gahan, III	18,164	12.04	381,262	13,154	434,477	815,739
John A. Greene	23,217	12.04	487,325	5,845	193,060	680,385
Robert J. Morrissey	45,864	12.04	962,685	21,924	724,150	1,686,835
John A. Whittemore	45,864	12.04	962,685	21,924	724,150	1,686,835
Paul E. Petry	10,000	17.43	156,000	6,645	219,484	375,484

For an estimate of the amounts that become payable to each of BSB Bancorp’s named executive officers upon the vesting and settlement of their unvested restricted stock awards, see “—Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger” below.

Severance Agreements

Belmont Savings Bank is party to a severance agreement with each of its executive officers. The severance agreements provide severance benefits upon certain qualifying terminations of employment. If the employment of an executive officer of BSB Bancorp were involuntarily terminated other than for cause or voluntarily terminated by an executive officer for good reason on or following a change of control of BSB Bancorp (including the merger) (which we refer to as a “qualifying termination”), then, in addition to certain accrued obligations, the executive officer would become entitled to the following:

•

Severance Payment. A cash severance payment equal to the product of three (3) times (in the case of Messrs. Mahoney, Downs, Tovin and Lowenstein, Jr.) or two (2) times (in the case of Mr. Citrano) the sum of (a) the executive officer’s annual base salary in effect on the date of termination, or if greater, the average base salary rate for the twelve (12)-month period ending on the date of termination and (b) the highest rate bonus paid during the three (3) years prior to the termination date. The cash severance is generally payable in a lump-sum payment within thirty (30) days following the executive officer’s separation from service, except to the extent that the payment is delayed to comply with Section 409A of the Internal Revenue Code, and then any portion delayed shall be paid in a lump sum on the first day of the seventh (7th) month following the executive officer’s separation from service.

•

Medical and Life Insurance. Continued life insurance and non-taxable medical and dental coverage that is substantially comparable and on substantially the same terms and conditions as in effect immediately prior to the termination date at no cost to the executive officer for three (3) years (in the case of Messrs. Mahoney, Tovin, Downs and Lowenstein, Jr.) or two (2) years (in the case of Mr. Citrano). If these continued welfare benefits would violate the law or subject the executive officer to penalties, then, following the executive officer’s separation from service, Belmont Savings Bank will pay to the executive officer a cash lump sum equal to the amount (or remaining amount) of such welfare benefits, payable no later than two and one-half (2.5) months following the executive officer’s separation from service or, if later, within two and one-half (2.5) months following a determination that the payment would be illegal or subject to penalties.

The non-competition and non-solicitation covenants contained in the severance agreements do not apply in the event of a termination of employment after a change in control (including the merger).

For an estimate of the amounts that become payable to BSB Bancorp’s named executive officers under their severance agreements if each experienced a qualifying termination of employment immediately following the effective time of the merger, see “—Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger” below.

Non-Competition Agreement with Robert M. Mahoney

In connection with the merger, People’s United Bank and Mr. Mahoney entered into a non-competition agreement that becomes effective at the time of, and contingent on, closing of the merger. Pursuant to the non-competition agreement, Mr. Mahoney has agreed to abide by certain non-competition covenants for a period of six (6) months following the closing of the merger in exchange for certain federal tax-related benefits. Pursuant to the non-competition agreement, Mr. Mahoney has also agreed to abide by certain covenants of non-solicitation of employees and customers for a nine (9) month-period following the closing of the merger. Mr. Mahoney is also being provided office space and secretarial support for a period of nine (9) months following the merger.

Supplemental Executive Retirement and Other Deferred Compensation Arrangements

BSB Bancorp provides supplemental executive retirement benefits for each of the executive officers and maintains two deferred compensation arrangements for the benefit of BSB Bancorp’s directors. Except for the supplemental executive retirement plan benefits for Messrs. Tovin, Lowenstein, Jr. and Downs, the executive officers and directors are fully vested in all benefits under these arrangements. The disclosure below addresses only the benefits for which Messrs. Tovin, Downs and Lowenstein, Jr. are eligible and which will be enhanced as a result of the merger.

•

Belmont Savings Bank Supplemental Executive Retirement Plan. Pursuant to the Belmont Savings Bank Supplemental Executive Retirement Plan (which we refer to as the “SERP”), BSB Bancorp provides each of Messrs. Tovin, Lowenstein, Jr. and Downs with an annual SERP benefit payable for ten (10) years equal to the product of the executive officer’s (i) final average compensation (defined as the average of such executive officer’s annual gross base salary prior to any elective pre-tax salary reductions during the three (3) consecutive calendar year-periods in which such executive officer’s compensation was highest in the final sixty (60) months of employment) multiplied by (ii) the executive officer’s vested percentage. An executive officer’s vested benefit percentage is determined by multiplying the executive officer’s maximum benefit percentage (twenty percent (20%)) by the executive officer’s vested percentage, determined as of the date of such executive officer’s termination of employment. Without regard to the merger, Messrs. Tovin, Lowenstein, Jr. and Downs are vested in a benefit equal to ten percent (10%) of their final average compensation. In the event of a qualifying termination at any time, including in connection with the merger, the SERP provides for additional credit towards an executive officer’s vested percentage, and the executive officers will become vested in a benefit equal to eighteen percent (18%) of their final average compensation. Payments under the

SERP commence within sixty (60) days following the later of (x) the executive officer’s separation from service or (y) the date the executive officer attains age 62, provided that if an executive officer is a specified employee under Section 409A of the Internal Revenue Code, payments made due to separation from service will commence on the first day of the seventh (7th) month following separation from service.

For an estimate of the value of the enhanced benefit for Messrs. Tovin, Lowenstein, Jr. and Downs under the SERP if each experienced a qualifying termination of employment immediately following the effective time of the merger, see “—Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger” below.

BSB Bancorp ESOP Termination

Belmont Savings Bank executive officers are participants in the Belmont Savings Bank Employee Stock Ownership Plan. The ESOP acquired shares of BSB Bancorp through a share acquisition loan from a wholly owned subsidiary of BSB Bancorp in connection with BSB Bancorp’s initial public offering. The shares acquired with the share acquisition loan have been held in an unallocated stock fund in the ESOP and are allocated to active participants’ stock fund accounts annually as the loan is repaid. The merger agreement requires that the ESOP will be terminated no later than immediately prior to, and contingent upon, the effective time of the merger and BSB Bancorp will direct the ESOP trustee to deliver a sufficient number of shares from the unallocated stock fund to BSB Bancorp’s wholly owned subsidiary in prepayment of the outstanding balance on the loan. As a result of the merger, BSB Bancorp shares held in each participant account and the remaining shares in the unallocated stock fund after the loan repayment will be exchanged for the merger consideration. Following the receipt by the ESOP of a favorable determination letter from the Internal Revenue Service with respect to qualification under Section 401(a) of the Code on termination, the merger consideration in the unallocated stock fund will be allocated on a pro-rata basis to all active participants, based on their account balance under the ESOP. Pursuant to the terms of the ESOP, all participants with an account balance in the ESOP, including executive officers, will become fully vested in their account balance on consummation of the merger.

For an estimate of the amounts that become payable to BSB Bancorp’s executive officers under the ESOP in connection with the termination of the ESOP, see “—Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger” below.

Phantom Stock Award for Director Brusch

BSB Bancorp granted 6,495 shares of phantom stock pursuant to a phantom stock agreement with M. Patricia Brusch, a director of BSB Bancorp. The agreement entitled Ms. Brusch to the right to receive a cash payment (including a cash payment relating to associated dividend equivalent rights) upon the vesting of the phantom shares, which vest in approximately equal annual installments over a period of ten (10) years, commencing in September 2019. In connection with the merger, all shares of phantom stock will vest in connection with Ms. Brusch’s involuntary termination of service by BSB Bancorp (or an acquirer of BSB Bancorp), and Ms. Brusch will receive a payment equal to approximately $214,530 in respect of her shares of phantom stock (applying the same assumptions regarding the value of the merger consideration as set forth above under “—Stock Options and Stock-Based Awards”). The precise value of payment in respect of the shares of phantom stock will depend on the actual price of People’s United common stock on the closing date of the merger.

Post-Closing Roles

The merger agreement does not provide BSB Bancorp’s directors or executive officers with any ongoing role with People’s United.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that from and after the effective time of the merger, People’s United will indemnify and hold harmless, to the fullest extent permitted by applicable law and BSB Bancorp’s articles of incorporation and bylaws as in effect on the date of the merger agreement, each current and former director, officer or employee of BSB Bancorp and its subsidiaries, in their capacities as such, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of BSB Bancorp or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time of the merger, including matters occurring in connection with the merger agreement. The indemnification right will also include the right to advancement of expenses incurred by such persons and the right of reimbursement of such persons to the fullest extent provided in BSB Bancorp’s articles of incorporation or bylaws as in effect on the date of the merger agreement. In addition, for a period of not less than six (6) years after the completion of the merger, People’s United will maintain the insurance and indemnification policies maintained by BSB Bancorp for the benefit of officers and directors of BSB Bancorp, including BSB Bancorp’s directors and executive officers, or will substitute substantially comparable policies of at least the same coverage and amounts, subject to an aggregate premium cap over the period of 300% of the current annual premium, or if the premium cap is exceeded at any time, then People’s United will, in good faith, provide the maximum coverage available at a premium not exceeding the premium cap.

For additional information, see “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance,” beginning on page 84.

Other Compensation Matters

Under the terms of the merger agreement, People’s United (or People’s United Bank) will pay to continuing BSB Bancorp employees, including the executive officers, an annual cash bonus or annual cash incentive award. Subject to a continuing employee’s employment through the payment date, the bonus or award, as applicable, will be in an amount that is not less than the amount calculated under the applicable BSB Bancorp bonus or incentive plan, based on actual performance of BSB Bancorp through the closing of the merger (assuming target levels are achieved for individual weighting), prorated for the portion of the calendar year of the closing of the merger agreement between January of that year and the closing date of the merger. The merger agreement also permits BSB Bancorp to terminate (or People’s United to request the termination of) nonqualified deferred compensation or nonqualified pension plans, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

Quantification of Potential Payments and Benefits to BSB Bancorp’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of BSB Bancorp’s named executive officers (as identified in accordance with SEC regulations) that is based on or otherwise relates to the merger and assumes, among other things, that BSB Bancorp’s named executive officers will incur a qualifying termination of employment following the effective time of the merger. The amounts below do not reflect certain compensation actions that may occur before the effective time of the merger nor do they reflect amounts to which the BSB Bancorp named executive officers are vested in and entitled to without regard to the merger and that are not enhanced as a result of the merger. The actual amounts payable to BSB Bancorp’s named executive officers, if any, will depend on the date of termination, the manner of the termination and the terms of the plans or agreements in effect at such time. For additional details regarding the terms of the payments described below, see the discussion above under the caption “The Merger—Interests of BSB Bancorp’s Directors and Executive Officers in the Merger,” beginning on page 60.

The following table sets forth the amount of payments and benefits that each of BSB Bancorp’s named executive officers would receive in connection with the merger, assuming the following assumptions (except as otherwise provided in the footnotes to the following table): (1) the effective time of the merger is March 31, 2019; and (2) each named executive officer experiences a qualifying termination of employment on March 31, 2019. The table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control (including the merger).

Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)(5)	Total ($)
Robert M. Mahoney	$2,865,000	$2,574,755	$—	$60,641	—	$304,655	$5,805,051
John A. Citrano	754,000	643,689	—	50,188	—	301,191	1,749,068
Hal R. Tovin	1,755,000	901,091	273,718	67,399	—	283,759	3,280,967
Christopher Y. Downs	1,323,000	643,689	204,955	67,399	—	283,759	2,522,802
Carroll M. Lowenstein, Jr.	1,287,000	643,689	180,699	30,381	—	283,759	2,425,528

(1)

Cash. As described above, the cash amount payable to the named executive officers consists of a cash severance payment equal to the product of (i) three (3) (in the case of Messrs. Mahoney, Tovin, Downs and Lowenstein, Jr.) or two (2) (in the case of Mr. Citrano) multiplied by (ii) the named executive officer’s annual rate of base salary in effect on the date of termination and highest rate bonus paid during the three (3) years prior to the termination date, which severance payment is payable under the severance agreements with the named executive officers in a lump sum within thirty (30) days following the date of termination, except to the extent that the payment is delayed to comply with Section 409A of the Internal Revenue Code, and then any portion delayed shall be paid in a lump sum on the first day of the seventh (7th) month following the executive officer’s separation from service. The cash severance payments are “double-trigger” (i.e., the payments are contingent upon a qualifying termination of employment at or following the effective time of the merger).

(2)

Equity. As of the effective time of the merger, all BSB Bancorp stock options awarded to named executive officers are fully vested and are not reflected in this table. As of the effective time of the merger, each outstanding BSB Bancorp restricted stock award that was granted prior to the execution of the merger agreement will vest and be canceled and converted into the right to receive the merger consideration. This table assumes a price per share of People’s United common stock of $16.51 (the average closing price of shares of People’s United’s common stock on the five (5) business days following the announcement of the merger (i.e., the five (5) business day-period beginning on November 27, 2018)). The vesting of the restricted stock awards is “single-trigger” under the terms of the merger agreement.

(3)

Pension/NQDC. With respect to Messrs. Tovin, Lowenstein, Jr. and Downs, whose benefit payable under their respective SERP arrangements will increase from ten percent (10%) to eighteen percent (18%) of their final average compensation as a result of their involuntary termination in connection with the merger, the amounts reflect the present value at the effective date of the merger of the increase in benefit percentage payable to the executive officers over a ten (10) year-period, commencing within sixty (60) days following the later of the applicable executive officer’s separation from service or, if later, the date the applicable executive officer attains age 62, provided that if an executive officer is a specified employee under Section 409A of the Internal Revenue Code, payments made due to separation from service will commence on the first day of the seventh month following separation from service. The payment of the SERP benefit is “double-trigger.”

(4)

Perquisites/Benefits. The severance agreements with the named executive officers provide for life insurance coverage and non-taxable medical and dental coverage, at no cost to the executive officer, that is substantially comparable and on substantially the same terms and conditions to the coverage that is maintained by BSB Bancorp immediately prior to the executive officer’s date of termination. Such coverage is required to be provided to the named executive officer for three (3) years (two (2) years in the case of Mr. Citrano). If these continued benefits would violate applicable laws or subject the executive officer to penalties, then the executive officer is entitled to receive a cash lump sum equal to the amount (or remaining amount) of such welfare benefits, payable no later than two and one-half (2.5) months following the later of the executive officer’s separation from service or the date that a determination is made that such payments would violate the law or be subject to penalties. The payment of the continued welfare benefits is “double-trigger.”
(5)

Other. This column represents the estimated dollar value of additional allocations to executive officers in connection with the termination of the ESOP and repayment of the outstanding BSB Bancorp ESOP share acquisition loan balance at closing. Following repayment of the share acquisition loan balance with shares in the ESOP’s unallocated stock fund, the remaining shares in the ESOP unallocated stock fund will be exchanged for the merger consideration and will be allocated to all eligible employees, including the executive officers, as earnings of the ESOP based on such eligible employee’s account balance. This estimated dollar value attributable to each executive officer as set forth above is based on a number of assumptions that may or may not be accurate at the closing of the merger, including that eligible participants received a ESOP contribution for 2018 approximately equal to the contribution received for 2017, that eligible participants who are currently employed by Belmont Savings Bank remain employed by Belmont Savings Bank through the merger closing date and that the merger consideration value is $33.03 (the average value of People’s United shares as of the first five (5) business days commencing after the first public announcement of the merger (i.e., the five (5) business day-period beginning on November 27, 2018) multiplied by the exchange ratio).

People’s United’s Reasons for the Merger

People’s United’s reasons for entering into the merger agreement include:

•	the opportunity to bolster People’s United’s presence in a well-known, attractive banking market;

•	the opportunity to accelerate People’s United’s expansion strategy in the Greater Boston area;

•	the opportunity to market People’s United’s broader product suite and drive deeper product penetration within BSB Bancorp’s client base;

•	the opportunity to increasingly support clients and prospects with People’s United’s larger balance sheet; and

•	the opportunity to invest People’s United’s capital in a transaction that is expected to be earnings accretive and generate attractive returns by realizing sizeable cost synergies.

People’s United’s board of directors approved the merger agreement after People’s United’s senior management discussed with the board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of BSB Bancorp. People’s United’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. People’s United’s board of directors viewed its position as being based on all the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

It should be noted that this explanation of the People’s United board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements,” beginning on page 34.

People’s United’s Board of Directors After the Merger

People’s United’s board of directors will not change in connection with the merger and the other transactions contemplated by the merger agreement. Information regarding current directors of People’s United, including biographical information, compensation and stock ownership, can be found in People’s United’s proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC and is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information,” beginning on page 107.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BSB Bancorp common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or U.S. federal laws applicable to alternative minimum taxes, are not addressed in this proxy statement/prospectus.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of BSB Bancorp common stock which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those holders of BSB Bancorp common stock that hold their BSB Bancorp common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of BSB Bancorp common stock in light of their individual circumstances or to holders of BSB Bancorp common stock that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers or brokers in securities or currencies;

•	persons that hold BSB Bancorp common stock that are subject to the alternative minimum tax;

•	persons that immediately before the merger owned at least 5% of BSB Bancorp common stock;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold BSB Bancorp common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not U.S. holders; and

•	holders who acquired their shares of BSB Bancorp common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds BSB Bancorp common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:

•

except as discussed below with respect to cash received instead of a fractional share of People’s United common stock, under “—Cash Received Instead of a Fractional Share of People’s United Common Stock,” no gain or loss will be recognized by U.S. holders of BSB Bancorp common stock on the exchange of BSB Bancorp common stock for People’s United common stock pursuant to the merger;

•

the aggregate basis of the People’s United common stock received by a U.S. holder of BSB Bancorp common stock in the merger (including fractional shares of People’s United common stock deemed received and redeemed as described below) will be the same as the aggregate basis of the BSB Bancorp common stock for which it is exchanged; and

•

the holding period of People’s United common stock received in exchange for shares of BSB Bancorp common stock (including fractional shares of People’s United common stock deemed received and redeemed as described below) will include the holding period of the BSB Bancorp common stock for which it is exchanged.

If a U.S. holder of BSB Bancorp common stock acquired different blocks of BSB Bancorp common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of BSB Bancorp common stock.

Completion of the merger is conditioned on, among other things, the receipt by BSB Bancorp and People’s United of legal opinions from Luse Gorman and Simpson Thacher, respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by BSB Bancorp and People’s United to be delivered at the time of closing. Although the merger agreement allows each of People’s United and BSB Bancorp to waive this condition to closing, neither People’s United nor BSB Bancorp currently anticipates doing so. Neither of the tax opinions will be binding on the Internal Revenue Service. Neither People’s United nor BSB Bancorp intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of People’s United Common Stock

A U.S. holder of BSB Bancorp common stock who receives cash instead of a fractional share of People’s United common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by People’s United. As a result, such U.S. holder of BSB Bancorp common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of BSB Bancorp common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting with People’s United treated as the acquirer. Under this method of accounting, BSB Bancorp’s assets and liabilities will be recorded by People’s United at their respective fair values as of the closing date of the merger and added to those of People’s United. Any excess of purchase price over the net fair values of BSB Bancorp’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of BSB Bancorp’s net assets over the purchase price will be recognized in earnings by People’s United on the closing date of the merger. Financial statements of People’s United issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of BSB Bancorp prior to the merger. The results of operations of BSB Bancorp will be included in the results of operations of People’s United beginning on the effective date of the merger.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to the receipt of all approvals and consents required to complete the transactions contemplated by the merger agreement from (i) the Federal Reserve Board, (ii) the OCC, (iii) the Massachusetts DOB and (iv) any other regulatory approval, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on People’s United, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a materially burdensome regulatory condition. Notifications regarding, and/or applications requesting approval for, the transactions contemplated by the merger agreement may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including the Massachusetts Housing Partnership Fund. BSB Bancorp and People’s United have agreed to use their reasonable best efforts to obtain as promptly as practicable all required regulatory approvals and consents. People’s United, BSB Bancorp and/or their respective subsidiaries have filed applications and/or notifications to obtain these required regulatory approvals and consents.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to People’s United after the completion of the merger, or will contain a materially burdensome regulatory condition.

Board of Governors of the Federal Reserve System

Completion of the merger would ordinarily be subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. Under Section 225.12(d)(2) of the Federal Reserve Board’s regulations (12 C.F.R. 225.12(d)(2)), the prior approval of the Federal Reserve Board under the BHC Act is not required in connection with the acquisition by a bank holding company of another bank holding company if the transaction is part of the merger of the bank to be acquired with a subsidiary bank of the acquiring bank holding company, and if the transaction satisfies certain other requirements including that the bank to be acquired not be operated by the bank holding company as a separate entity, and that the transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act.

On November 27, 2018, People’s United filed a notification to the Federal Reserve Board seeking the waiver contemplated by Section 225.12(d)(2) from an application under Section 3 of the BHC Act, and People’s United received a determination, dated December 19, 2018, from the Federal Reserve Board that no regulatory purpose would be served by requiring an application under Section 3 of the BHC Act for the transactions contemplated by the merger agreement. This determination by the Federal Reserve Board is subject to the receipt by the parties of all other regulatory approvals necessary for the transactions contemplated by the merger agreement, and compliance with any terms and conditions that may be imposed in connection with those approvals.

Office of the Comptroller of the Currency

In order to consummate the merger of Belmont Savings Bank with and into People’s United Bank, People’s United Bank must receive the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In considering the approval of an application under the Bank Merger Act, the OCC reviews certain factors, including: (i) the competitive impact of the transaction, (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution, (iii) the convenience and needs of the communities to be served, (iv) the depository institutions’ effectiveness in combating money-laundering activities and (v) the risk to the stability of the United States banking and financial system.

In considering an application under the Bank Merger Act, the OCC also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”). In addition, in connection with an interstate bank merger transaction, the OCC considers certain additional factors under the Riegle-Neal Act Interstate Banking and Branching Efficiency Act of 1994 (which we refer to as the “Riegle-Neal Act”), state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the closing of the transaction.

Furthermore, the Bank Merger Act and OCC regulations require published notice of, and the opportunity for public comment on, the application to the OCC, and authorize the OCC to hold a public hearing or meeting if the OCC determines that a hearing or meeting would be appropriate. The OCC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the OCC frequently receives protests from community groups and others. Any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the OCC.

People’s United Bank’s establishment and operation of branches at Belmont Savings Bank’s existing branch locations is also subject to approval by the OCC.

People’s United Bank filed its application for approval of the bank merger with the OCC on November 27, 2018.

Commonwealth of Massachusetts Division of Banks

People’s United Bank is required to obtain the approval of the Massachusetts Commissioner of Banks (which we refer to as the “Massachusetts Commissioner”) for the bank merger pursuant to Massachusetts General Laws Chapter 167I, Section 3. In considering the approval of an application under Massachusetts General Laws Chapter 167I, Section 3, the Massachusetts Commissioner considers, among other things, whether the transaction will unreasonably affect competition among banking institutions and whether the transaction will promote public convenience and advantage. In making such determination, the Massachusetts Commissioner considers, among other things, a showing of “net new benefits” from the transaction, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the continuing institution’s CRA assessment area and such other matters as the Massachusetts Commissioner may deem necessary or advisable. The Massachusetts Commissioner also reviews the records of the constituent banks under the CRA.

Pursuant to Massachusetts General Laws Chapter 167A, Section 4, People’s United is required to make arrangements satisfactory to the Massachusetts Housing Partnership Fund for People’s United to make a portion of its assets located in Massachusetts available for call by the Massachusetts Housing Partnership Fund for a period of ten years for the purpose of providing loans to the Massachusetts Housing Partnership Fund for financing, down payment assistance, share loans, closing costs and other costs related to creating affordable rental housing, limited equity cooperatives and affordable home ownership opportunities and tenant management programs and tenant unit acquisition or ownership programs in state funded public housing developments. On November 28, 2018, People’s United provided notice of the transaction to the Massachusetts Housing Partnership Fund in order to make the required arrangements.

People’s United Bank’s establishment and operation of branches at Belmont Savings Bank’s existing branch locations is also subject to approval by the Massachusetts DOB under Massachusetts General Laws Chapter 167C, Section 13.

People’s United Bank filed an application for approval of the bank merger pursuant to Massachusetts General Laws Chapter 167I, Section 3 and Massachusetts General Laws Chapter 167C, Section 13 with the Massachusetts DOB on November 27, 2018.

Department of Justice

In addition to the Federal Reserve Board and the OCC, the Department of Justice (which we refer to as the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal banking agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal banking agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

People’s United and BSB Bancorp believe that the merger and bank merger should not raise substantial antitrust or other significant regulatory concerns and that People’s United will be able to obtain all requisite regulatory approvals in a timely manner. However, there can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, as to the timing of any such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be likely to have a material adverse effect on People’s United and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.

Conversion of Shares, Exchange of Certificates, Withholding and Dividends and Distributions

Conversion of Shares and Exchange of Certificates

At or prior to the closing, People’s United will deposit or cause to be deposited with an exchange agent designated by People’s United and reasonably acceptable to BSB Bancorp, for the benefit of the holders of shares of BSB Bancorp common stock, sufficient cash and new certificates for shares of People’s United common stock to be exchanged in accordance with the merger agreement, including the merger consideration and payment of cash in lieu of fractional shares.

The conversion of BSB Bancorp common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange any certificates representing shares of BSB Bancorp common stock for the merger consideration to be received pursuant to the terms of the merger agreement. Promptly following the completion of the merger, shares of BSB Bancorp common stock held in book-entry form will automatically be exchanged for the merger consideration. Holders of shares of BSB Bancorp common stock held in book-entry form will not be required to take any additional actions.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within five days thereafter, the exchange agent will mail to each holder of record of BSB Bancorp common stock immediately prior to the effective time of the merger that has been converted at the effective time of the merger into the right to receive shares of People’s United common stock pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender shares of BSB Bancorp common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. From and after the effective time, BSB Bancorp stockholders who properly surrender their certificates to the exchange agent, together with a properly completed and duly executed letter of transmittal, and such other documents as may be required pursuant to such instructions, will receive for each share of BSB Bancorp common stock 2.0 shares of People’s United common shares plus any cash payable in lieu of any fractional shares of People’s United common shares, and any dividends or distributions such holder has the right to receive pursuant to the merger agreement. No interest will be paid or accrue on any cash paid in lieu of fractional shares.

If a certificate for BSB Bancorp common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by People’s United, the posting of a bond in an amount as People’s United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of BSB Bancorp of shares of BSB Bancorp common stock that were issued and outstanding immediately prior to the effective time.

Fractional Shares

People’s United will not issue any fractional shares of People’s United common stock in the merger. Instead, a BSB Bancorp stockholder who otherwise would have received a fraction of a share of People’s United common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the effective time of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of People’s United common stock which such stockholder of BSB Bancorp (taking into account all fractional share interests to be received by such stockholder) would otherwise be entitled to receive.

Withholding

People’s United and the exchange agent will be entitled to deduct and withhold from any cash paid in lieu of fractional shares or any other amounts otherwise payable pursuant to the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the holder of BSB Bancorp common stock or BSB Bancorp equity awards from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to People’s United common stock will be paid to the holder of any unsurrendered certificates of BSB Bancorp common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of People’s United common stock that the shares of BSB Bancorp common stock represented by such certificate have been converted into the right to receive under the merger agreement.

No Appraisal Rights

Stockholders of a Maryland corporation are not entitled to exercise any rights of an objecting stockholder under the MGCL if the corporation’s stock is listed on a national securities exchange. BSB Bancorp’s stock is listed on NASDAQ. Furthermore, under BSB Bancorp’s articles of incorporation, BSB Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under the MGCL, unless BSB Bancorp’s board of directors determines that such rights apply with respect to a transaction. The board of directors has not made such a determination with respect to the merger. Accordingly, the BSB Bancorp stockholders will not be entitled to assert any appraisal or dissenters’ rights with respect to their shares of BSB Bancorp common stock in connection with the merger.

Stock Exchange Listing

Following the merger, the shares of People’s United common stock will continue to trade on NASDAQ under the symbol “PBCT.”

Delisting and Deregistration of BSB Bancorp Common Stock After the Merger

When the merger is completed, the shares of BSB Bancorp common stock currently listed on NASDAQ will be delisted from NASDAQ and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

This section of the document describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated herein by reference and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement.

Structure of the Merger

People’s United’s board of directors has approved and BSB Bancorp’s board of directors has approved and adopted the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of BSB Bancorp with and into People’s United, with People’s United continuing as the surviving corporation. Immediately following the merger or at such later time as People’s United may determine, Belmont Savings Bank, a Massachusetts-chartered savings bank and a wholly-owned subsidiary of BSB Bancorp, will merge with and into People’s United Bank, a national banking association and a wholly-owned subsidiary of People’s United, with People’s United Bank continuing as the surviving entity, pursuant to an agreement and plan of merger to be agreed upon by People’s United and BSB Bancorp, which agreement shall be in form and substance customary for mergers similar to such merger, including that such merger be conditioned on the prior occurrence of the merger contemplated in the merger agreement.

Merger Consideration

Each share of BSB Bancorp common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive, without interest, 2.0 shares of People’s United common stock, except for specified shares of BSB Bancorp common stock held by BSB Bancorp or People’s United, which will be cancelled.

If the number of outstanding shares of People’s United common stock or BSB Bancorp common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give the holders of BSB Bancorp common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

People’s United will not issue any fractional shares of People’s United common stock in the merger. Instead, People’s United will pay to each former stockholder of BSB Bancorp who otherwise would be entitled to receive a fractional share of People’s United common stock will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of People’s United common stock for the five full trading days ending on the trading day immediately preceding the closing date (which we refer to as the “per share closing price”) of the merger by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of People’s United common stock which such stockholder of BSB Bancorp would otherwise be entitled to receive, after taking into account all fractional share interests to be received by such stockholder of BSB Bancorp.

Governing Documents

At the effective time of the merger, People’s United’s certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law.

Treatment of BSB Bancorp Equity Awards

BSB Bancorp Stock Options

At the effective time of the merger, each BSB Bancorp stock option, whether vested or unvested, will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock equal to the quotient of (A) the product of (x) the number of shares of BSB Bancorp common stock subject to such BSB Bancorp stock option multiplied by (y) the excess, if any, of the per share stock consideration over the exercise price per share of BSB Bancorp common stock of such BSB Bancorp stock option, divided by (B) the per share closing price, with cash payable in lieu of any fractional shares. The consideration payable in respect of BSB Bancorp stock options will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

Other BSB Bancorp Equity Awards

At the effective time of the merger, each other BSB Bancorp equity award, whether vested or unvested, will be cancelled and converted automatically into the right to receive a number of shares of People’s United common stock, equal to the product of (A) the number of shares of BSB Bancorp common stock subject to such other BSB Bancorp equity award multiplied by (B) the exchange ratio of 2.0, with cash payable in lieu of any fractional shares. The consideration payable in respect of other BSB Bancorp equity awards will be issued net of applicable tax withholdings, which will be accomplished through the withholding of shares of People’s United common stock with a value equal to the applicable tax withholding obligation.

BSB Bancorp Phantom Stock Awards

At the effective time of the merger, each BSB Bancorp phantom stock award that is outstanding immediately prior to the effective time (whether vested or unvested) will be cancelled and converted automatically into the right to receive an amount in cash (rounded down to the nearest cent) equal to the per share stock consideration in respect of each share of BSB Bancorp common stock underlying such BSB Bancorp phantom stock award, less any applicable tax withholdings. The consideration payable in respect of BSB Bancorp phantom stock awards will be issued together with any accrued but unpaid dividend equivalents corresponding to such BSB Bancorp phantom stock awards.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. For more information, see “—Conditions to Complete the Merger.”

The merger will become effective as set forth in the articles of merger to be filed with the Department of Assessments and Taxation of the State of Maryland and the certificate of merger to be filed with the Secretary of State of Delaware. The closing of the transactions contemplated by the merger will occur by electronic (PDF), facsimile, or overnight courier exchange of executed documents, or at 10:00 a.m. New York City time at the offices of Simpson Thacher, on a date no later than three business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, or such other date or time mutually agreed in writing by the parties. It currently is anticipated that the completion of the merger will occur by the second calendar quarter of 2019 subject to the receipt of stockholder and regulatory approvals and other customary closing conditions, but neither BSB Bancorp nor People’s United can guarantee when or if the merger will be completed.

Conversion of Shares and Exchange of Certificates

The conversion of BSB Bancorp common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in no event later than five days thereafter, the exchange agent will mail to each holder of record of one or more certificates representing BSB Bancorp common stock immediately prior to the effective time of the merger that have converted at the effective time of the merger into the right to receive People’s United common stock pursuant to the terms of the merger agreement, a letter of transmittal and instructions on how to surrender shares of BSB Bancorp common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement. Promptly following the completion of the merger, shares of BSB Bancorp common stock held in book-entry form will automatically be exchanged for the merger consideration. Holders of shares of BSB Bancorp common stock held in book-entry form will not be required to take any additional actions.

If a certificate for BSB Bancorp common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by People’s United, the posting of a bond in an amount as People’s United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of BSB Bancorp of shares of BSB Bancorp common stock that were issued and outstanding immediately prior to the effective time.

Withholding

People’s United or the exchange agent will be entitled to deduct and withhold from any cash in lieu of fractional shares or any other cash amounts otherwise payable pursuant to the merger agreement to any holder of BSB Bancorp common stock or BSB Bancorp equity awards, as applicable, such amounts as it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of BSB Bancorp common stock or BSB Bancorp equity awards, as applicable, in respect of which the deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions declared with respect to People’s United common stock will be paid to the holder of any unsurrendered certificates of BSB Bancorp common stock until the holder thereof surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which therefore had become payable with respect to the whole shares of People’s United common stock which the shares of BSB Bancorp common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications, or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between People’s United and BSB Bancorp rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by People’s United or BSB Bancorp.

Therefore, the representations and warranties and other provisions of the merger agreement or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of People’s United, BSB Bancorp, or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107. People’s United and BSB Bancorp will provide additional disclosure in their public reports to the extent that they are or become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required under federal securities laws.

The merger agreement contains customary representations and warranties of each of People’s United and BSB Bancorp relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The merger agreement contains representations and warranties made by each of BSB Bancorp and People’s United relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, certain representations and warranties relating to a number of matters are made only by BSB Bancorp to People’s United, including the following:

•	employee and employee benefit plan matters;

•	derivative instruments and transactions;

•	environmental matters;

•	investment securities;

•	real property;

•	intellectual property and information security matters;

•	related party transactions;

•	opinion from financial advisor;

•	loan matters; and

•	insurance matters.

Certain representations and warranties of People’s United and BSB Bancorp are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to BSB Bancorp or People’s United, as the case may be, means any event, circumstance, development, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), material adverse effect shall not be deemed to include the impact of (A) changes in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date of the merger agreement, in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated thereby (including any effect on such person’s or its subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of or at the written direction of People’s United, in the case of BSB Bancorp, or BSB Bancorp, in the case of People’s United, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect on such person has occurred) or (F) the expenses incurred by such person and its subsidiaries in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

BSB Bancorp has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated by the merger agreement, required by law or as consented to in writing by People’s United (such consent not to be unreasonably withheld, conditioned or delayed), it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships. In addition, BSB Bancorp and People’s United have agreed that, during the same period, except as expressly contemplated by the merger agreement, required by law or as consented to in writing by BSB Bancorp and People’s United (such consent not to be unreasonably withheld, conditioned or delayed), each party will not, and will cause each of its subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement, or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

In addition to the general covenants above, BSB Bancorp has agreed that prior to the effective time of the merger (or earlier termination of the merger agreement), except as expressly contemplated by the merger agreement, required by law or as consented to in writing by People’s United (such consent not to be unreasonably withheld, conditioned or delayed), BSB Bancorp may not, and BSB Bancorp may not permit any of its subsidiaries to, undertake the following:

•

other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than (x) indebtedness of BSB Bancorp or any of its wholly-owned subsidiaries to BSB Bancorp or any of its subsidiaries and (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than (x) a subsidiary of BSB Bancorp, (y) in connection with the presentation of items for collection (e.g., personal or business checks), and (z) letters of credit and similar instruments);

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends paid by any of the subsidiaries of BSB Bancorp to BSB Bancorp or any of its wholly-owned subsidiaries, (B) the acceptance of shares of BSB Bancorp common stock as payment for the exercise price of BSB Bancorp stock options or for withholding taxes incurred in connection with the exercise of BSB Bancorp stock options or the vesting or settlement of BSB Bancorp equity awards or (C) to satisfy obligations under the BSB Bancorp benefit plans;

•	grant any BSB Bancorp stock plan awards (or any similar award that would be a BSB Bancorp stock plan award had it been issued under the BSB Bancorp stock plans);

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business, pursuant to the exercise of BSB Bancorp stock options or the vesting or settlement of BSB Bancorp equity awards;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than permitted encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•

except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, in any corporation, or other entity other than a wholly-owned subsidiary of BSB Bancorp;

•

except in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, any BSB Bancorp material contract, other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to BSB Bancorp, or (ii) enter into any contract that would constitute a BSB Bancorp contract if it were in effect on the date of the merger agreement;

•

except as required under applicable law or the terms of any BSB Bancorp benefit plan that is in effect on the date of the merger agreement, or as otherwise agreed between the parties, (i) increase the compensation or benefits payable to any current or former employee or director except in the ordinary course of business consistent with past practice for current employees (A) whose annual base salary is expected to be less than $150,000 and (B) who is not party to a change of control agreement; (ii) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees or (B) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business; (iii) enter into, adopt or terminate any BSB Bancorp benefit plan, except as permitted by clause (ii); (iv) amend any BSB Bancorp benefit plan, other than amendments that (A) do not materially increase the cost to BSB Bancorp of maintaining such BSB Bancorp benefit plan, or (B) are required by applicable law or regulation; (v) discretionarily accelerate the vesting or payment of any BSB Bancorp equity award; (vi) loan or advance of money or other property by BSB Bancorp or its subsidiaries to any of their present or former directors or officers; or (vii) enter into or adopt any collective bargaining agreement;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $125,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or the surviving corporation;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend BSB Bancorp’s articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries (other than mergers or consolidations solely involving its subsidiaries);

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materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a governmental entity;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or by any applicable law, regulations, guidelines or policies imposed by any governmental entity;

•	enter into any material new line of business;

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make any loans or extensions of credit except in the ordinary course of business consistent with past practices or loans or extensions of credit in excess of $5.0 million in a single transaction, in each case, except for renewals of loans or extensions of credit in existence as of the date of the merger agreement in excess of such amount, where the aggregate credit commitment is not further increased, or pursuant to existing commitments; provided, that People’s United must respond to any requests for a consent to make such loan or extension of credit in writing within two business days after the loan package is delivered to People’s United, and, which consent shall be deemed to have been given if People’s United has not objected to a proposed action by BSB Bancorp within two business days after the loan package is delivered to People’s United;

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make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

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make, or commit to make, any capital expenditures in excess of $300,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by BSB Bancorp to People’s United;

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other than in the ordinary course of business, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended material tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

People’s United has agreed to a more limited set of restrictions on its business prior to the effective time of the merger. Specifically, People’s United has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, as required by law or as consented to in writing by BSB Bancorp (such consent not to be unreasonably withheld, conditioned or delayed), it will not and will not permit any of its subsidiaries to undertake the following:

•	amend People’s United’s certificate of incorporation or bylaws in a manner that would adversely affect the economic benefits of the merger to the holders of BSB Bancorp common stock;

•	adjust, split, combine or reclassify any capital stock of People’s United;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of People’s United;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters

People’s United and BSB Bancorp have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. People’s United and BSB Bancorp have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to consummate the transactions contemplated by the merger agreement, and BSB Bancorp will thereafter as promptly as practicable mail or deliver the proxy statement/prospectus to BSB Bancorp’s stockholders. People’s United has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and BSB Bancorp has agreed to furnish all information concerning BSB Bancorp and the holders of BSB Bancorp common stock as may be reasonably requested in connection with any such action.

People’s United and BSB Bancorp have agreed to cooperate with each other and use, and cause their applicable subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

Additionally, each of People’s United and BSB Bancorp has agreed to furnish, upon request, to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of People’s United, BSB Bancorp or any of their respective subsidiaries to any governmental entity in connection with the transactions contemplated by the merger agreement.

People’s United and BSB Bancorp have each agreed to use reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger and (ii) avoid or eliminate all impediments under applicable law so as to enable the closing of the merger to occur as soon as possible, provided that People’s United will not be required and BSB Bancorp will not be permitted to take, or agree to take, any actions or agree to any condition or restriction, in connection with the grant of certain required regulatory approvals, that would reasonably be expected to result in a materially burdensome regulatory condition.

Employee Benefit Matters

During the period commencing at the effective time and ending on the first anniversary of the closing date of the merger (or, if shorter, during the period of employment of a BSB Bancorp continuing employee following the closing date of the merger), People’s United has agreed to provide to the BSB Bancorp continuing employees with (i) a base salary or wage rate, as applicable, that is no less than that provided by BSB Bancorp to the continuing employees prior to the closing of the merger, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of People’s United and its subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of People’s United and its subsidiaries. Any continuing employee of BSB Bancorp and its subsidiaries who (a) is not party to a “severance agreement” or “change of control agreement” and (b) is terminated by BSB Bancorp without cause at the request of People’s United on the closing date of the merger or by People’s United without cause within twelve months following the closing date of the merger will be entitled to severance in accordance with the severance practice set forth in the disclosure schedules accompanying the merger agreement.

For the remainder of the calendar year in which the closing date of the merger occurs, People’s United will use commercially reasonable efforts to maintain the BSB Bancorp benefit plans that provide health coverage to continuing employees and former BSB Bancorp employees whose employment has been terminated but who have elected continued coverage under the terms of Section 4980B of the Code.

At least 30 business days prior to the effective time of the merger, People’s United may request that BSB Bancorp take any and all actions, to the extent permitted by law and the terms of the applicable BSB Bancorp benefit plan to amend, freeze, and/or terminate any of the BSB Bancorp benefit plans that are effective as of immediately prior to the effective time of the merger, and if requested by People’s United, to implement any such actions.

Subject to the terms and conditions of the merger agreement, effective no later than immediately prior to, and contingent upon, the effective time of the merger (which we refer to as the “ESOP termination date”), BSB Bancorp will adopt such necessary resolutions and/or amendments to the ESOP to (i) terminate the ESOP, (ii) direct the ESOP trustee to deliver a sufficient number of unallocated shares of BSB Bancorp common stock held in the ESOP’s Unallocated Stock Fund (as defined in the ESOP) to BSB Bancorp to repay any outstanding ESOP loan at the effective time of the merger (based on a value per share of BSB Bancorp common stock equal to the per share stock consideration), (iii) provide for treatment of all remaining shares of BSB Bancorp common stock held in the ESOP trust in accordance the merger agreement, and (iv) provide that no new participants will be admitted to the ESOP on or after the ESOP termination date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of People’s United, which shall not be unreasonably withheld, and BSB Bancorp shall deliver to People’s United an executed copy of such resolutions and any necessary amendments as soon as practicable following their approval by BSB Bancorp’s board of directors and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the ESOP as of the ESOP termination date will become fully vested as of such date, and any unallocated shares of BSB Bancorp common stock held in the ESOP’s Unallocated Stock Fund after repayment of the ESOP loan will be converted into shares of People’s United common stock in accordance with the terms of the merger agreement and will be allocated as earnings to the accounts of ESOP participants who are employed as of the closing date of the merger based on their account balances under the ESOP as of the closing date of the merger. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

People’s United will pay, or cause People’s United Bank to pay, for the year in which the closing of the merger occurs and in accordance with the merger agreement, an annual cash bonus or incentive to each continuing BSB Bancorp employee that participated in BSB Bancorp benefit plans that provided for annual cash bonuses or cash incentive awards. Subject to a continuing BSB Bancorp employee’s employment through the applicable payment date, the bonus or award, as applicable, will be in an amount that is not less than the amount calculated under the applicable BSB Bancorp bonus or incentive plan, based on actual performance of BSB Bancorp through the closing of the merger (assuming target levels are achieved for individual weighting), prorated for the portion of the calendar year of the closing of the merger between January of that year and the closing date.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, People’s United will indemnify and hold harmless, to the fullest extent permitted by applicable law, BSB Bancorp’s articles of incorporation and bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by BSB Bancorp or any of its subsidiaries, each present and former director, officer or employee of BSB Bancorp and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether arising before or after the effective time of the merger, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of BSB Bancorp or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time of the merger, including matters occurring in connection with the merger agreement. The right to indemnification will also include the right to the advancement of expenses to such persons, and the right to reimbursement of expenses incurred to enforce the right to indemnification and advancement of expenses, to the fullest extent provided in BSB Bancorp’s articles of incorporation or bylaws as in effect on the date of the merger agreement or any agreements providing for indemnification by BSB Bancorp or any of its subsidiaries.

The merger agreement requires People’s United to maintain, for a period of six years after the effective time of the merger, BSB Bancorp’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims against present and former officers and directors of BSB Bancorp or any of its subsidiaries arising from facts or events that occurred at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. However, People’s United is not required to spend on an annual basis, more than 300% of the current annual premium paid as of the date of the merger agreement by BSB Bancorp for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then People’s United will maintain policies of insurance which, in People’s United’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, People’s United or (with People’s United’s permission) BSB Bancorp may obtain at or prior to the effective time of the merger a six-year “tail” policy under BSB Bancorp’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap. If People’s United or BSB Bancorp purchases such a “tail policy,” People’s United must maintain the policy in full force and effect from and after the effective time and continue to honor its obligations thereunder.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of People’s United common stock to be issued in the merger, access to information, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, advice of changes, the bank merger and no control of each other’s business.

Stockholder Meeting of BSB Bancorp and Recommendation of BSB Bancorp’s Board of Directors

In accordance with applicable law and BSB Bancorp’s articles of incorporation and bylaws, BSB Bancorp will hold a meeting of its stockholders as soon as reasonably practicable for the purpose of voting to approve the merger and upon other related matters. BSB Bancorp’s board of directors has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger. BSB Bancorp has also agreed to engage a proxy solicitor reasonably acceptable to People’s United to assist in the solicitation of proxies from the holders of BSB Bancorp common stock relating to the vote required to approve the merger. However, subject to the terms of the merger agreement, if BSB Bancorp’s board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would violate its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may submit the merger agreement to its stockholders without recommendation or may change its recommendation (although the resolutions approving the merger agreement may not be rescinded or amended), in which event, BSB Bancorp’s board of directors may communicate the basis for its lack of a recommendation or a change in its recommendation to its stockholders in this proxy statement/prospectus or an amendment or supplement hereto to the extent required by law, provided that (1) it gives People’s United at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by BSB Bancorp’s board of directors in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describing in reasonable detail such other event or circumstances) and (2) at the end of such notice period, BSB Bancorp’s board of directors takes into account any amendment or modification to the merger agreement proposed by People’s United and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless violate its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period, except that the applicable period shall be three business days.

BSB Bancorp must adjourn or postpone such meeting if as of the time for which such meeting is originally scheduled, there are insufficient shares of BSB Bancorp common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BSB Bancorp has not received proxies representing a sufficient number of shares necessary for approval of the merger. Notwithstanding anything to the contrary, unless the merger agreement has been terminated in accordance with its terms, BSB Bancorp shall call a meeting of its stockholders and submit the merger to its stockholders for the purpose of voting on the merger proposal.

Agreement Not to Solicit Other Offers

BSB Bancorp will not, and will cause its subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of BSB Bancorp, is considering making, an acquisition proposal of the existence of this covenant. However, in the event that prior to the approval of the merger by BSB Bancorp’s stockholders, BSB Bancorp receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that BSB Bancorp’s board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would violate its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, BSB Bancorp enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between People’s United and BSB Bancorp, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with BSB Bancorp. BSB Bancorp will, and will use its reasonable best efforts to, cause its and its subsidiaries’ officers, directors, agents, advisors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than People’s United with respect to any acquisition proposal. BSB Bancorp will promptly (and in any event within one business day) advise People’s United following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of; and the identity of the person making such inquiry or acquisition proposal, and copies of any proposed agreements, financing commitments, term sheets or letters of intent related thereto), and will keep People’s United apprised on a current basis of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of BSB Bancorp and its subsidiaries, or 25% or more of any class of equity or voting securities of BSB Bancorp or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BSB Bancorp, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of BSB Bancorp or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BSB Bancorp, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving BSB Bancorp or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of BSB Bancorp.

Conditions to Complete the Merger

People’s United’s and BSB Bancorp’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the receipt of the requisite approval of the merger by BSB Bancorp’s stockholders;

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the People’s United common stock to be issued upon the consummation of the merger;

•	the receipt of necessary regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods without the imposition of any materially burdensome condition;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, with respect to the People’s United common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

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the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed (except to the extent such representations and warranties speak as of an earlier date), subject to materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer’s certificate from the other party to such effect); and

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the receipt by such party of a written opinion of legal counsel based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

Neither BSB Bancorp nor People’s United can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither BSB Bancorp nor People’s United has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

•	by mutual written consent of People’s United and BSB Bancorp;

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by either People’s United or BSB Bancorp, if any governmental entity that must grant a required regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a required regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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by either People’s United or BSB Bancorp, if the merger has not been consummated on or before November 26, 2019 (which we refer to as the “termination date”), unless the failure of the merger to be consummated by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement (BSB Bancorp’s and People’s United’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “termination date termination right”);

•	by either People’s United or BSB Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within the earlier of the termination date and 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (BSB Bancorp’s or People’s United’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as the “material breach termination right”); or

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by People’s United, if (i) prior to obtaining the approval of the merger by BSB Bancorp’s stockholders, BSB Bancorp or BSB Bancorp’s board of directors (A) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated in the merger agreement, or recommends to its stockholders an acquisition proposal other than the merger, or (B) materially breaches the obligation to call and hold the BSB Bancorp stockholder meeting, and, recommend to its stockholders, in accordance with the terms of the merger agreement, the approval of the merger or to refrain from soliciting an alternative acquisition proposal; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of BSB Bancorp common stock is commenced (other than by People’s United or a subsidiary thereof), and BSB Bancorp’s board of directors recommends that BSB Bancorp’s stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act (People’s United’s right to terminate the merger agreement pursuant to this sub-bullet, we refer to as “People’s United’s change of recommendation termination right”).

Effect of Termination

If the merger agreement is terminated in accordance with its terms, it will become void and have no effect except that (1) both People’s United and BSB Bancorp will remain liable for any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement (which, for BSB Bancorp, includes loss of economic benefits of the merger, including the loss of the premium, for BSB Bancorp’s stockholders and holders of BSB Bancorp equity awards) and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of the termination fee and the confidential treatment of information.

Termination Fee

BSB Bancorp will pay People’s United a termination fee of $12.5 million if the merger agreement is terminated in the following circumstances:

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In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an acquisition proposal with respect to BSB Bancorp and (A) (x) thereafter the merger agreement is terminated by either People’s United or BSB Bancorp pursuant to the termination date termination right and BSB Bancorp failed to obtain the required vote of its stockholders at the BSB Bancorp stockholder meeting to approve the merger (and all the other conditions to the obligations of BSB Bancorp to consummate the merger had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter the merger agreement is terminated by People’s United pursuant to its material breach termination right as a result of a willful breach of the merger agreement by BSB Bancorp, and (B) prior to the date that is twelve months after the date of such termination, BSB Bancorp enters into a definitive agreement or consummates a transaction with respect to such acquisition proposal, then BSB Bancorp will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay People’s United, by wire transfer of same day funds, the termination fee (provided that for purposes of the foregoing, all references in the definition of “acquisition proposal” to “25%” will instead refer to “50%”).

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In the event that the merger agreement is terminated by People’s United pursuant to People’s United’s change of recommendation termination right, then BSB Bancorp will pay People’s United, by wire transfer of same day funds, the termination fee within two business days of the date of termination.

Expenses and Fees

Except with respect to the termination fee, as described elsewhere in this proxy statement/prospectus, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by People’s United and BSB Bancorp.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by BSB Bancorp and People’s United in writing, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by BSB Bancorp’s stockholders, except that after the approval of the merger by BSB Bancorp’s stockholders, there may not be, without further approval of BSB Bancorp’s stockholders, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time of the merger, BSB Bancorp and People’s United, with the authorization of their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger by BSB Bancorp’s stockholders, there may not be, without further approval of BSB Bancorp’s stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party to any extension or waiver must be in writing.

DESCRIPTION OF PEOPLE’S UNITED CAPITAL STOCK

The following summary is a description of the material terms of People’s United’s capital stock and should be read in conjunction with the section entitled “Comparison of Stockholder Rights,” beginning on page 92. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the DGCL, People’s United’s certificate of incorporation and bylaws. Copies of People’s United’s certificate of incorporation and bylaws are incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information,” beginning on page 107.

General

People’s United’s authorized capital stock consists of 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Upon completion of the merger, People’s United would have approximately 398,049,530 shares of People’s United common stock issued and outstanding. This amount, which may vary as of the actual closing date, was calculated by adding the aggregate number of shares of People’s United common stock expected to be issued in the merger (approximately 20,535,504, based on the number of shares of BSB Bancorp common stock outstanding on December 31, 2018) to the 377,514,026 shares of People’s United common stock issued and outstanding as of December 31, 2018.

Common Stock

Holders of People’s United common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. The board of directors’ right to declare dividends will be subject to the rights of any holders of the Series A preferred stock (as defined below) or any other preferred stock that People’s United may issue in the future, or any other stock with superior dividend rights and People’s United’s legal ability to make certain other payments. People’s United’s board of directors may fix the dividend rights and rates of preferred stock when it is issued.

Each holder of People’s United common stock is entitled to one vote for each share held on each matter submitted for stockholder action. People’s United common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

In the event of People’s United’s liquidation, dissolution or winding up, the holders of People’s United’s common stock would be entitled to receive, after payment or provision for payment of all debts and liabilities and the full liquidation preferences of the Series A preferred stock, all of People’s United’s assets available for distribution. If People’s United issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

All outstanding shares of People’s United common stock are, and shares to be issued in the merger will be, when issued, fully paid and nonassessable.

Preferred Stock

People’s United’s board of directors is authorized to cause shares of preferred stock to be issued in one or more series and with respect to each such series fix (i) the designation of the series, (ii) the authorized number of shares of the series, which the board (except as otherwise provided in the creation of the series) may increase or decrease, (iii) the dividend rate or rates and the time or time sat which and conditions upon which the dividends, if declared, will be payable, (iv) redemption rights, if any, for the shares of the series, (v) the amounts payable on the shares of the series in any liquidation, dissolution or winding up of People’s United, (vi) whether the shares of the series will be convertible into another class of preferred stock or into common shares and (vii) any other powers, designations, preferences and other special rights that are not inconsistent with People’s United’s certificate of incorporation and the DGCL.

In October 2016, People’s United issued 10,000,000 shares of fixed-to-floating rate non-cumulative perpetual preferred stock, Series A (which we refer to as the “Series A preferred stock”). The Series A preferred stock: (i) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at People’s United’s option (A) in whole or in part, at any time, or from time to time, on or after December 15, 2026, and (B) in whole, but not in part, following the occurrence of a “regulatory capital event,” as defined with respect to the Series A preferred stock.

Through, but excluding December 15, 2026, dividends on the Series A preferred stock will accrue, on a non-cumulative basis, at an annual rate of 5.625%. Commencing on December 15, 2026 and continuing for so long as any shares of Series A preferred stock remain outstanding, dividends on the Series A preferred stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR plus a spread of 4.02%. The Series A preferred stock ranks senior to shares of People’s United common stock in the event of liquidation or dissolution of People’s United.

As of December 31, 2018, 10,000,000 shares of Series A preferred stock were outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for People’s United’s common stock is Computershare Inc. The common stock is listed on NASDAQ under the symbol “PBCT.”

Restrictions on Ownership

The ability of a third party to acquire People’s United’s stock is limited under applicable U.S. banking laws. The BHC Act requires any bank holding company to obtain the approval of the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of People’s United’s outstanding common stock. Any “company,” as defined in the BHC Act, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring “control” of People’s United. “Control” for purposes of the BHC Act generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to control the election of a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. A person, other than an individual, that controls People’s United for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve Board’s regulations thereunder, a person, entity, or group of persons or entities acting in concert, is prohibited from acquiring “control” of a bank holding company such as People’s United unless the Federal Reserve Board has been given prior notice and has not objected to the transaction. The acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as People’s United, generally would constitute the acquisition of control of the bank holding company under the Change in Bank Control Act.

COMPARISON OF STOCKHOLDER RIGHTS

People’s United is incorporated under the laws of the State of Delaware, and BSB Bancorp is incorporated under the laws of the State of Maryland. Upon completion of the merger, the certificate of incorporation and bylaws of People’s United in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, the rights of BSB Bancorp’s stockholders who receive shares of People’s United common stock as a result of the merger will be governed by the DGCL, People’s United’s certificate of incorporation and bylaws. The following discussion summarizes certain material differences between the rights of holders of BSB Bancorp common stock and People’s United common stock resulting from the differences in their governing documents and in the MGCL and the DGCL.

This discussion does not purport to be a complete statement of the rights of holders of People’s United common stock under the DGCL, People’s United’s certificate of incorporation and bylaws or the rights of holders of BSB Bancorp common stock under the MGCL, BSB Bancorp’s articles of incorporation and bylaws, and is qualified in its entirety by reference to the governing corporate documents of People’s United and BSB Bancorp and applicable law. For more information, see “Where You Can Find More Information,” beginning on page 107.

People’s United	BSB Bancorp

Capital Stock

People’s United’s certificate of incorporation authorizes 1,950,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2018, there were 377,514,026 shares of People’s United common stock and 10,000,000 shares of People’s United preferred stock issued and outstanding.	BSB Bancorp’s articles of incorporation authorize 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2018, there were 9,776,429 shares of BSB Bancorp common stock issued and outstanding and no shares of BSB Bancorp preferred stock issued and outstanding.

Board of Directors

Section 141(b) of the DGCL provides that the number of directors constituting the board may be fixed by the certificate of incorporation or bylaws of a corporation. People’s United’s certificate of incorporation provides that the board of directors shall consist of not fewer than five nor more than 15 directors. People’s United currently has 12 directors. People’s United’s board of directors is declassified. All directors are elected annually to People’s United’s board of directors for one-year terms.	Section 2-402 of the MGCL provides that each corporation shall have at least one director. BSB Bancorp’s bylaws provide that the number of directors on the board of directors shall be fixed from time to time by a vote of its board of directors, but shall never be less than the number required by the MGCL. BSB Bancorp currently has eleven directors. BSB Bancorp’s board of directors is divided into three classes, with terms of office of each class expiring at the end of each consecutive year.

Director Qualifications

People’s United’s bylaws provide that a director must be at least 18 years of age and that no director may be or become affiliated with any other depository institution while a member of the People’s United board of directors if such affiliation would violate applicable law.	BSB Bancorp’s bylaws provide that, unless otherwise required by law, not fewer than a majority of the directors must be citizens of Massachusetts and residents therein, and at least two directors must at the time of their election be residents of the Town of Belmont. In addition, each director: (i) must be at least 21 years of age; (ii) must not be in arrears more than two months in payments due to a direct or indirect subsidiary or affiliate of BSB Bancorp on any indebtedness; and (iii) must, commencing not

People’s United	BSB Bancorp
later than 30 days after first being elected, be a depositor of a direct or indirect subsidiary of BSB Bancorp. No person is eligible for election or appointment to BSB Bancorp’s board of directors: (i) if such person has been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. § 1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime. No person may serve on BSB Bancorp’s board of directors and at the same time be a director, officer or corporator of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction) that is not an affiliate of BSB Bancorp. No person is eligible for election or appointment to BSB Bancorp’s board of directors if such person is the representative or nominee of a company of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to BSB Bancorp’s board of directors under BSB Bancorp’s bylaws.

Removal of Directors

As described above under “—Board of Directors,” People’s United has a declassified board of directors.	As described above under “—Board of Directors,” BSB Bancorp has a classified board of directors.

Under Section 141(k) of the DGCL, in a corporation with a declassified board of directors, any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote at an election of directors, unless the certificate of incorporation provides otherwise. People’s United’s certificate of incorporation provides that a director may be removed at any time, with or without cause, and upon the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon.	Under Section 2-406(a) of the MGCL, the stockholders of a corporation may remove any director by the affirmative vote of a majority of the outstanding shares of stock entitled to vote thereon, except (i) as otherwise provided in the charter of the corporation and (ii) as required by Section 2-406(b) of the MGCL, which provides that if the directors have been divided into classes, a director may not be removed without cause. BSB Bancorp’s articles of incorporation provide that a director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

People’s United	BSB Bancorp
Filling Vacancies on the Board of Directors

Section 142(e) of the DGCL and People’s United’s certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by the affirmative vote of at least a majority of the remaining directors, whether or not a quorum. Pursuant to the certificate of incorporation of People’s United, a director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified.	BSB Bancorp has elected to be subject to Section 3-804(c) of the MGCL, which provides that any vacancies resulting from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of two-thirds of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Amendment of Certificate/Articles of Incorporation

People’s United’s certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of at least a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon.

People’s United’s certificate of incorporation provides that certain provisions of the certificate of incorporation may not be altered, amended, repealed or rescinded without the affirmative vote of either (i) at least a majority of the authorized number of directors and, if one or more “interested stockholders” (as defined in People’s United’s certificate of incorporation) exist, by at least a majority of the “disinterested directors” (as defined in People’s United’s certificate of incorporation); or (ii) the holders of at least two-thirds of the total votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote thereon and, if the alteration, amendment, repeal or rescission is proposed by or on behalf of an “interested stockholder” or a director who is an “affiliate” or “associate” (each as defined in People’s United’s certificate of incorporation) of an “interested stockholder,” by the affirmative vote of at least a majority of the total votes eligible to be cast by holders of the outstanding shares of stock entitled to vote thereon not beneficially owned by an “interested stockholder” or an “affiliate” or “associate” thereof. Amendment of the provision of People’s United’s certificate of incorporation relating to “business

Section 2-604 of the MGCL generally requires stockholder approval to amend or repeal provisions in the articles of incorporation, except, as provided in Section 2-605 of the MGCL, amendments to change the name of the corporation or to change the name or other designation or the par value of any class or series of stock of the corporation and the aggregate par value of the stock of the corporation.

BSB Bancorp’s articles of incorporation provide that BSB Bancorp may amend or repeal any provision in the articles of incorporation in the manner prescribed by the MGCL and no stockholder approval will be required if such approval is not required by the MGCL for the proposed amendment or repeal.

No proposed amendment or repeal of any provision of the articles of incorporation will be submitted to a stockholder vote unless the board of directors has (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of the stockholders.

Where required, stockholder approval of any amendment or repeal of any provision of BSB Bancorp’s articles of incorporation must be approved by at least two-thirds of all votes entitled to be cast by the holders of shares of BSB Bancorp capital stock entitled to vote on the matter, except that the proposed amendment or repeal of any provision of the articles of incorporation need only be approved by the vote of a majority of all the votes entitled to be

People’s United	BSB Bancorp
combinations” (as defined in People’s United’s certificate of incorporation) must also be approved by the affirmative vote of either: (A) at least a majority of the “disinterested directors” or (B) at least two-thirds of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, together with the affirmative vote of at least 50% of the total number of votes eligible to be cast by the holders of the outstanding shares of stock entitled to vote generally in the election of directors not beneficially owned by any “interested stockholder” or “affiliate” or “associate” thereof, voting together as a single class.

cast by the holders of shares of BSB Bancorp capital stock entitled to vote on the matter if the amendment or repeal of such provision is approved by at least two-thirds of the whole board of directors.

Notwithstanding any other provision of BSB Bancorp’s articles of incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of BSB Bancorp stock required by law or by the articles of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of BSB Bancorp capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal certain provisions of the articles of incorporation.

Amendment of Bylaws

People’s United’s certificate of incorporation provides that the bylaws may be altered, amended, rescinded or repealed by the affirmative vote of at least two-thirds of the board of directors. People’s United’s certificate of incorporation also provides that the bylaws adopted by the board of directors may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote on such matter at any annual meeting or at any special meeting called for that purpose. Both People’s United’s certificate of incorporation and bylaws provide that provisions of the bylaws that contain supermajority voting requirements may not be altered, amended, rescinded or repealed without the affirmative vote of the board of directors or the holders of the outstanding shares of stock entitled to vote on the matter that is not less than the supermajority specified in such provision.	BSB Bancorp’s articles of incorporation provide that the bylaws may be adopted, amended or repealed by the approval of a majority of the whole board or by the affirmative vote of at least 80% of the voting power of all of the outstanding shares of stock entitled to vote generally in an election of directors, voting together as a single class (in addition to any vote of the holders of any class or series of BSB Bancorp stock otherwise required by law or BSB Bancorp’s articles of incorporation).

Notice of Stockholder Meetings

In accordance with Section 222(b) of the DGCL, People’s United’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.	In accordance with Section 2-504 of the MGCL, BSB Bancorp’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 90 days before the meeting date.

Right to Call Special Meeting of Stockholders

People’s United’s bylaws authorize the calling of a special meeting of stockholders by the chairman of the board, the chief executive officer or the president or by resolution of at least three-fourths of the directors then in office, subject to the rights of the holders of any outstanding series of People’s United preferred stock.	BSB Bancorp’s bylaws authorize the calling of a special meeting of stockholders by the president, by a majority of the directors then in office or by the executive committee. Special meetings of the stockholders may also be called by the corporate secretary, but only on the written request of

People’s United	BSB Bancorp
People’s United’s stockholders do not have the ability to call a special meeting.	stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be mailed or delivered to BSB Bancorp’s principal office in Maryland, addressed to the corporate secretary.

Stockholder Nominations and Proposals

People’s United’s certificate of incorporation requires a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders’ meeting to give not less than 120 days’ notice in advance of the annual stockholders’ meeting to the corporate secretary. In the event of a special meeting, such notice shall be given to the corporate secretary not later than the close of business on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to stockholders or (ii) the date on which a public announcement of such meeting is first made. Similarly, People’s United’s bylaws generally require a stockholder who intends to raise new business at an annual meeting to deliver to notice to the People’s United secretary at the principal executive offices of People’s United not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then such notice by the stockholder must be delivered not less than 90 days and not more than 120 days prior to such annual meeting or the tenth day following the date on which notice of such meeting is given to the stockholder. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to People’s United concerning the nature of the new business, the stockholder and beneficial owner, if any, on whose behalf the proposal is made, the stockholder’s and beneficial owner’s interest in the matter and any voting arrangement or understandings entered into between stockholders (or beneficial owners) in connection with such proposal. Stockholders are required to update this information from time to time.

BSB Bancorp’s bylaws require a stockholder who intends to nominate a candidate for election to the board of directors or to raise new business at a meeting of stockholders to deliver or mail notice which is received by the corporate secretary of BSB Bancorp at its principal executive office not less than 80 days nor more than 90 days prior to any such meeting. In the event that less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice by the stockholder shall be delivered or mailed and received by the corporate secretary of BSB Bancorp not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made.

A stockholder’s notice regarding any business other than proposing a nominee for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on BSB Bancorp’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of BSB Bancorp capital stock that are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

A stockholder’s notice proposing a nominee for director must set forth, in writing, (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to

People’s United	BSB Bancorp
such person that would indicate such person’s qualification under BSB Bancorp’s bylaws; and (ii) as to the stockholder giving the notice: (1) the name and address of such stockholder as they appear on BSB Bancorp’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (2) the class or series and number of shares of BSB Bancorp capital stock that are owned beneficially or of record by such stockholder and such beneficial owner; (3) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (4) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice; and (5) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Limitation of Personal Liability of Directors

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

People’s United’s certificate of incorporation exempts directors from personal liability to People’s United or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent not expressly prohibited in the DGCL.

Under Section 2-405.2 of the MGCL and Section 5-418 of the Courts and Judicial Proceedings Article of the Maryland Code, a corporation’s articles of incorporation may expand or limit the liability of its directors and officers to the corporation or its stockholders for money damages, with certain limitations. Under BSB Bancorp’s articles of incorporation, neither officers nor directors of BSB Bancorp will be liable for money damages to BSB Bancorp or its stockholders, except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise provided by the MGCL.

People’s United	BSB Bancorp

Indemnification of Officers, Directors and Employees

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he or she was a party to by virtue of the fact that he or she is or was a director or officer of the corporation.

The certificate of incorporation of People’s United provides that People’s United shall indemnify, to the fullest extent permitted under the DGCL, any person who is or was or has agreed to become a director or officer of People’s United against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United and,

BSB Bancorp’s articles of incorporation provide that BSB Bancorp will indemnify its current and former directors and officers, whether serving BSB Bancorp or at its request any other entity, to the fullest extent required or permitted by the MGCL. BSB Bancorp’s articles of incorporation also provide that BSB Bancorp will indemnify other employees and agents to the extent authorized by the board of directors and permitted by law. This right to indemnification includes the right to be paid by BSB Bancorp the expenses incurred in defending an indemnification proceeding in advance of its final disposition, to the fullest extent permitted by law.

The MGCL permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred unless it is proven that (i) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with active and deliberate dishonesty, (ii) the person actually received an improper personal benefit or (iii) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful. The MGCL provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The MGCL also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the grounds that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The MGCL provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses.

The MGCL provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the

People’s United	BSB Bancorp
with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. People’s United may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers. The certificate of incorporation also provides that People’s United shall indemnify any present or former director or officer of People’s United to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

BSB Bancorp’s articles of incorporation provide, consistent with the MGCL, that the rights to indemnification and to the advancement of expenses conferred by BSB Bancorp’s articles of incorporation are not exclusive of any other right which a person may have under any statute, BSB Bancorp’s articles of incorporation, BSB Bancorp’s bylaws, any agreement, any vote of stockholders or the board of directors, or otherwise.

Anti-Takeover Provisions

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of at least 10% of the assets of the corporation. The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and

Title 3, Subtitle 7 of the MGCL contains a control share acquisition statute which, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (which we refer to as “control shares”) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by stockholders of the control share acquisition must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share statute through a charter or bylaw provision, which BSB Bancorp has done pursuant to its bylaws. Accordingly, the MGCL control share acquisition statute does not apply to acquisitions of shares of BSB Bancorp common stock. Though not expected, BSB Bancorp could decide to become subject to the MGCL control share acquisition statute by a resolution adopted by a majority of the total number of directors that BSB Bancorp would have if there were no vacancies on the board of directors to repeal the opt-out provision of its bylaws.

The MGCL contains a business combination statute that prohibits a business combination between a corporation and an interested stockholder (for

People’s United	BSB Bancorp

associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote. A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but People’s United has not done so.

In addition, the certificate of incorporation of People’s United requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote, together with the affirmative vote of the holders of at least 50% of the outstanding shares of stock entitled to vote not beneficially owned by an “interested stockholder” (as defined in People’s United’s certificate of incorporation) to approve certain “business combinations” (as defined in People’s United’s certificate of incorporation) and related transactions with an “interested stockholder” that would result in People’s United or its subsidiaries being merged into or with another corporation or securities of People’s United being issued in a transaction that would permit control of People’s United to pass to another entity, or similar transactions having the same effect. The affirmative vote of the holders of at least two-thirds of the outstanding shares of stock is required in connection with any business combination except (i) in cases where the proposed transaction has been approved in advance by the affirmative vote of at least a majority of the directors who are unaffiliated with the “interested stockholder” and were directors prior to the time when the interested stockholder became an “interested stockholder” or (ii) if the proposed transaction meets certain conditions set forth in People’s United certificate of incorporation, which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote would be sufficient. The term “interested stockholder” is generally defined in People’s United’s certificate of incorporation to include any person or entity (subject to certain exceptions), which owns beneficially or controls, directly or indirectly, at least 15% of the outstanding shares of stock entitled to vote.

purposes of the MGCL business combination statute, one who beneficially owns 10% or more of the voting power) for a period of five years after the most recent date on which the interested stockholder became an interested stockholder, unless the transaction has been approved by BSB Bancorp’s board of directors before the most recent date on which the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (i) the transaction has been recommended by BSB Bancorp’s board of directors and (ii) the transaction has been approved by (A) 80% of the outstanding shares entitled to be cast and (B) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Stockholder Approval of a Merger

Under Section 251 of the DGCL, a merger must be approved by the board of directors and by the affirmative vote of the holders of at least a majority (unless the certificate of incorporation requires a higher	Under Section 3-105 of the MGCL, a merger must be approved by the affirmative vote of the majority of the board of directors and approved by the stockholders by the affirmative vote of two-thirds of

People’s United	BSB Bancorp
percentage) of the outstanding shares of stock entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend such constituent corporation’s certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of such constituent corporation outstanding immediately before the merger. People’s United’s certificate of incorporation provides that a business combination involving an “interested stockholder” must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote not owned by the “interested stockholder” at a meeting (as defined in People’s United’s certificate of incorporation, as described above under “—Anti-Takeover Provisions”).	all the votes entitled to be cast thereon. However, Section 2-104(b)(5) of the MGCL provides that the articles of incorporation may include a provision that requires a lesser proportion of votes as long as such proportion is not less than a majority of all the votes entitled to be cast on the matter. BSB Bancorp’s articles of incorporation specify that actions requiring stockholder authorization must be approved by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to be cast thereon, notwithstanding any provision of the MGCL.

Stockholder Action Without a Meeting

Under Section 228 of the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting by written consent of the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize such action. However, the certificate of incorporation of People’s United prohibits stockholder action by written consent.	Under BSB Bancorp’s bylaws, any action that may be taken at a meeting of stockholders may be taken without a meeting by unanimous consent, in writing or by electronic transmission, of the holders of all of the outstanding shares of stock entitled to vote on such action.

Appraisal Rights

Under Section 262 of the DGCL, a stockholder has the right to receive a judicial appraisal of the fair value of his or her shares if the stockholder has neither voted in favor of nor consented in writing to the merger or consolidation.

Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record

Under the MGCL, stockholders of a corporation generally are entitled to dissent from certain transactions, including a merger or consolidation, and obtain payment of the fair value of their shares.

These appraisal rights do not apply if, however, the stock is listed on a national securities exchange, unless

•  the stock is to be exchanged for anything other than stock of the surviving corporation (excluding cash in lieu of fractional share interests) and

•  the directors and executive officers of the corporation as a group owned 5% or more of the

People’s United	BSB Bancorp

by more than 2,000 holders, if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

Neither the certificate of incorporation nor the bylaws of People’s United grant appraisal rights in addition to those provided by the DGCL.

outstanding voting stock of the corporation within the one year period prior to the day the corporation’s stockholders voted on the transaction and their shares will be exchanged for stock of a party to the transaction on terms that are not available to all holders of stock of the same class or series.

Further, BSB Bancorp’s articles of incorporation provide that stockholders are not entitled to appraisal rights unless BSB Bancorp’s board of directors, pursuant to a resolution approved by a majority of the directors then in office, determines that such rights apply with respect to all or any class or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

BSB Bancorp stockholders do not have appraisal rights in connection with the merger.

Dividends

People’s United can pay dividends out of statutory surplus (as defined and computed in accordance with the DGCL) or net profits (if no surplus), as and when declared by the board of directors. The holders of People’s United common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available.

The holders of Series A preferred stock have a priority over the holders of the common stock with respect to dividends and if People’s United issues any additional preferred stock, such preferred stock may also have a priority over the holders of the common stock with respect to dividends.

Section 2-311 of the MGCL provides that a corporation may make any distribution, including a dividend, authorized by the board of directors if, after the distribution, (i) the corporation is able to pay debts as they become due in the usual course and (ii) the corporation’s assets are not less than the sum of its liabilities (which we refer to as the “balance sheet test”). Even if the distribution fails under the balance sheet test, a corporation is permitted to make a distribution so long as the distribution is made from (i) the net earnings of the corporation for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters.

Under BSB Bancorp’s articles of incorporation and bylaws, BSB Bancorp can pay dividends in accordance with the MGCL out of funds lawfully available therefor, as and when declared by the board of directors.

OTHER MATTERS

As of the date of this proxy statement/prospectus, BSB Bancorp’s board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

LEGAL MATTERS

The validity of the shares of People’s United common stock to be issued in the merger will be passed upon for People’s United by Simpson Thacher. Simpson Thacher and Luse Gorman will deliver opinions to People’s United and BSB Bancorp, respectively, as to certain federal income tax consequences of the merger. For more information, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 68.

EXPERTS

The consolidated financial statements of People’s United as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 included in People’s United’s annual report on Form 10-K for the year ended December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of BSB Bancorp, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated into this proxy statement/prospectus and registration statement by reference from the BSB Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Baker Newman & Noyes, LLC, an independent registered public accounting firm, as stated in their report, incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

BSB Bancorp will hold a 2019 annual meeting of stockholders only if the merger is not completed. Stockholder proposals to be considered at the 2019 annual meeting of stockholders must be submitted in a timely fashion. Stockholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for the 2019 annual meeting of the stockholders must have been received by the corporate secretary of BSB Bancorp at its principal executive offices at 2 Leonard Street, Belmont, Massachusetts 02478 no later than December 14, 2018.

BSB Bancorp’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in BSB Bancorp’s proxy materials. Stockholder proposals for the 2019 annual meeting of stockholders that are submitted outside of the processes of Rule 14a-8 of the Exchange Act must be, and will be considered untimely unless they are, delivered or mailed to and received by the corporate secretary of BSB Bancorp at its principal executive offices at 2 Leonard Street, Belmont, Massachusetts 02478, no fewer than 80 nor more than 90 days prior to the 2019 annual meeting (however, if fewer than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders of BSB Bancorp, such written notice shall be delivered or mailed to and received by the corporate secretary of BSB Bancorp not later than the tenth day following the day on which notice of the meeting was mailed to stockholders of BSB Bancorp or such public disclosure was made).

Any stockholder proposals will be subject to the requirements of BSB Bancorp’s articles of incorporation, bylaws and Maryland law.

WHERE YOU CAN FIND MORE INFORMATION

People’s United and BSB Bancorp file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, People’s United and BSB Bancorp file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from People’s United at www.peoples.com under the tab “Investor Relations” and then under the heading “Regulatory Filings,” or from BSB Bancorp by accessing BSB Bancorp’s website at www.belmontsavings.com under the tab “Investor Relations” and then under the heading “SEC Filings” and subheading “Documents.” Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

People’s United has filed a registration statement on Form S-4 to register with the SEC the shares of People’s United common stock that BSB Bancorp’s stockholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of People’s United on Form S-4 and is a prospectus of People’s United and a proxy statement of BSB Bancorp for the special meeting.

The SEC permits People’s United and BSB Bancorp to “incorporate by reference” information into this proxy statement/prospectus. This means that People’s United and BSB Bancorp can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about People’s United and BSB Bancorp and their financial conditions.

People’s United SEC Filings (SEC File Number 001-33326):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2018, June 30, 2018 and September 30, 2018
Current Reports on Form 8-K	Filed on April 20, 2018, May 7, 2018, June 19, 2018, June 21, 2018, June 26, 2018, October 1, 2018, November 27, 2018 and November 29, 2018 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 7, 2018
Description of People’s United common stock contained in People’s United Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating these descriptions	Filed on February 22, 2007

BSB Bancorp SEC Filings (SEC File Number 001-35309):	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2018, June 30, 2018 and September 30, 2018
Current Reports on Form 8-K	Filed on February 14, 2018, May 25, 2018, November 27, 2018 and November 29, 2018 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on April 12, 2018

In addition, People’s United and BSB Bancorp also incorporate by reference all documents that either company may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the BSB Bancorp special meeting, provided that neither People’s United nor BSB Bancorp are incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, the information contained in this proxy statement/prospectus with respect to People’s United was provided by People’s United, and the information contained in this proxy statement/prospectus with respect to BSB Bancorp was provided by BSB Bancorp.

Documents incorporated by reference are available from People’s United and BSB Bancorp, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

People’s United Financial, Inc.
850 Main Street
Bridgeport, Connecticut 06604
Attention: Investor Relations
Telephone: (203) 338-4581
www.peoples.com (“Investor Relations” tab
under the heading “Financial Information” and under the subheading “Regulatory Filings”)

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

Attention: Investor Relations

Telephone: (617) 484-0613
www.belmontsavings.com (“Investor Relations” tab under the heading “SEC Filings” and under the subheading “Documents”)

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that BSB Bancorp’s stockholders requesting documents must do so by February 20, 2019, in order to receive them before the special meeting.

Neither People’s United nor BSB Bancorp has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

BSB BANCORP, INC.

and

PEOPLE’S UNITED FINANCIAL, INC.

Dated as of November 26, 2018

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-38
affiliate	A-45
Agreement	A-1
Annual Incentive	A-36
Articles of Merger	A-1
Bank Merger	A-4
Bank Merger Certificates	A-4
BHC Act	A-7
business day	A-45
Certificate	A-2
Certificate of Merger	A-1
Chosen Courts	A-46
Closing	A-1
Closing Date	A-1
Code	A-1
Company	A-1
Company Bank	A-4
Company Benefit Plans	A-13
Company Bylaws	A-7
Company Charter	A-7
Company Common Stock	A-2
Company Contract	A-16
Company Disclosure Schedule	A-6
Company Equity Awards	A-4
Company ESOP	A-8
Company Indemnified Parties	A-36
Company Insiders	A-39
Company Meeting	A-33
Company Owned Properties	A-17
Company Preferred Stock	A-8
Company Real Property	A-18
Company Regulatory Agreement	A-16
Company Reports	A-10
Company Restricted Stock Award	A-8
Company Stock Option	A-3
Company Stock Plan	A-3
Company Stock Plan Award	A-3
Company Subsidiary	A-8
Confidentiality Agreement	A-33
Continuing Employees	A-34
CRA	A-15
DGCL	A-1
dollars	A-45
Effective Time	A-1
Enforceability Exceptions	A-9
Environmental Laws	A-17
ERISA	A-13
Exchange Act	A-11
Exchange Agent	A-4

A-iv

Page
Exchange Fund	A-4
Excluded Shares	A-2
FDIC	A-8
Federal Reserve Board	A-9
GAAP	A-7
Governmental Entity	A-10
Intellectual Property	A-18
IRS	A-12
knowledge	A-45
Liens	A-8
Loans	A-19
made available	A-45
Massachusetts Division	A-9
Material Adverse Effect	A-7
Materially Burdensome Regulatory Condition	A-31
Merger	A-1
MGCL	A-1
New Plans	A-34
OCC	A-9
Other Company Equity Award	A-3
PBGC	A-14
Per Share Stock Consideration	A-4
Permitted Encumbrances	A-18
person	A-45
Phantom Stock Agreement	A-4
Phantom Stock Award	A-4
Premium Cap	A-37
Proxy Statement	A-9
Purchaser	A-1
Purchaser Bank	A-4
Purchaser Bylaws	A-4
Purchaser Certificate	A-4
Purchaser Common Stock	A-2
Purchaser Contract	A-26
Purchaser Disclosure Schedule	A-20
Purchaser Equity Awards	A-21
Purchaser Preferred Stock	A-21
Purchaser Regulatory Agreement	A-27
Purchaser Reports	A-23
Purchaser Restricted Stock Award	A-21
Purchaser Share Closing Price	A-6
Purchaser Stock Options	A-21
Purchaser Stock Plans	A-22
Purchaser Subsidiary	A-21
Regulatory Agencies	A-10
Representatives	A-37
Requisite Company Vote	A-9
Requisite Regulatory Approvals	A-32
S-4	A-10
Sarbanes-Oxley Act	A-10
SEC	A-9

A-v

Page
Securities Act	A-10
SRO	A-10
Subsidiary	A-7
Surviving Corporation	A-1
Takeover Statutes	A-18
Tax	A-13
Tax Return	A-13
Taxes	A-13
Termination Date	A-42
Termination Fee	A-43

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 26, 2018 (this “Agreement”), by and between BSB Bancorp, Inc., a Maryland corporation (the “Company”), and People’s United Financial, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Purchaser and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place shall take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents, or at 10:00 a.m. New York City time at the offices of Simpson Thacher & Bartlett LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company and Purchaser shall file or cause to be filed (a) articles of merger containing such information as is required by the relevant provisions of the MGCL in order to effect the Merger with the Department of Assessments and Taxation of the State of Maryland (the “Articles of Merger”) and (b) a certificate of merger containing such information as is required by the relevant provisions of the DGCL in order to effect the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at such time as is specified in the Articles of Merger and the Certificate of Merger (such time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Purchaser (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), shall be converted into the right to receive, without interest, 2.0 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.

(b) All of the shares of Company Common Stock converted into the right to receive the Purchaser Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form (collectively, the “New Certificates”) representing whole shares of Purchaser Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company or Purchaser (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and no stock of Purchaser or any other consideration shall be delivered in exchange therefor.

1.6 Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7 Treatment of Company Equity Awards.

(a) Company Stock Options. At the Effective Time, each Company Stock Option, whether vested or unvested, shall be cancelled and converted automatically into the right to receive a number of shares of Purchaser Common Stock equal to the quotient of (A) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Per Share Stock Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option divided by (B) the Purchaser Share Closing Price, with cash payable in lieu of any fractional shares. The Surviving Corporation shall issue the consideration described in this Section 1.7(a), net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation, within five (5) business days following the Closing Date.

(b) Other Company Equity Awards. At the Effective Time, each Other Company Equity Award, whether vested or unvested, shall be cancelled and converted automatically into the right to receive a number of shares of Purchaser Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Other Company Equity Award multiplied by (B) the Exchange Ratio, with cash payable in lieu of fractional shares. The Surviving Corporation shall issue the consideration described in this Section 1.7(b), net of applicable tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable tax withholding obligation, within five (5) business days following the Closing Date.

(c) Phantom Stock Award. At the Effective Time, each Phantom Stock Award, whether vested or unvested, shall be cancelled and converted automatically into the right to receive an amount in cash (rounded down to the nearest cent) equal to the Per Share Stock Consideration in respect of each share of Company Common Stock underlying such Phantom Stock Award, less any applicable tax withholdings. Purchaser shall issue the consideration described in this Section 1.7(c) (together with any accrued but unpaid dividend equivalents corresponding to the Phantom Stock Award) within ten (10) Business Days following the Closing Date.

(d) Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Stock Plan Awards contemplated by this Section 1.7. An illustration of the conversion of outstanding Company Stock Options and Other Company Equity Awards as described in Section 1.7(a) and 1.7(b) is set forth in Section 1.7(c) of the Company Disclosure Schedule.

(e) At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7. Any resolutions adopted or notices or other documents issued to award holders in connection with the Company’s implementation of this Section 1.7 shall be subject to Purchaser’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Stock Option” means each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plans that is outstanding and unexercised immediately prior to the Effective Time.

(ii) “Company Stock Plans” means collectively, the Company 2012 Equity Incentive Plan and the Company 2017 Equity Incentive Plan.

(iii) “Company Stock Plan Award” means each Company Stock Option and each Other Company Equity Award granted under a Company Stock Plan.

(iv) “Other Company Equity Award” means each other equity-based award granted by the Company under the Company Stock Plans that is outstanding immediately prior to the Effective

Time and that is not a Company Stock Option (and together with the Company Stock Options, the “Company Equity Awards”).

(v) “Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Purchaser Share Closing Price.

(vi) “Phantom Stock Agreement” means the Company Phantom Stock Agreement by and between the Company and M. Patricia Brusch, dated as of September 12, 2018.

(vii) “Phantom Stock Award” means each share of Phantom Stock (as defined in the Phantom Stock Agreement) granted pursuant the Phantom Stock Agreement that is outstanding immediately prior to the Effective Time.

1.8 Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Purchaser (the “Purchaser Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Purchaser (the “Purchaser Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11 Bank Merger. Immediately following the Merger or at such later time as Purchaser may determine, Belmont Savings Bank, a Massachusetts-chartered savings bank and a wholly-owned Subsidiary of the Company (“Company Bank”) will merge (the “Bank Merger”) with and into People’s United Bank, National Association, a national banking association and a wholly-owned Subsidiary of Purchaser (“Purchaser Bank”) pursuant to an agreement and plan of merger to be agreed upon by Purchaser and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger, including that the Bank Merger shall be conditioned on the prior occurrence of the Merger (the “Bank Merger Agreement”). Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time or at such later time as Purchaser may determine. Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates or statements of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1 Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement entered into by Purchaser prior to the Closing that is reasonably acceptable to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of the Company Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The

Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.

2.2 Exchange of Shares. (a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Purchaser Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to the Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of the Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any certificate representing shares of the Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of the Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Purchaser Common Stock as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to the Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Purchaser Common Stock on the Nasdaq Global Select Market (“Nasdaq”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Purchaser Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to Purchaser. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser for payment of the shares of Purchaser Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of the Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards, as applicable, in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock, any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company or Purchaser, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Purchaser, in the case of the Company, or the Company, in the case of Purchaser, (E) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred) or (F) the expenses incurred by such person and its Subsidiaries in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such person and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. True and complete copies of the Articles of Incorporation of the Company, as amended (the “Company Charter”) and the By-Laws, as amended and restated of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.

3.2 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 50,000,000 shares of Company preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, there are (i) 9,755,997 shares of Company Common Stock issued and outstanding, including (A) 439,663 shares of Company Common Stock granted in respect of outstanding awards of restricted Company Common Stock under the Company Stock Plans (a “Company Restricted Stock Award”) and (B) 447,904 shares of Company Common Stock held by the Belmont Savings Bank Employee Stock Ownership Plan (the “Company ESOP”), of which 84,813 are allocated and 363,091 are unallocated, (ii) no shares of Company Common Stock held in treasury, (iii) 530,348 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) Phantom Stock Awards denominated in respect of 6,495 shares of Company Common Stock, (v) no shares of Company Common Stock reserved for issuance upon the settlement of outstanding Other Company Equity Award that is not a Company Restricted Stock Award, (vi) no shares of Company Preferred Stock are issued and outstanding and (vii) no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. As of the date of this Agreement no trust preferred or subordinated debt securities of the Company are issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, and other than Company Stock Options and Other Company Equity Awards, (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. All grants of Company Equity Awards were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Comptroller of the Currency (the “OCC”), the Massachusetts Division of Banks (the “Massachusetts Division”) and the Massachusetts Housing Partnership Fund (the “Fund”) and the approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy

Statement will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5 Reports. (a) The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with (i) any state regulatory authority, including the Massachusetts Division, the Fund and the Massachusetts Board of Bank Incorporation, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since January 1, 2015 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.6 Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Newman & Noyes LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by the Company of J.P. Morgan Securities LLC, related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except for the negotiation of this Agreement and the transactions contemplated hereby, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates and would be material to them, taken as a whole).

3.10 Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2014 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. There are no

Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. The Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case in the nature of a tax, together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, retention, bonus, employment, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or under which the Company or any Subsidiaries has any liability, contingent or otherwise.

(b) The Company has made available to Purchaser true and complete copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS and attached schedules, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan and (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).

(c) Each Company Benefit Plan has been established, operated and, except as set forth in Section 3.11(c) of the Company Disclosure Schedule, administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d) With respect to the Company ESOP, and without limiting the other provisions of this Section 3.11: (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Company ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the Company ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80-26; (iii) all such loans have been (or will be upon the Closing) fully repaid and there are (or will be upon the Closing) no outstanding amounts due by the Company ESOP with respect to any loan; (iv) neither the Company ESOP nor any fiduciary of the Company ESOP has at any time engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Company ESOP; (v) the Company ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code and Section 4975 of the Code; and (vi) any transaction to which the Company ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all respects with the applicable requirements of ERISA and the Code.

(e) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) no Company Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Benefit Plan has been submitted; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, assuming such plan is not terminated upon request of Purchaser pursuant to Section 6.6(d); (iv) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (v) no plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(f) Neither the Company nor any of its Subsidiaries has ever maintained, contributed to, been required to contribute, or otherwise had any liability with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h) Except as would not, either individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, (i) all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, (ii) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, (iii) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Benefit Plan or (iii) give rise to the payment of any amount under any Company Benefit Plan that would not be deductible pursuant to the terms of Section 280G of the Code.

(j) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2015, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2015 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed exam.

3.13 Certain Contracts. (a) Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Purchaser or any of its Subsidiaries to engage in any line of business that is material to the Company and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.15 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. The Company and each of its Subsidiaries have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2015, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

3.17 Investment Securities and Commodities. (a) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses as currently conducted, and the Company and its Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

3.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) the Company or a Company Subsidiary is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement.

3.19 Intellectual Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary and (e) to the knowledge of the Company, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.

3.21 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover law (any such laws, “Takeover Statutes”).

3.22 Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Company Information. The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Purchaser or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25 Loan Portfolio. (a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of September 30, 2018, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of September 30, 2018, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, except as may be limited by the Enforceability Exceptions and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries

(including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation still in effect to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has any such entity ever been since January 1, 2015, subject to any fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV. The Company has not relied on any representations and warranties of Purchaser other than the representations and warranties of Purchaser that are expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except (i) as disclosed in the disclosure schedule delivered by Purchaser to the Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Purchaser, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to the Company as follows:

4.1 Corporate Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act, which has elected to be, and qualifies as, a financial holding company under the BHC Act. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Certificate of Incorporation and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to the Company.

(b) Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Purchaser, threatened.

4.2 Capitalization. (a) The authorized capital stock of Purchaser consists of 1,950,000,000 shares of Purchaser Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Purchaser Preferred Stock”). As of the date of this Agreement, there are (i) 377,448,686 shares of Purchaser Common Stock issued and outstanding, including 687,013 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (a “Purchaser Restricted Stock Award”), and excluding 1,466,863 shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 10,000,000 shares of Purchaser Preferred Stock issued and outstanding, (iii) 88,806,563 shares of Purchaser Common Stock held in treasury, (iv) 14,711,744 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (v) 43,034,095 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (vi) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. No trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Purchaser or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser. All grants of Purchaser Equity Awards were validly issued and properly approved by the Board of Directors of Purchaser (or a committee thereof) in accordance with the applicable Purchaser Stock Plan and applicable law, in each case in all material respects.

(b) Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Purchaser Bank, as provided under 12 U.S.C. §55) and free of preemptive rights. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation. (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser. Except for the adoption and approval of the Bank Merger Agreement by Purchaser Bank and Purchaser as its sole shareholder, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the OCC, the Massachusetts Division and the Fund and the approval or waiver of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (e) the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Bank Merger Certificates, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement or (ii) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports. (a) Purchaser and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2015 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2015, (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2015, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser since January 1, 2015 pursuant to the Securities Act or the Exchange Act (the “Purchaser Reports”) is publicly available. No such Purchaser Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2015, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.

4.6 Financial Statements. (a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, since January 1, 2015, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Purchaser, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Purchaser, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. To the knowledge of Purchaser, there is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2015, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events. Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9 Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current directors or executive officers in their capacities as such or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries.

4.10 Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes (determined both individually and in the aggregate) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2014 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its

Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2015, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.

4.12 Certain Contracts. (a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”).

(b) In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, (i) each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Purchaser and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Purchaser Contract, (iii) to the knowledge of Purchaser each third-party counterparty to each Purchaser Contract has performed all obligations required to be performed by it to date under such Purchaser Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

4.13 Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2015, a recipient of any supervisory letter from, or since January 1, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised in writing since January 1, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Purchaser Regulatory Agreement.

4.14 State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.15 Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Purchaser Information. The information relating to Purchaser and its Subsidiaries which is provided in writing by Purchaser or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Purchaser incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.17 No Other Representations or Warranties. (a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Purchaser acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III. Purchaser has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than (x) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries and (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than (x) a Subsidiary of the Company, (y) in connection with the presentation of items for collection (e.g., personal or business checks), and (z) letters of credit and similar instruments);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (C) to satisfy obligations under Company Benefit Plans;

(iii) grant any Company Stock Plan Awards (or any similar award that would be a Company Stock Plan Award had it been issued under the Company Stock Plans); or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business, pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than Permitted Encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, in any corporation or other entity other than a wholly owned Subsidiary of the Company;

(e) except in the ordinary course of business (i) terminate, materially amend, or waive any material provision of, any Company Contract, other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to the Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan, or as set forth in Section 5(f) of the Company Disclosure Schedule, (i) increase the compensation or benefits payable to any current or former employee or director except in the ordinary course of business consistent with past practice for current employees (A) whose annual base salary is expected to be less than $150,000 and (B) who are not party to a “Change in Control Agreement” set forth on Schedule 3.11(a) of the Company Disclosure Schedule; (ii) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees or (B) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business; (iii) enter into, adopt or terminate any Company Benefit Plan, except as permitted by clause (ii); (iv) amend any Company Benefit Plan, other than amendments that (A) do not materially increase the cost to the Company of maintaining such Company Benefit Plan, or (B) are required by applicable law or regulation; (v) discretionarily accelerate the vesting or payment of any Company Stock Plan Award; (vi) loan or advance of money or other property by the Company or its Subsidiaries to any of their present or former directors or officers; or (vii) enter into or adopt any collective bargaining agreement;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $125,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Company Charter, Company Bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries (other than mergers or consolidations solely involving its subsidiaries);

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by any applicable law, regulations, guidelines or policies imposed by any Governmental Entity;

(m) enter into any material new line of business;

(n) make any loans or extensions of credit except in the ordinary course of business consistent with past practices or loans or extensions of credit in excess of $5,000,000 in a single transaction, in each case, except for renewals of loans or extensions of credits in existence as of the date of this Agreement in excess of such amount, where the aggregate credit commitment is not further increased, or pursuant to existing commitments; provided, that Purchaser shall be required to respond to any requests for a consent to make such loan or extension of credit in writing within two (2) business days after the loan package is delivered to Purchaser, and, which consent shall be deemed to have been given if Purchaser has not objected to a proposed action by Company within two (2) business days after the loan package is delivered to Purchaser;

(o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p) make, or commit to make, any capital expenditures in excess of $300,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by the Company to Purchaser;

(q) other than in the ordinary course of business, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Purchaser Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Purchaser Certificate of Incorporation or Purchaser Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Purchaser;

(c) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;

(d) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) Purchaser and the Company shall promptly prepare and file with the SEC, no later than twenty-five (25) business days after the date of this Agreement, the Proxy Statement and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its stockholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.

(c) Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the foregoing, each of Purchaser and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Purchaser or permit the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(e) Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s stockholders and at the time of the Company’s Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.

(f) Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(g) As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals, or waiver thereof (x) from the Federal Reserve Board, the OCC, the Massachusetts Division and the Fund, and (y) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, except for any such authorizations, consents, orders or approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, personnel and records, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to the Purchaser’s properties, books, personnel and records. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Purchaser and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 2, 2018, between Purchaser and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3 Stockholders’ Approval.

(a) The Company shall, in accordance with applicable law and the Company Charter and Company Bylaws, call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they approve the Merger and by engaging a proxy solicitor reasonably acceptable to Purchaser to assist in the solicitation of proxies from the holders of Company Common Stock relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of the Company may submit this Agreement to its stockholders without recommendation or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or a change in its recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describing in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless violate its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a), except that the applicable period shall be three (3) business days.

(b) The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and the Merger shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the approval of the Merger, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Sections 6.1 and 6.3 of this Agreement, each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide the employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (the “Continuing Employees”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employees prior to Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any Continuing Employee who (i) is not party to a “Severance Agreement” or “Change in Control Agreement” as set forth on Section 3.11(a) of the Company Disclosure Schedule and (ii) is terminated by the Company without cause, at the Purchaser’s request on the Closing Date or by Purchaser without cause within twelve (12) months following the Closing Date shall be entitled to severance in accordance with the severance practice set forth in Section 6.6(a) of the Company Disclosure Schedule.

(b) For the remainder of the calendar year in which the Closing occurs, Purchaser shall use commercially reasonable efforts to maintain the Company Benefit Plans which provide health coverage to Continuing Employees and former Company employees whose employment has been terminated but who have elected continued coverage under the terms of Section 4980B of the Code. With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly-established benefit plan of Purchaser for which similarly-situated employees of Purchaser do not receive past service credit.

(c) Subject to Section 6.6(d) hereof, Purchaser shall, or shall cause Purchaser Bank to, assume and honor all Company Benefit Plans in accordance with their terms. Purchaser hereby acknowledges that a “change in control” (or similar phrase) for purposes of the Company Benefit Plans set forth on Schedule 3.11(a) of the Company Disclosure Schedule (to the extent they include such a definition or phrase) will occur at the Effective Time. The methodology for determining the payments due the executive officers as a result of a termination of employment following the Effective Time under the terms of their respective severance agreements is set forth in Section 6.6(c) of the Company Disclosure Schedule.

(d) If Purchaser so requests (which request shall be made not less than thirty (30) days prior to the Effective Time), the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Company Benefit Plans immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions.

(e) Without limiting Section 6.6(d) hereof, the Company shall, effective no later than immediately prior to, and contingent upon, the Effective Time (the “ESOP Termination Date”), adopt such necessary resolutions and/or amendments to the Company ESOP to (i) terminate the ESOP, (ii) direct the Company ESOP trustee to deliver a sufficient number of unallocated shares of Company Common Stock held in the Company ESOP’s Unallocated Stock Fund (as defined in the Company ESOP) to the Company to repay any outstanding Company ESOP loan at the Effective Time (based on a value per share of Company Common Stock equal to the Per Share Stock Consideration), (iii) provide for treatment of all remaining shares of Company Common Stock held in the Company ESOP trust in accordance with Section 1.5 hereof, and (iv) provide that no new participants shall be admitted to the Company ESOP on or after the ESOP Termination Date. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and the Company shall deliver to Purchaser an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of the Company and shall fully comply with such resolutions and any necessary amendments. The accounts of all participants and beneficiaries in the Company ESOP as of the ESOP Termination Date shall become fully vested as of the ESOP Termination Date, and any unallocated shares of Company Common Stock held in the Company ESOP’s Unallocated Stock Fund after repayment of the Company ESOP loan shall be converted into shares of Purchaser Common Stock in accordance with Section 1.5 hereof and shall be allocated as earnings to the accounts of Company ESOP participants who are employed as of the ESOP Termination Date based on their account balances under the Company ESOP as of the ESOP Termination Date. As soon as practicable after the date of this Agreement, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company ESOP. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination, the account balances in the Company ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(f) With respect to each Continuing Employee who participated in any Company Benefit Plan set forth on Schedule 3.11(a) of the Company Disclosure Schedule providing for annual cash bonuses or annual cash incentive awards (any such plan, a “Company Bonus Plan” and any such bonus or incentive, an “Annual Incentive”), Purchaser shall, or shall cause the Purchaser Bank, to pay an Annual Incentive to each such Continuing Employee for the year in which the Closing occurs in accordance with Section 6.6(a) hereof; provided, however, that subject to a Continuing Employee’s continued employment with the Purchaser or the Purchaser Bank, as applicable, through the applicable payment date of such Annual Incentive, in no event will the amount of such Annual Incentive be less than an amount equal to the Annual Incentive calculated under the applicable Company Bonus Plan, based on actual performance of the Company through the Closing Date (assuming target levels have been reached for individual weighting), prorated for the portion of the year elapsed between January of the calendar year in which the Closing occurs and the Closing Date.

(g) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company Charter or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the transactions contemplated by this Agreement. The right to indemnification shall also include the right to the advancement of expenses as incurred by such Company Indemnified Party, and the right to reimbursement of expense incurred to enforce the right to indemnification and advancement of expenses, to the fullest extent provided in the Company Charter or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries.

(b) For a period of six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Purchaser may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the

Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Purchaser shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Purchaser shall cause to be maintained policies of insurance which, in Purchaser’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Purchaser or (with the Purchaser’s permission) the Company may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If the Purchaser or Company purchases such a “tail policy,” Purchaser shall maintain such “tail policy” in full force and effect from and after the Effective Time and continue to honor its obligations thereunder.

(c) The obligations of the Purchaser and the Company under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person. The rights of each Company Indemnified Party under this Section 6.7 shall be in addition to any rights such person may have under the MGCL, any other applicable law or agreement.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Purchaser or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9 Advice of Changes. Each of Purchaser and the Company shall promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10 Acquisition Proposals.

(a) The Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any

Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or (B) notify a person that has made or, to the knowledge of the Company, is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.10(a); provided, that, prior to the approval of the Merger by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would violate its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. The Company will promptly (within one business day) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal, and copies of any proposed agreements, financing commitments, term sheets or letters of intent related thereto), and will keep Purchaser apprised on a current basis of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

(b) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11 Public Announcements. Each of the Company and Purchaser shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law or regulation, a request by a Governmental Entity or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12 Takeover Statutes. None of the Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.13 Exemption from Liability under Section 16(b). The Company and Purchaser agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. The Board of Directors of Purchaser and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.14 Bank Merger. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine, the Bank Merger pursuant to an agreement and plan of merger in form and substance customary for mergers similar to the Bank Merger.

6.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Merger shall have been approved by the stockholders of the Company by the Requisite Company Vote.

(b) Nasdaq Listing. The shares of the Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect without the imposition of any Materially Burdensome Regulatory Condition and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(d) S-4. The S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(c) Federal Tax Opinion. Purchaser shall have received the written opinion from Simpson Thacher & Bartlett LLP, counsel to Purchaser (or other counsel reasonably satisfactory to Purchaser), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. The Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.

(c) Federal Tax Opinion. The Company shall have received a written opinion from Luse Gorman, PC, counsel to the Company (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a) by mutual consent of Purchaser and the Company in a written instrument;

(b) by either Purchaser or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory

Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Purchaser or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by the Company, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e) by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) shall have breached Section 6.3 by failing to call and hold the Company Meeting, as provided therein, or materially breached Section 6.10(a); or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. (a) In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, the Company, any of their respective Subsidiaries or any of the officers, directors, employees, stockholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of the Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of the Company Common Stock and Company Equity Awards, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its stockholders and the holders of Company Equity Awards in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) (x) thereafter this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained at the Company Meeting (and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a willful breach of this Agreement, and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to such Acquisition Proposal, then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $12,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then the Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c) Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees, liabilities or damages payable by the Company under this Agreement shall be equal to the Termination Fee and any amounts payable under Section 8.2(d). In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d) Each of Purchaser and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company, the Company shall pay the costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay any amount due pursuant to Section 8.2, then it shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and shall be the sole and exclusive remedy of the Purchaser in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, that after the approval of the Merger by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of the Merger by the stockholders of the Company, there may not be, without further approval of the stockholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and the Company.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

BSB Bancorp, Inc.

2 Leonard Street

Belmont, MA 02478

Attention: Robert M. Mahoney

Email: robert.mahoney@belmontsavings.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Attention: John J. Gorman, Esq.

Email: jgorman@luselaw.com

(b) if to Purchaser, to:

People’s United Financial, Inc.

850 Main Street

Bridgeport, CT 06604

Attention: Kristy Berner, Executive Vice President and General Counsel

Email: kristy.berner@peoples.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Lee Meyerson, Esq.

Email: lmeyerson@stblaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemd part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Maryland).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, and subject to the right of the Company to enforce the rights of its stockholders and the holders of Company Equity Awards pursuant to Section 8.2(a), this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BSB BANCORP, INC.

By:	/s/ Robert M. Mahoney
	Name:	Robert M. Mahoney
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ John P. Barnes
	Name:	John P. Barnes
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

November 26, 2018

The Board of Directors

BSB Bancorp, Inc.

Belmont Center

Two Leonard Street

Belmont, MA 02478

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of BSB Bancorp, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with People’s United Financial, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, (the “Agreement”), among the Company and the Acquiror, the Company will merge with and into the Acquiror, and each outstanding share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or the Acquiror (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans (as defined in the Agreement) or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), will be converted into the right to receive 2.00 shares of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated November 24, 2018 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Acquiror in connection with acquisitions it made which closed in April 2017 and July 2017, respectively. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person, and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person under Section 145.

Article IX, Section 9.01 of the certificate of incorporation of People’s United provides that People’s United shall indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of People’s United, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, other than actions or suits by or in the right of People’s United, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of People’s United against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United and, with respect to any criminal proceeding, having had no reasonable cause to believe that his or her conduct was unlawful. People’s United may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.02 of the certificate of incorporation of People’s United provides that People’s United shall indemnify, to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of People’s United, who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, by or in the right of People’s United, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of People’s United against costs, charges and expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit and any appeal therefrom. This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of People’s United. No director or officer is entitled to indemnification under this section if the director or officer shall have been adjudged to be liable to People’s United unless a court deems that the director or officer is entitled to indemnification. People’s United may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.03 of the certificate of incorporation of People’s United provides that People’s United shall indemnify any present or former director or officer of People’s United to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article IX, as described above, against all costs, charges and expenses actually and reasonably incurred by such person in connection therewith.

Article IX, Section 9.04 of the certificate of incorporation of People’s United provides that People’s United shall indemnify any present or former director or officer of People’s United that is made a witness to any action, suit or proceeding to which he or she is not a party by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of People’s United against all costs, charges and expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith. People’s United may, but is not required to, indemnify employees and agents under the same circumstances as directors and officers described in this paragraph.

Article IX, Section 9.11 of the certificate of incorporation of People’s United also empowers People’s United to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether or not People’s United would have the power to indemnify those persons against such liability under the law or the provisions set forth in the certificate of incorporation, provided that such insurance is available on acceptable terms as determined by a vote of People’s United’s board of directors. People’s United is also authorized by its certificate of incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the certificate of incorporation. People’s United has directors’ and officers’ liability insurance consistent with the provisions of the certificate of incorporation.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which, among other things, imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article VIII of the certificate of incorporation of People’s United eliminates the liability of a director of People’s United to People’s United or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of November 26, 2018, by and between BSB Bancorp, Inc. and People’s United Financial, Inc. (attached as Annex A as to the proxy statement/prospectus which is part of this Registration Statement)†

3.1	Third Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2013)

3.2	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1(a) to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016)

3.3	Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2017)

3.4	Eighth Amended and Restated Bylaws of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2017)

3.5	Amended Eighth Amended and Restated Bylaws of People’s United Financial, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2018)

4.1	Form of Stock Certificate of People’s United Financial, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 4 to Form S-1 filed with the Securities and Exchange Commission on February 13, 2007 (Registration No. 333-138389))

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding legality of the securities being registered**

8.1	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. federal income tax aspects of the merger**

8.2	Opinion of Luse Gorman, PC regarding certain U.S. federal income tax aspects of the merger**

23.1	Consent of KPMG LLP, independent registered public accounting firm for People’s United Financial, Inc.**

23.2	Consent of Baker Newman & Noyes, LLC, independent registered public accounting firm for BSB Bancorp, Inc.**

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto)**

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1 hereto)**

23.5	Consent of Luse Gorman, PC (included in Exhibit 8.2 hereto)**

24.1	Powers of Attorney (included on signature page)*

99.1	Consent of J.P. Morgan Securities LLC**

99.2	Form of BSB Bancorp Proxy Card**

99.3	Form of BSB Bancorp Proxy Card for Participants in the ESOP**

†

Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. People’s United agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

*	Previously filed with People’s United’s Registration Statement on Form S-4 (No. 333-228987), which was filed with the SEC on December 21, 2018.
**	Filed herewith.

ITEM 22.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

iii.

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on January 3, 2019.

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ Kristy Berner
Name:	Kristy Berner, Esq.
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on January 3, 2019.

/s/ John P. Barnes John P. Barnes Chairman, Chief Executive Officer and Director (Principal Executive Officer)	/s/ R. David Rosato R. David Rosato Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey A. Hoyt Jeffrey A. Hoyt Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	* Collin P. Baron Director

* Kevin T. Bottomley Director	* George P. Carter Director

* Jane Chwick Director	* William F. Cruger, Jr. Director

* John K. Dwight Director	* Jerry Franklin Director

* Janet M. Hansen Director	* Nancy McAllister Director

* Mark W. Richards Director	* Kirk W. Walters Director

* By:	/s/ Kristy Berner
Kristy Berner
(Attorney-in-Fact) Pursuant to Powers of Attorney